UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Entergy Corporation

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Entergy Corporation 639 Loyola Avenue New Orleans, LA 70113

Notice of Annual Meeting of Shareholders

Date:    Friday, May 2, 2014

Time:   10:00 a.m.

Place:   Jackson Convention Complex

             105 E. Pascagoula Street

             Jackson, Mississippi 39201

MATTERS TO BE VOTED ON:

1.	Election of the director nominees identified in the Proxy Statement that accompanies this notice.

2.	Ratification of Appointment of Deloitte & Touche LLP as independent registered public accountants for 2014.

3.	An advisory vote to approve named executive officer compensation.

4.	Two shareholder proposals, if properly presented at the meeting.

5.	Such other business as may properly come before the meeting.

All shareholders of Entergy Corporation are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free number or over the Internet, as described in the enclosed materials. If you receive a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

Only shareholders of record as of the close of business on March 4, 2014 are entitled to receive notice of, to attend and to vote at the meeting.

Notice of Electronic Availability of Proxy Statement and Annual Report.    As permitted by the rules of the Securities and Exchange Commission, Entergy is making its Proxy Statement and its Annual Report available to its shareholders electronically via the Internet. The Proxy Statement and our 2013 Annual Report to Shareholders are available at http://www.entergy.com/investor_relations/2013_publications.aspx. On or about March 18, 2014, we will mail to our shareholders a Notice containing instructions on how to access this Proxy Statement and our Annual Report and vote online. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice tells you how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also tells you how you may submit your proxy over the Internet or by telephone. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you can obtain a copy of such materials by following the instructions contained in the Notice.

March 18, 2014	By Order of the Board of Directors

Marcus V. Brown
Executive Vice President and General Counsel

NOTICE OF 2014 ANNUAL MEETING OF SHAREOWNERS
PAGE

EXECUTIVE SUMMARY	1

PROXY STATEMENT	6

i

ii

EXECUTIVE SUMMARY

This executive summary highlights selected information to assist you in your review of the Proxy Statement. It does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting. For more complete information regarding the performance of Entergy Corporation (“Entergy” or the “Company”), please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

ANNUAL MEETING OF SHAREHOLDERS

May 2, 2014 10:00 a.m. Central Time	Jackson Convention Complex 105 E Pascagoula Street Jackson, Mississippi 39201

MEETING AGENDA AND VOTING INFORMATION

WE WANT TO HEAR FROM YOU – VOTE TODAY

Please carefully review the proxy materials for the 2014 Annual Meeting of Shareholders and follow the instructions below to cast your vote on all of the voting matters.

Shareholders as of the record date, March 4, 2014, are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Voting Matters and Board Recommendations

Management Proposals:	Board Recommendation	Page
Election of Directors (Proposal 1)	FOR each Director Nominee	76
Ratification of Auditors (Proposal 2)	FOR	77
Advisory Vote to Approve Named Executive Officer Compensation (Proposal 3)	FOR	77
Shareholder Proposals:
Shareholder Proposal Regarding Decommissioning of Indian Point Nuclear Reactors (Proposal 4)	AGAINST	78
Shareholder Proposal Regarding Reporting on Nuclear Safety (Proposal 5)	AGAINST	80

You may vote in the following ways:

By Internet	By Telephone	By Mail	In Person
You can vote your shares online at www.proxyvote.com.	In the United States and Canada, you can vote your shares by calling 1-800-690-6903.	You can vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the accompanying postage-paid envelope.	Attend the Annual Meeting to vote.

DIRECTOR NOMINEES

The following table provides summary information about the director nominees. Each director stands for election annually. All the director nominees are independent with the exception of Leo P. Denault, our Chairman, President and Chief Executive Officer. Additional information concerning the director nominees may be found on pages 12 to 15 of the Proxy Statement.

Name	Age	Director Since	Principal Occupation	Committee Memberships
Maureen S. Bateman	70	2000	Attorney, Former Executive Vice President and General Counsel, State Street Corporation	Audit, Nuclear, Personnel (Chair)
Leo P. Denault	54	2013	Chairman of the Board, President and Chief Executive Officer, Entergy Corporation	Executive (Chair)
Kirkland H. Donald	60	2013	President and Chief Executive Officer, Systems Planning and Analysis, Inc.	Finance, Nuclear
Gary W. Edwards (Lead Director)	72	2005	Former Senior Executive Vice President, Conoco Inc.	Corporate Governance, Executive, Personnel
Alexis M. Herman	66	2003	Chair and Chief Executive Officer, New Ventures, LLC	Corporate Governance (Chair), Personnel
Donald C. Hintz	70	2004	Former President, Entergy Corporation and Entergy Services, Inc.	Executive, Finance, Nuclear (Chair)
Stuart L. Levenick	60	2005	Group President and Executive Office Member, Caterpillar Inc.	Audit, Executive, Finance (Chair)
Blanche L. Lincoln	53	2011	Principal, Lincoln Policy Group	Audit, Corporate Governance
Stewart C. Myers	73	2009	Robert C. Merton (1970) Professor of Financial Economics at the Massachusetts Institute of Technology Sloan School of Management	Finance, Personnel
W. J. “Billy” Tauzin	70	2005	Owner, Tauzin Strategic Networks	Corporate Governance, Finance
Steven V. Wilkinson	72	2003	Retired Audit Partner, Arthur Andersen LLP	Audit (Chair), Nuclear

CORPORATE GOVERNANCE

Our corporate governance profile includes the following best practices:

•	Annual election of directors
•	Simple majority voting for directors
•	Resignation policy for directors who do not receive majority vote
•	Substantial majority of independent directors (10 out of 11 directors)
•	Regular executive sessions of independent directors
•	Independent lead director with broad authority
•	Mandatory director retirement policy
•	Robust director and executive stock ownership guidelines
•	Policy prohibiting pledging and hedging of our stock by directors, officers and employees
•	No poison pill; Board policy requires shareholder approval for adoption
•	Confidential voting policy
•	Disclosure of corporate political contributions and oversight of lobbying and political activity

For additional information concerning our corporate governance practices, see pages 17 to 20 of the Proxy Statement.

EXECUTIVE COMPENSATION

Following is a high level summary of certain information concerning our executive compensation programs and pay outcomes for 2013. Our executive compensation programs and pay outcomes are discussed in detail in the Compensation Discussion and Analysis section of the Proxy Statement, on pages 24 to 44. Compensation awarded or paid to our Named Executive Officers in 2013 also is discussed in the Executive Compensation Tables on pages 46 to 58 of the Proxy Statement.

Sound Program Design

We seek to design our executive officer compensation programs to attract, retain and motivate key executives who drive our success and industry leadership. Market competitive pay opportunities and pay that reflects performance and alignment with the interests of long-term shareholders are key principles. We also engage in outreach with our investors in which we seek their views on our executive compensation programs and we regularly review our executive compensation programs and practices to align them with commonly viewed best practices in the market. As a result, our pay programs and practices include:

✓	A “clawback” policy that goes beyond Sarbanes-Oxley requirements
✓	Policy prohibiting pledging or hedging of Entergy shares
✓	“Double trigger” for severance payments or equity acceleration in the event of a change in control
✓	Capped payouts under annual and long-term incentive plans
✓	Greater reliance on long-term performance units than restricted stock and stock options in targeted annual long-term equity grants
✓	Payout of performance units in stock beginning with 2012-2014 performance period
✓	Executive stock ownership guidelines supported by retention requirements for equity issued by the Company
✓	Equity plan provisions that prohibit option repricing or cash buy-outs for underwater options
✓	No executive severance payments exceeding 2.99 times annual pay without shareholder approval
✓	No 280(G) tax “gross up” payments in the event of a change in control
✓	No tax “gross up” payments on executive perquisites, other than relocation benefits
✓	No excessive or unusual perquisites

In addition, in January 2014, the Personnel Committee approved certain changes to our non-qualified retirement plans to:

✓

No longer allow officers who are hired or promoted to an officer-level position on or after July 1, 2014 to participate in the System Executive Retirement Plan, a non-qualified supplemental retirement plan that provides a supplemental lump-sum payment at retirement; and

✓

No longer allow grants of supplemental credited service to new executive officers under the Company’s Pension Equalization Plan, our non-qualified pension restoration retirement plan, or any other non-qualified retirement plan.

Executive Compensation Elements

Entergy’s executive compensation programs are based on a philosophy of pay-for-performance that is embodied in the design of our annual and long-term incentive plans.

•

In keeping with this philosophy, as illustrated below, approximately 80% of the annual target compensation of our Chief Executive Officer and, on average, approximately 70% of the annual target compensation of our other Named Executive Officers (in each case excluding non-qualified supplemental retirement income) is “at risk” equity or performance-based compensation, with the substantial majority of this “at risk” compensation consisting of awards under our Executive Annual Incentive Plan (or Annual Incentive Plan) and our Long-Term Performance Unit Program, and the balance consisting of stock options and restricted stock awards.

2013 Performance Highlights

After beginning the year with higher-than-expected pension costs, the Company ended the year with operational earnings per share of $5.36,* which was near the high end of the earnings guidance range we provided to investors at the beginning of the year. We also returned nearly $600 million to shareholders in common stock dividends while maintaining strong credit metrics and investment grade credit ratings. Other 2013 performance highlights included:

✓	Completion of the transfer of functional control of our transmission operations to Midcontinent Independent System Operator, Inc., or MISO.
✓	Filing of rate cases in Arkansas, Louisiana and Texas and a Formula Rate Plan in Mississippi, with orders received in three jurisdictions by year-end.
✓	Redesign of our entire organization pursuant to our Human Capital Management initiative, to improve efficiency and effectiveness.
✓	Our decision to close and decommission the Vermont Yankee Nuclear Power Station, as part of our effort to stabilize and improve long term results at our Entergy Wholesale Commodities business.
✓	Termination of our effort to combine our transmission business with the transmission business of ITC Holdings Corp.

Our Entergy Wholesale Commodities business continued to be challenged by sustained low wholesale power prices, despite some improvement in spot and near term power prices during the year, and licensing and regulatory issues relating to its nuclear plants raising concerns over how long the plants will operate. These factors contributed to stock price performance that continued to lag the performance of the Philadelphia Utility Index in 2013.

2013 Incentive Compensation

Pay outcomes for our Named Executive Officers for 2013 demonstrated the application of our pay- for-performance philosophy.

Awards under our Annual Incentive Plan are tied to our operational financial performance through the Entergy Achievement Multiplier, which is the performance metric used to determine the funding of awards under the plan. The 2013 Entergy Achievement Multiplier was determined based in equal part on our success in achieving our earnings per share and operating cash flow goals set at the beginning of the year.

•

For 2013, the Personnel Committee determined that management exceeded its earnings per share goal of $5.00 per share by $0.36 per share and met its operating cash flow goal of $3.25 billion, in each case based on operational earnings and operating cash flow.* As a result of this performance, the Company’s Named Executive Officers received payouts under the Annual Incentive Plan that were equal to 136% of target.

*	See Appendix A for reconciliation of non-GAAP financial measures to GAAP results.

Under our Long-Term Performance Unit Program, we measure performance over a three year period by assessing Entergy’s total shareholder return in relation to the total shareholder return of the companies included in the Philadelphia Utility Index, with payouts based solely on relative performance.

•

Despite strong financial performance in 2013 and improved total shareholder return for 2013, our total shareholder return for the three year performance period ending in 2013 was in the bottom quartile of the Philadelphia Utility Index, which resulted in a zero payout for the performance units granted in 2011, for the 2011 to 2013 performance period, for all of our Named Executive Officers.

PROXY STATEMENT

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Entergy Corporation for our 2014 Annual Meeting of Shareholders and for any adjournment or postponement of the meeting (the “Annual Meeting”). In this Proxy Statement, we refer to Entergy Corporation as “Entergy,” “the Company,” “we,” “our” or “us.” We are holding the Annual Meeting at 10:00 a.m., central time, Friday, May 2, 2014 at the Jackson Convention Complex, 105 E. Pascagoula Street, Jackson Mississippi 39201. We intend to mail this Proxy Statement and a proxy card to shareholders starting on or about March  18, 2014.

INFORMATION ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 4, 2014, the record date for the meeting, can vote their shares at the Annual Meeting. On that date, we had 179,570,894 common shares outstanding and entitled to vote. Each common share is entitled to one vote on each matter properly brought before the meeting.

Do I need a ticket to attend the Annual Meeting?

No. If you are a shareholder of record, you need only present a form of personal identification to be admitted to the meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record about how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote. If your shares are held in an employee savings plan, you must present your employee identification badge.

Why did the Company mail a Notice of Internet Availability of proxy materials instead of printed copies of the materials?

Making the proxy materials available to shareholders via the Internet saves us the cost of printing and mailing documents and will reduce the impact of the Annual Meeting on the environment. If you received only a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you request it. The Notice includes instructions on how to:

•	access and review the proxy materials;
•	submit your proxy via the Internet or by telephone; and
•	request a printed copy of proxy materials by mail.

Why did some shareholders receive printed or email copies of the proxy materials?

We are distributing printed copies of the proxy materials to shareholders who have previously requested printed copies and participants in the Company’s qualified employee savings plans (“Savings Plans”). We are providing shareholders who have previously requested electronic delivery of proxy materials with an email containing a link to the website where the materials are available via the Internet.

What is the difference between owning shares as a shareholder of record and as a beneficial owner?

You may own common shares in one or more of the following ways:

•	directly in your name as the shareholder of record;
•	indirectly through a broker, bank or other holder of record in “street name;” or
•	indirectly in one of the Company’s Savings Plans.

If your shares are registered directly in your name, you are the holder of record of these shares and you have the right to give your proxy directly to us, to give your voting instructions by telephone or by the Internet, or to vote in person at the Annual Meeting. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. If your shares are held in one of the Savings Plans, see “How do I vote shares held under the Savings Plans?” below.

How do I vote?

Your vote is important. We encourage you to vote promptly. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Tuesday, April 29, 2014 for shares held in the Savings Plans and through 11:59 p.m. Eastern Time on Thursday, May 1, 2014 for all other shares. You may vote in one of the following ways:

By Telephone. If you are located in the United States or Canada, you can vote your shares by calling 1-800-690-6903 and following the instructions on the proxy card. You may vote by telephone 24 hours a day. You will be able to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card.

By Internet. You can also vote your shares over the Internet at www.proxyvote.com. If you hold your shares in street name, please follow the Internet voting instructions that accompany your proxy materials. You may vote on the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you vote on the Internet, you do not need to return your proxy card or your voting instruction form.

By Mail. If you received your proxy materials by mail, you can vote by marking, dating, and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction form as indicated on such form.

At the Annual Meeting. If you are a shareholder or record and attend the Annual Meeting in person, you may use a ballot provided at the meeting to vote. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

What if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;
•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•	voting by ballot at the Annual Meeting.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I vote shares held under the Savings Plans?

If you participate in one of the Company’s Savings Plans, your proxy card includes the number of shares credited to your account under that plan as of the record date. To allow sufficient time for the trustee to vote, the trustee must receive your voting instructions by 11:59 p.m. Eastern Time, on April 29, 2014. If the trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from the other participants who did vote, except as may be otherwise required by law.

Is my vote confidential?

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, unless we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

What are the voting requirements to elect directors and approve each of the proposals discussed in this Proxy Statement?

Quorum. We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the meeting, either in person or by proxy. Abstentions and “broker non-votes” (see below) are counted as present for purposes of determining a quorum.

Votes Required for Proposals. To elect directors and adopt the other proposals, the following proportion of votes is required:

•

Election of Directors. In the election of directors, each director will be elected by the vote of the majority of votes cast with respect to that director nominee. A majority of votes cast means that the number of votes cast “For” a nominee’s election must exceed the number of votes cast “Against” such nominee’s election. A director who fails to receive a majority “For” vote will be required to tender his or her resignation to the Board of Directors for consideration. For additional information, see “Corporate Governance – Corporate Governance Principles and Practices – Majority Voting in Director Elections.”

•

Ratification of Appointment of Independent Registered Public Accountants. To ratify the appointment of our independent registered public accountants, we must receive the affirmative vote of a majority of the shares entitled to vote on the matter and present in person at the Annual Meeting or represented by proxy.

•

Advisory Vote to Approve Named Executive Officer Compensation. To approve the non-binding vote on executive compensation we must receive the affirmative vote of a majority of the shares entitled to vote on the matter and present in person at the Annual Meeting or represented by proxy.

•

Shareholder Proposals. To adopt either of the shareholder proposals, we must receive the affirmative vote of a majority of the shares entitled to vote on the matter and present in person at the Annual Meeting or represented by proxy.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc., as our independent agent, to receive and tabulate votes at the Annual Meeting. Broadridge will separately tabulate “For” and “Against” votes, abstentions and broker non-votes. Broadridge has also been retained to be our election inspector to certify the results, determine the existence of a quorum and the validity of proxies and ballots, and perform any other acts required under the Delaware General Corporation Law.

A vote to “Abstain” will, pursuant to the Company’s Bylaws, not have any effect with respect to the election of directors. It will, however, have the effect of a vote “Against” the other proposals.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the Proxy Committee appointed by the Board of Directors (the persons named in your proxy card if you are a shareholder of record) will have the discretion to vote on those matters for you.

What happens if I do not submit voting instructions to my broker?

Pursuant to New York Stock Exchange (“NYSE”) rules, if a proposal is considered to be routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions. For purposes of our Annual Meeting, we understand that the proposal relating to the ratification of the appointment of our independent registered public accountants will be treated as a routine item, but all other proposals will not be deemed routine items. Broker non-votes will not have an impact on the outcome of any proposal to be voted on at the Annual Meeting.

Who will pay for the cost of the proxy solicitation?

We will pay the expenses of soliciting proxies. We have hired Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902 to help us distribute and solicit proxies. We will pay Morrow $14,500, plus expenses, for these services. Our directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission, but will not receive any additional compensation in connection with any such solicitation.

BOARD OF DIRECTORS

BOARD MEETINGS AND COMMITTEES

The Board of Directors provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by the Chairman and Chief Executive Officer and other officers. The Board met 18 times in 2013. All members of the Board attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. We encourage, but do not require, our Board members to attend our annual meeting of shareholders. All of our Board members then in office attended our 2013 Annual Meeting of Shareholders.

The Board has six standing committees: Audit, Corporate Governance, Personnel, Finance, Nuclear and Executive. The charters of the Audit, Corporate Governance and Personnel Committees are available on the Company’s Investor Relations website at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests them from the Secretary of the Company.

The following table summarizes the responsibilities of the standing Board committees:

Committee	Primary Responsibilities
Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to our compliance with legal and regulatory requirements, including our disclosure controls and procedures; the independent registered public accounting firm’s qualifications and independence; and the performance of our internal audit function and independent registered public accounting firm. For information about the Audit Committee’s policy regarding independent auditor service, see “Audit Committee Guidelines for Pre-Approval of Independent Auditor Services” on page 75 of this Proxy Statement.

Corporate Governance Committee

The Corporate Governance Committee is responsible for developing policies and practices relating to corporate governance and reviewing compliance with the Company’s Corporate Governance Guidelines; recommending the director nominees for approval by the Board and the shareholders; and establishing and implementing self-evaluation procedures for the Board and its committees.

Personnel Committee

The Personnel Committee is responsible for developing and implementing compensation policies and programs for hiring, evaluating, promoting and setting compensation for our executive officers, including any employment agreement with an executive officer; evaluating the performance of our Chairman and Chief Executive Officer; and reporting, at least annually, to the Board on succession planning, including succession planning for the Chief Executive Officer.

Finance Committee

The Finance Committee is responsible for reviewing and making recommendations to the Board regarding our financial policies, strategies, and decisions; reviewing our investing activities; and reviewing and making recommendations to the Board with respect to significant investments.

Nuclear Committee

The Nuclear Committee is responsible for providing non-management oversight and review of all of the Company’s nuclear generating plants; focusing on safety, operating performance, operating costs, staffing and training; and consulting with management concerning internal and external nuclear-related issues.

Executive Committee	The Executive Committee is authorized to act for the Board on all matters other than those matters specifically reserved by Delaware law to the entire Board.

In the following table, we provide the current membership of each of the standing Board committees and the number of meetings held by each committee in 2013.

Name	Audit (1)	Corporate Governance (2)	Personnel (3)(4)	Finance (4)	Nuclear	Executive
Maureen S. Bateman*	X		Chair		X
Leo P. Denault						Chair
Kirkland H. Donald*				x	x
Gary W. Edwards*		X	X			X
Alexis M. Herman*		Chair	X
Donald C. Hintz*				X	Chair	X
Stuart L. Levenick*	X			Chair		X
Blanche L. Lincoln*	X	X
Stewart C. Myers*			X	X
W. J. “Billy” Tauzin*		X		X
Steven V. Wilkinson*	Chair				X
Number of Meetings	13	8	7	5	7	0

*	Independent Director

(1)

Each member of the Audit Committee meets the applicable membership requirements of the NYSE, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Company’s Corporate Governance Guidelines. All of the members of the Audit Committee are financially literate, knowledgeable and qualified to review financial statements. The Audit Committee’s designated “financial expert,” as such term is defined by the rules of the Securities and Exchange Commission (“SEC”), is Steven V. Wilkinson.

(2)	Each member of the Corporate Governance Committee meets the applicable membership requirements of the NYSE and the Company’s Corporate Governance Guidelines.
(3)

Each member of the Personnel Committee meets the applicable membership requirements of the NYSE, the Internal Revenue Code of 1986, as amended (the “Code”), and the Company’s Corporate Governance Guidelines.

(4)	During 2013, the Personnel Committee and the Finance Committee met once in joint session.

DIRECTOR INDEPENDENCE

A director is considered independent if the Board affirmatively determines that he or she has no material relationship with the Company and otherwise satisfies the independence requirements of the NYSE. A director is “independent” under the NYSE listing standards if the Board affirmatively determines that the director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a relationship with us. The Board of Directors has reviewed information concerning each of its non-employee members to determine compliance with the independence standards established by the NYSE. The Board has affirmatively determined that each of our non-employee directors is independent within the meaning of the rules of the NYSE.

In addition to the general independence requirements of the NYSE, all members of the Audit and Personnel Committees must meet the heightened independence standards imposed by the SEC and the NYSE applicable to members of such committees. In addition, no director may serve as a member of the Audit Committee if that director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of that director to serve effectively on the Audit Committee.

OUR 2014 DIRECTOR NOMINEES

Each member of our Board of Directors has been nominated for election at the Annual Meeting to hold office until the next annual meeting of shareholders. The following pages contain information concerning each of the nominees for director, including each nominee’s age as of December 31, 2013, period served as a director, position (if any) with the Company, business experience and qualifications, directorships of other publicly-owned corporations (if any) and other professional affiliations.

MAUREEN SCANNELL BATEMAN	Age 70	Director Since 2000
New York, New York
• Former Managing Director, Rose Hill Consultants — 2010-2013
• Former Executive Vice President and General Counsel of State Street Corporation (banking and financial services for institutional investors)
• Former Of Counsel, Butzel Long (legal services) — 2007-2010
• Former General Counsel, Manhattanville College — 2007-2010
• Former Partner, Holland & Knight LLP (legal services) — 2004-2007
• Former Managing Director and General Counsel of United States Trust Company of New York (banking, trust and investment advisory services)
• Director of Evercore Trust Company
• Vice President — General of the American Irish Historical Society
• Trustee of the Gregorian University Foundation
• Fellow of the American Bar Association
• Trustee-Fellow of Fordham University
• Treasurer and a Director of Fordham Law Alumni Trustees
• Trustee of the New York Center for Autism Charter School

Ms. Bateman’s qualifications to serve on the Board include her extensive experience in the banking and financial services industries, her skills as an accomplished corporate attorney, and her experience as a director or trustee of various private companies, charitable organizations and foundations.

LEO P. DENAULT	Age 54	Director Since 2013
New Orleans, Louisiana
• Chairman of the Board of Directors of Entergy Corporation since February 1, 2013
• Chief Executive Officer of Entergy Corporation and Entergy Services, Inc. since February 1, 2013
• Executive Vice President and Chief Financial Officer, Entergy Corporation — 2004 - 2013
• Director of Edison Electric Institute
• Director of Institute of Nuclear Power Operations

Mr. Denault’s qualifications to serve on the Board include his extensive senior executive experience in the utility industry, his deep knowledge of the Company now as our Chairman of the Board and Chief Executive Officer and previously as our Executive Vice President and Chief Financial Officer.

ADMIRAL KIRKLAND H. DONALD, USN (Ret.)	Age 60	Director Since 2013
Alexandria, Virginia
• President and Chief Executive Officer of Systems Planning and Analysis, Inc. since January 1, 2014 (national defense and homeland security programs)
• Executive Vice President, Chief Operating Officer and Director of Systems Planning and Analysis, Inc. — 2013-2014
• Executive Advisor to Moelis Capital Partners since January 2013 (private equity firm)
• Admiral (retired) U.S. Navy
• Former Director, Naval Nuclear Propulsion — 2004 - 2013
• Former Commander, Naval Submarine Forces — 2003 - 2004

Mr. Donald’s qualifications to serve on the Board include his nuclear expertise and executive and leadership experience gained through his distinguished military career and the important leadership positions he held in the United States Navy’s nuclear program.

GARY W. EDWARDS	Age 72	Director Since 2005
Houston, Texas
• Lead Director of the Board of Directors of Entergy Corporation since October 2006
• Former Senior Executive Vice President of Conoco Inc. — 1999-2001; Former Executive Vice President of Conoco Inc. — 1991-1999; Former Senior Vice President of DuPont — 1991-1999
• Former Director of Sunoco, Inc. and Sunoco Logistics Partners L.P.
• Director of Houston Methodist Hospital, Houston, Texas
• Director Emeritus of Yellowstone Park Foundation
• Former Trustee of Kansas State University Foundation
• Member of Advisory Board of Theatre Under the Stars, Houston, Texas
• Director of Game Creek Club, Vail, Colorado
• Former Member of Advisory Board of Compass Partners, LLP, New York (investment banking firm) — 2002 - 2010

Mr. Edwards’ qualifications to serve on the Board include his senior executive skills and experience, his knowledge of the oil and gas industry, and his experience as a director of public and private companies, charitable organizations and foundations.

ALEXIS M. HERMAN	Age 66	Director Since 2003
McLean, Virginia
• Chair and Chief Executive Officer of New Ventures, LLC (corporate consultants) since 2001
• Director of The Coca-Cola Company, Cummins, Inc. and MGM Resorts International
• Former Secretary of Labor of the United States of America
• Former White House Assistant to the President of the United States of America
• Director of Bush-Clinton Haiti Fund and National Urban League
• Chair, Toyota Motor Corporation North American Diversity Advisory Board and Member, Global Advisory Board
• President, Dorothy I. Height Education Foundation

Ms. Herman’s qualifications to serve on the Board include her experience in governmental affairs as former Secretary of Labor and White House Assistant to the President and her experience as a director of public companies.

DONALD C. HINTZ	Age 70	Director Since 2004
Punta Gorda, Florida

•  Former President, Entergy Corporation and Entergy Services, Inc.; former President and Chief Executive Officer of Entergy Operations, Inc.; and former President and Chief Operating Officer of System Energy Resources, Inc. (retirement commenced in 2004)

• Member of the U.S. Department of Energy’s Nuclear Energy Advisory Committee
• Former President and Vice President of the American Nuclear Society
• Director of Ontario Power Generation Inc.
• Former Director of Electric Power Research Institute Board
• Member of International Technical Advisory Board of Nuclear Electric Insurance Limited
• Chair of the Nuclear Electric Insurance Limited International Technical Advisory Committee

Mr. Hintz’s qualifications to serve on the Board include his extensive knowledge of the Company and its business as its former President and his experience in the nuclear industry, including as a member of various advisory boards and other industry bodies.

STUART L. LEVENICK	Age 60	Director Since 2005
Peoria, Illinois
• Group President and Executive Office Member of Caterpillar Inc. (a manufacturer of construction and mining equipment) since 2004
• Director of W. W. Grainger, Inc. (distributes facility maintenance products)
• Executive Director of U.S. Chamber of Commerce, Washington, D.C.
• Executive Director and Past Chairman of Association of Equipment Manufacturers, Washington, D.C.
Mr. Levenick’s qualifications to serve on the Board include his extensive senior executive experience at a major manufacturing company and his experience as a public company director.

BLANCHE LAMBERT LINCOLN	Age 53	Director Since 2011
Arlington, Virginia
• Founder and Principal, Lincoln Policy Group since July 2013
• Special Policy Advisor, Alston & Bird LLP (legal services) — 2011 - 2013
• Former United States Senator for the State of Arkansas — 1999-2011
• Former United States Representative for the State of Arkansas — 1993-1997
• Former Chair, U.S. Senate Committee on Agriculture, Nutrition and Forestry
• Former Member, U.S. Senate Committee on Finance, Committee on Energy and Natural Resources, and Special Committee on Aging
• Former Member of the U.S. House Committee on Energy and Commerce, Committee on Agriculture and Committee on Natural Resources (formerly House Committee on Merchant Marine and Fisheries)

Ms. Lincoln’s qualifications to serve on the Board include her extensive experience in governmental and legislative affairs as a former member of the U.S. House and Senate and her strong ties to the State of Arkansas (one of our service territories).

STEWART C. MYERS	Age 73	Director Since 2009
Cambridge, Massachusetts
• Robert C. Merton (1970) Professor of Financial Economics at the Massachusetts Institute of Technology Sloan School of Management
• Principal and Director of The Brattle Group (economic consulting firm) since 1991
• Co-Author, Principles of Corporate Finance
• Past President, American Finance Association
• Research Associate, National Bureau of Economic Research
Mr. Myers’ qualifications to serve on the Board include his corporate finance expertise, including his leadership in the development of modern finance theory.

W. J. “BILLY” TAUZIN	Age 70	Director Since 2005
Washington, DC
• Owner, Tauzin Strategic Networks (a consulting firm) since July 2010
• Consultant (Affiliate), Tauzin Consultants, LLC (a consulting firm) since January 2011
• Former President and Chief Executive Officer, Pharmaceutical Research and Manufacturers of America (PhRMA) (trade association) — 2005-2010
• Former United States Representative for the State of Louisiana — 1980-2005
• Former Chairman, U.S. House Committee on Energy and Commerce
• Former Chairman, U.S. Subcommittee on Telecommunications, Trade and Consumer Affairs
• Former Chairman, U.S. House Subcommittee on Coast Guard and Maritime Transportation
• Former Member, Louisiana House of Representatives — 1972-1980
• Former Board Chairman, South Louisiana Savings & Loan Association
• Attorney-At-Law, State of Louisiana
• Lead Independent Director of LHC Group, Inc.

Mr. Tauzin’s qualifications to serve on the Board include his extensive experience in governmental and legislative affairs and his experience as trustee or director of public and private companies and organizations, as well as his strong ties to the state of Louisiana (one of our service territories).

STEVEN V. WILKINSON	Age 72	Director Since 2003
Watersmeet, Michigan
• Retired Audit Partner, Arthur Andersen LLP (international public accounting firm)
• Director of Cabot Microelectronics Corporation
Mr. Wilkinson’s qualifications to serve on the Board include his deep accounting and finance skills and experience and his experience as a public company director.

The Board includes a diverse group of leaders in their respective fields. Many of the current directors have leadership experience as executives of major domestic and international companies or through military experience or experience on other companies’ boards, which provides an understanding of different business processes, challenges, and strategies. Others have experience in government relations. All have personal traits such as candor, integrity, commitment, and collegiality that are essential to an effective board of directors. The Corporate Governance Committee believes that each of the foregoing nominees enhances the collective knowledge and capabilities of the Board and is well qualified to serve as a director of Entergy. The non-employee director nominees collectively also satisfy the Committee’s goal of geographical diversity, with the 11 nominees residing in eight states and the District of Columbia, including nominees with strong ties to the states of Arkansas, Louisiana and Texas where we have significant operations. The Committee based the selection of each of its nominees on, among other things, its evaluation of the foregoing experience, qualifications, attributes and skills and its view that each nominee possesses the requisite judgment and integrity to serve with distinction on the Board of Directors.

NOMINATION OF DIRECTORS

The Corporate Governance Committee has not established any minimum qualifications that must be met by director candidates or identified any specific qualities or skills that it believes our directors must possess. The Committee’s policy regarding consideration of potential director nominees acknowledges that choosing a Board member involves a number of objective and subjective assessments, many of which are difficult to quantify or categorize. The Committee seeks to nominate candidates with superior credentials, sound business judgment, and the highest ethical character. The Committee also will take into account the candidate’s relevant experience with businesses or other organizations of comparable size to the Company and seeks to identify candidates whose experience will add to the collective experience of the Board. The Committee believes the Board should reflect a diversity of backgrounds and experiences in various areas, including age, gender, race, geography and specialized experience, and candidates are assessed to determine the extent to which they would contribute to that diversity. The Committee also seeks to confirm that candidates are not disqualified from serving on the Board under applicable legal or regulatory requirements and evaluates candidates’ independence, as that term is defined under applicable legal and regulatory requirements. The Corporate Governance Committee annually evaluates the effectiveness of its policy and procedures for the evaluation of director candidates.

In anticipation of the retirement of William A. Percy, II from the Board in 2013, the Corporate Governance Committee established a process to identify and evaluate prospective director candidates. The Committee sought to identify candidates with backgrounds and qualifications that would add to the collective knowledge and expertise of the Board, while also reflecting an appropriate diversity of backgrounds and experiences. As a result of that process, Admiral Kirkland H. Donald, USN (Ret.) was elected to the Board in June 2013. The Committee concluded that the Board would benefit from the knowledge and experience Mr. Donald would bring to the Board by virtue of his distinguished military career and the important leadership positions he held in the United States Navy’s nuclear program, including his service as Director, Naval Nuclear Propulsion and as Commander, Naval Submarine Forces. Mr. Donald was considered by the Committee at the initial suggestion of Donald Hintz, Chair of the Nuclear Committee. Mr. Donald was interviewed and, at the conclusion of this process, the Corporate Governance Committee unanimously recommended that Mr. Donald be elected to the Board.

The Corporate Governance Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources including director candidates recommended by our shareholders. Shareholders wishing to recommend a candidate to the Corporate Governance Committee should do so by submitting the recommendation in writing to our Secretary at 639 Loyola Avenue, P.O. Box 61000, New Orleans, LA 70161, and it will be forwarded to the Corporate Governance Committee members for their consideration. Any recommendation should include:

•	the number of shares of the Company held by the shareholder;
•	the name and address of the candidate;

•

a brief biographical description of the candidate, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement.

Once the Corporate Governance Committee receives the recommendation, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our Proxy Statement, if nominated. The Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

Corporate Charters and Ethics Policies. Our Corporate Governance Guidelines, Certificate of Incorporation, Bylaws and Board committee charters form the framework of our corporate governance. In addition, we have adopted a Code of Business Conduct and Ethics for the members of our Board of Directors, a Code of Business Conduct and Ethics for our employees and a Code of Entegrity, which sets forth the ethical responsibilities of our employees, officers and representatives (collectively, the “Ethics Policies”).

Our Corporate Governance Guidelines, the charters of our Audit, Corporate Governance and Personnel Committees, and our Ethics Policies, including any amendments, are available at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests a copy from the Secretary of the Company.

Board Independence. Our Corporate Governance Guidelines state that the Board of Directors should include a substantial majority of non-employee directors and a majority of independent directors. Under our Corporate Governance Guidelines, no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, the Board of Directors applies the independence tests specified in the rules of the NYSE. The Board has determined that all directors except the Chief Executive Officer and Chairman of the Board are independent. For additional information, see “Board of Directors – Director Independence.”

Executive Sessions of the Board of Directors. The non-employee directors meet in executive session (separate from management) at least four times a year. In addition, if there are any non-employee directors who are not independent, the independent directors meet in executive session at least once a year. Currently there are no non-employee directors who are not independent. The non-employee directors met in executive session 8 times in 2013.

Board Leadership Structure and Risk Oversight. Our Company is led by Leo P. Denault, who has served as Chief Executive Officer and Chairman of the Board since February 2013. Our Board is composed of Mr. Denault and 10 independent directors. Our Corporate Governance Guidelines require that when the roles of Chairman of the Board and the Chief Executive Officer are combined, the Board of Directors appoints from among its independent members a Lead Director. The Lead Director is recommended by the Corporate Governance Committee and appointed by a majority of the independent members of the Board of Directors. The Lead Director, subject to his or her annual election to the Board of Directors, serves for a term of three years. The Company’s Lead Director currently is Gary W. Edwards.

Under our Corporate Governance Guidelines, the Lead Director has the following responsibilities:

•	Presides at executive sessions of the independent directors and all meetings of the Board at which the Chairman and Chief Executive Officer is not present;

•	Assists with recruitment of director candidates and, along with the Chairman, may extend the invitation to a new potential director to join the Board;
•	Serves as a member of the Executive Committee of the Board;
•	Serves as the point of contact for shareholders and others to communicate with the Board;
•	Serves as a liaison with the Chairman and Chief Executive Officer when requested by the independent directors;
•	Reviews and advises on Board meeting agendas and consults with the Chairman and Chief Executive Officer on the preparation of agendas;
•	May call meetings of the independent directors;
•

Provides feedback from the Board to the Chairman and Chief Executive Officer following each executive session of independent directors and, together with the Chair of the Personnel Committee, provides the Chairman and Chief Executive Officer with an annual performance review; and

•	Performs all other duties as may be assigned by the Board from time to time and the Lead Director may accept.

We believe having a combined Chairman and Chief Executive Officer, independent chairs for each of our Board committees and an independent Lead Director provides the right form of leadership for our Company. This leadership structure is commonly utilized by other public companies and we believe it has been an effective structure for us because it facilitates swift and effective decision making and helps to assure that the Company speaks with one voice, while at the same time encouraging open and constructive dialogue among Board members. We also believe the independent leadership provided by our independent Lead Director and the independent chairs of each of our Board committees, combined with the fact that all of the directors other than our Chairman and Chief Executive Officer are independent, assures that the Board will act in an independent manner and free of any undue or inappropriate influence by management.

We believe the Board of Directors provides effective oversight of the risks we face and our risk assessment and risk management processes. In accordance with NYSE requirements, our Audit Committee has the primary responsibility for overseeing risk management. To assist the Audit Committee in discharging its oversight responsibility, management provides the committee with regular reports on environmental compliance, corporate compliance, significant legal matters, the Company’s insurance programs, and market and credit risk. Our standing Board committees also regularly consider risks arising within their respective functional areas of responsibility, with broad operational risks reviewed by the full Board. Thus, under their respective committee charters, the Finance Committee evaluates risks associated with strategic decisions and major transactions; the Audit Committee reviews risks relating to the financial reporting process and the Company’s internal controls; the Corporate Governance Committee considers risks relating to the Company’s corporate governance and legislative and regulatory policy; the Personnel Committee considers risks relating to compensation, safety, employee matters and succession planning; and the Nuclear Committee considers risks relating to safety and other matters unique to our nuclear fleet. Each of these committees receives regular reports from management which assist it in its oversight of risk in its respective area of responsibility.

Board Evaluation Process. The Board conducts a self-evaluation process at least annually to determine whether it and its committees are functioning effectively. This process is overseen by the Corporate Governance Committee.

Mandatory Resignation upon Change in Professional Circumstances. Our Corporate Governance Guidelines provide that non-employee directors should submit their resignations when either their employment or the major responsibilities they held when they joined the Board changes. Based on the recommendation of the Corporate Governance Committee, the Board reviews the appropriateness of the director’s nomination for re-election to the Board under these circumstances.

Mandatory Director Retirement and Term Limits. Under our Corporate Governance Guidelines, a person may not be nominated for election or re-election to the Board if he or she has reached the age of 74 on or before January 1 of the year in which such person would be elected or re-elected, unless specifically recommended to serve beyond the age of 74 by the Corporate Governance Committee and approved by the Board of Directors. The Company does not have term limits for its directors. Instead, our Board addresses the suitability for continued service as a director upon the expiration of each director’s term.

Succession Planning for the Chief Executive Officer. The Personnel Committee reports on at least an annual basis to the Board on succession planning. Our succession planning is intended to include appropriate contingencies for the unexpected retirement or incapacity of the Chief Executive Officer.

Director Orientation and Continuing Education. The Corporate Governance Committee specifies the desired components of new director orientation and makes periodic recommendations concerning the continuing education of all Board members.

Director Stock Ownership Guidelines. The Board of Directors believes the alignment of directors’ interests with those of shareholders is strengthened when Board members are also shareholders. For 2013, the Board of Directors required that all non-employee directors, within three years of being first elected, own shares or units of Entergy common stock having a market value of at least four times the annual cash retainer. A review of non-employee director stock ownership was conducted at the December 2013 Corporate Governance Committee meeting and the Committee determined that all of our non-employee directors satisfied these guidelines, as all non-employee directors who had been members of the Board for a least three years held the requisite number of shares or units and all of our directors own shares of Entergy common stock. In January 2014, at the recommendation of the Corporate Governance Committee and in order to align the guidelines with emerging best practices, the Board modified the stock ownership guidelines to require that all non-employee directors, within five years of being first elected, own shares or units of Entergy common stock having a market value equal to at least five times the annual cash retainer (currently $50,000).

Majority Voting in Director Elections. Our Bylaws require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “For” a director must exceed the number of votes cast “Against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Political Contributions. We are committed to participating constructively in the political and legislative process, as we believe participation is essential to our Company’s long-term success. Our participation in the political and legislative process includes contributions to political organizations and lobbying activity in a manner that is compliant with all applicable laws and reporting requirements. Entergy’s Board has adopted the Public Policy and Advocacy Policy which can be found on our website at http://www.entergy.com/investor_relations/corporate_governance.aspx. This policy outlines our principles on political and lobbying activities, including our policy which prohibits corporate contributions directly to federal, state or local candidates.

Political contributions at the federal level must be approved by our Senior Vice President – Federal Governmental Affairs, and at the state level, contributions must be approved by the President of the appropriate subsidiary. The Company’s legislative and regulatory lobbying activities are overseen by the Company’s Senior Vice President – Federal Governmental Affairs who also approves the participation or the engagement of individuals and/or entities which perform any federal lobbying activities on our behalf. For each subsidiary of the Company, these activities must be approved by the applicable subsidiary’s Vice President for External or Governmental Affairs. Management provides regular updates on lobbyists and lobbying activities to the Chief Administrative Officer of the Company and the Corporate Governance Committee.

Our website also provides our shareholders with useful information about political contributions and lobbying activity, including an annual posting of a report on political contributions made by Entergy and its subsidiaries to political parties, political committees and political entities organized under Sections 527 and 501(c)(4) of the Code and the portion of annual dues or payments made by Entergy to all trade associations in excess of $50,000 that are not deductible under Section 162(e)(1) of the Code. The report also discloses information concerning Entergy’s sponsorship of the Entergy Corporation Political Action Committee (“ENPAC”) and Entergy Corporation Political Action Committee – New York (“ENPAC-NY”), their purposes and governance mechanisms and that information about ENPAC’s and ENPAC-NY’s activities can be found on the Federal Elections Commission and the New York State Board of Elections websites. Prior to its publication, the Corporate Governance Committee reviews and approves this report. Please see our website at http://www.entergy.com/investor_relations/corporate_governance.aspx for a copy of the annual report and more information about the ways in which we participate in the political process.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors has adopted written policies and procedures for the review, approval or ratification of any transaction involving an amount in excess of $120,000 in which any director or executive officer of the Company, any nominee for director, or any immediate family member of the foregoing has or will have a material interest as contemplated by Item 404(a) of Regulation S-K (“Related Party Transactions”). Under these policies and procedures, the Corporate Governance Committee or a subcommittee of the Board of Directors consisting entirely of independent directors reviews the transaction and either approves or rejects the transaction after taking into account the following factors:

•	Whether the proposed transaction is on terms that are at least as favorable to the Company as those achievable with an unaffiliated third party;
•	Size of the transaction and amount of consideration;
•	Nature of the interest;
•	Whether the transaction involves a conflict of interest;
•	Whether the transaction involves services available from unaffiliated third parties; and
•	Any other factors that the Corporate Governance Committee or subcommittee deems relevant.

The policy does not apply to (a) compensation and related party transactions involving a director or an executive officer solely resulting from that person’s service as a director or employment with the Company so long as the compensation is approved by the Board of Directors (or an appropriate committee), (b) transactions involving the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority or (c) any other categories of transactions currently or in the future excluded from the reporting requirements of Item 404(a) of Regulation S-K.

Since January 1, 2013, neither the Company nor any of its affiliates has participated in any Related Party Transaction.

2013 NON-EMPLOYEE DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board.

2013 CASH COMPENSATION PAID TO BOARD MEMBERS

Quarterly Cash Retainer. Each of our non-employee directors receives a quarterly cash retainer equal to $12,500.

Meeting Attendance Fees. In addition to receiving a quarterly cash retainer, each non-employee director receives a fee for attending Board and committee meetings:

Meeting	Fee
Board Meetings	$1,500
Committee Meetings(1) (in conjunction with Board meetings)	$1,000
Committee Meetings(1) (different location from Board and other committee meetings)	$2,000
Telephone Meetings	One-half of applicable fees

(1)	If a non-employee director attends a meeting of a committee on which that director does not serve as a member, he or she receives one-half of the applicable fees of an attending member.

Lead Director, Committee Chair and Nuclear Committee Cash Retainers. In 2013, the Lead Director received an additional annual cash retainer of $20,000. The chairs of the Audit Committee and Nuclear Committee each received an additional annual cash retainer of $15,000 and the chairs of the Personnel Committee, Corporate Governance Committee and Finance Committee each received an additional annual cash retainer of $10,000. Members of the Nuclear Committee received an additional annual cash retainer of $5,000.

2013 EQUITY-BASED COMPENSATION

All non-employee directors receive two types of equity-based compensation grants: common stock and phantom units (which are the economic equivalent of one share of our common stock).

Quarterly Common Stock Grants. Non-employee directors receive a quarterly stock grant of shares with a fair market value at the time of grant equal to $11,250. Directors may elect to defer receipt of these shares and receive phantom units of Entergy common stock in lieu of the quarterly common stock grant. The phantom units are paid in cash in an amount equal to the market value of our common stock at the time of distribution. Deferred shares accrue dividend equivalents until distribution.

Service Recognition Program for Non-Employee Directors. Non-employee directors receive an annual grant of phantom units having a value of $60,000 on the date of grant. All phantom units granted under this program are vested at the time of grant and payable upon the conclusion of the director’s service on the Board. Upon the conclusion of his or her service on the Board, for each phantom unit held by a director, the director will receive the cash equivalent of one share of common stock on the date of the director’s retirement or separation from the Board. Payouts under the Service Recognition Program occur over a five-year period in equal annual installments. Phantom units accumulate dividend equivalents based on the dividend paid on the Company’s common stock. In the event of a change in control (as defined in the program) and the termination of the director’s service, the phantom units become immediately payable.

OTHER BENEFITS

Non-employee directors receive $1,500 for participation in director education programs, director orientation or business sessions, inspection trips or conferences not held on the same day as a Board meeting. The Company also reimburses non-employee directors for their expenses in attending Board and committee meetings, director education programs and other Board-related activities. The Company also purchased aircraft accident insurance for its non-employee directors. Our directors do not receive tax gross-ups on any benefits they receive.

2013 Director Compensation Table

The table below provides information regarding non-employee director compensation for the fiscal year ended December 31, 2013:

Name(1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)

Maureen S. Bateman	$134,000	$105,089	$-	$40,926	$280,015
Kirkland H. Donald	$53,778	$20,529	$-	$-	$74,307
Gary W. Edwards	$116,250	$105,089	$-	$32,209	$253,548
Alexis M. Herman	$105,750	$105,089	$-	$25,350	$236,189
Donald C. Hintz	$125,500	$105,089	$-	$25,349	$255,938
Stuart L. Levenick	$102,500	$105,089	$-	$19,477	$227,066
Blanche L. Lincoln	$100,250	$105,089	$-	$4,766	$210,105
Stewart C. Myers	$91,750	$105,089	$-	$8,693	$205,532
William A. Percy, II	$54,889	$19,328	$-	$19,370	$93,587
W.J. “Billy” Tauzin	$97,500	$105,089	$-	$20,498	$223,087
Steven V. Wilkinson	$129,000	$105,089	$-	$24,112	$258,201

(1)

Leo P. Denault, the Company’s current Chairman and Chief Executive Officer, and J. Wayne Leonard, our former Chairman and Chief Executive Officer, are not included in this table as they were employees of the Company and thus received no additional compensation for their service as directors during 2013. The compensation received by Mr. Denault and Mr. Leonard as employees of the Company is shown in the Summary Compensation Table on page 46. Mr. Donald was appointed to the Board of Directors effective June 19, 2013, and Mr. Percy retired from the Board of Directors, effective May 3, 2013. The compensation reported in this table for each of Mr. Donald and Mr. Percy represent prorated compensation for their service during 2013.

(2)

The amounts reported in column (b) consist of all fees earned or paid in cash for services as a director, including retainer fees, Lead Director, Committee Chair and Nuclear Committee annual retainers and meeting fees, all of which are described under “2013 Cash Compensation Paid to Board Members” above.

(3)

The amounts in this column represent the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 for the shares of common stock granted on a quarterly basis to each non-employee director during 2013 and the 871 phantom units granted to each director in 2013 under the Service Recognition Program. For a discussion of the relevant assumptions used in valuing these amounts, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2013. As of December 31, 2013, the outstanding phantom units held by each individual serving as a director during 2013 were: Ms. Bateman 10,471; Mr. Donald 0; Mr. Edwards 9,451; Ms. Herman 8,071; Mr. Hintz 9,070; Mr. Levenick 6,302; Ms. Lincoln 1,871; Mr. Myers 3,054; Mr. Percy 10,725; Mr. Tauzin 6,164; and Mr. Wilkinson 7,698. As of December 31, 2013, Mr. Hintz had 20,000 unexercised options outstanding.

(4)

The amounts in column (g) include dividends accrued under the Service Recognition Program and the following perquisites: (a) Company paid physical exams and related expenses; (b) personal and spousal air travel; (c) Entergy system aircraft accident insurance when flying on Company business; and (d) training. None of the perquisites referenced above exceeded $25,000 for any of the non-employee directors. For 2013 accrued dividends under the Service Recognition Plan were: Ms. Bateman $33,318; Mr. Edwards $19,477; Ms. Herman $25,350; Mr. Hintz $22,694; Mr. Levenick $19,477; Ms. Lincoln $4,766; Mr. Myers $8,693; Mr. Percy $16,356; Mr. Tauzin $19,019; and Mr. Wilkinson $24,112.

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each member of the Personnel Committee is an independent director. During the last completed fiscal year, none of the Personnel Committee members served as an officer of the Company, and none of the Company’s executive officers served as a member of a compensation committee or board of directors of any other entity that had an executive officer serving as a member of the Company’s Board of Directors.

COMMUNICATION WITH THE BOARD OF DIRECTORS

We believe that communication between the Board of Directors and the Company’s shareholders and other interested parties is an important part of the corporate governance process. The independent members of the Board of Directors of the Company have adopted the following communication policy:

Shareholders and other interested parties may communicate with the Board or individual directors, including non-management directors, by writing to them in care of the Lead Director at the following address:

Lead Director

Entergy Corporation

639 Loyola Avenue

P.O. Box 61000

New Orleans, LA 70161

E-mail: etrbod@entergy.com

The following types of communications will not be forwarded to the directors:

•	Spam;
•	Junk mail and mass mailings;
•	Service complaints;
•	Service inquiries;
•	New service suggestions;
•	Resumes and other forms of job inquiries;
•	Surveys;
•	Business solicitations and advertisements; or
•	Requests for donations and sponsorships.

Except as provided above, our Secretary forwards communications sent in accordance with the above instructions to the Board or to any individual director(s) to whom the communication is directed unless the communication is threatening, illegal or similarly inappropriate. The Secretary periodically advises the Lead Director of significant communications received from shareholders and other interested parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons owning more than 10% of Entergy’s common stock, to file with the SEC and NYSE initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Entergy. We prepare and file these reports on behalf of our directors and executive officers. Based solely on a review of these forms filed with the SEC and written representations from the reporting persons that no Form 5 was required, the Company believes all reports were timely filed in 2013, except a Form 4 reporting a transaction on June 3, 2013 involving the exercise of options and the sale of the underlying shares held by E. Renae Conley, our former Executive Vice President, Human Resources and Administration, under a Rule 10b5-1 trading plan which Form 4 was not timely filed but was filed on June 11, 2013.

EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss the compensation earned by the following Named Executive Officers in 2013. Each officer’s age and title is provided as of December 31, 2013.

Name	Age	Title

Leo P. Denault	54	Chairman of the Board and Chief Executive Officer

Andrew S. Marsh	42	Executive Vice President and Chief Financial Officer

Jeffrey S. Forbes	57	Executive Vice President, Nuclear Operations/Chief Nuclear Officer

William M. Mohl	54	President, Entergy Wholesale Commodities

Roderick K. West	45	Executive Vice President and Chief Administrative Officer

J. Wayne Leonard	63	Former Chairman of the Board and Chief Executive Officer

On January 31, 2013, J. Wayne Leonard retired as our Chairman of the Board and Chief Executive Officer. On February 1, 2013, pursuant to the Board’s succession planning process, Leo P. Denault succeeded Mr. Leonard as Entergy’s Chairman and Chief Executive Officer and Andrew S. Marsh succeeded Mr. Denault as Executive Vice President and Chief Financial Officer. Also in 2013, William M. Mohl was appointed President, Entergy Wholesale Commodities and Jeffrey S. Forbes was appointed Executive Vice President, Nuclear Operations/Chief Nuclear Officer.

CD&A Highlights

Best Practice Executive Compensation Programs and Practices

We regularly review our executive compensation programs to align them with commonly viewed best practices in the market. Following are some highlights of our executive compensation practices:

✓	Maintain a “clawback” policy that goes beyond Sarbanes-Oxley requirements
✓	Prohibit directors, officers and employees from pledging or entering into hedging or other derivative transactions with respect to their Entergy shares
✓	Require a “double trigger” for severance payments or equity acceleration in the event of a change in control
✓	Cap the maximum payout at 200% of target under our Long Term Performance Unit Program and under our Annual Incentive Plan for members of the Office of Chief Executive
✓	Target our long term compensation mix to give more weight to performance units than to restricted stock and stock options combined
✓	Beginning with the 2012 -2014 performance period, settle 100% of long term performance unit payouts in stock
✓	Require executives to hold substantially all equity compensation received from the Company until stock ownership guidelines are met
✓	Prohibit 280(G) tax “gross up” payments in the event of a change in control
✓	Prohibit tax “gross up” payments on all executive perquisites, other than relocation benefits available to all eligible employees
✓	Prohibit option repricing or cash buy-outs for underwater options under our equity plans
✓	Prohibit executive severance arrangements that exceed 2.99 times annual base salary and annual incentive awards without shareholder approval
✓	Conduct an annual compensation risk assessment that evaluates governance controls and assesses potential risks posed by executive compensation programs and policies
✓	Retain an independent compensation consultant that reports directly to the Personnel Committee
✓	Do not provide unusual or excessive perquisites

Recent Executive Compensation Program Changes

Increased CEO Stock Ownership Guidelines

Based on a review of market practices, effective January 1, 2014, we adjusted our executive stock ownership guidelines for all executive officers to better align them with market practice, resulting in an increase in the multiple of salary guideline for our Chief Executive Officer to six times his base salary.

Non-Qualified Retirement Plan Changes

As part of its ongoing review of the Company’s executive compensation programs and based on an examination of comparative market data, in January 2014, the Personnel Committee approved certain changes to Entergy’s non-qualified retirement plans and policies to better align them with evolving market practices. These changes followed the approval by the Committee in 2013 of certain changes to the Company’s broad-based tax-qualified retirement plans which included the replacement of the Company’s final average pay defined benefit pension plan with a new cash balance pension plan accompanied by an enhanced matching contribution under the Company’s Savings Plan, for employees hired or rehired on or after July 1, 2014. The changes made to the Company’s non-qualified retirement plans included (i) no longer allowing officers who are hired or promoted to an officer-level position on or after July 1, 2014 to participate in the System Executive Retirement Plan, a non-qualified supplemental retirement plan that provides a supplemental lump-sum payment at retirement, and (ii) no longer allowing grants of supplemental credited service to new executive officers under the Company’s Pension Equalization Plan, our non-qualified pension restoration plan, or any other non-qualified retirement plan.

Our Pay for Performance Philosophy

Entergy’s executive compensation programs are based on a philosophy of pay-for-performance that is embodied in the design of our annual and long-term incentive plans. In keeping with this philosophy, approximately 80% of the annual target compensation of our Chief Executive Officer (excluding non-qualified supplemental retirement income) is “at risk,” with the substantial majority of this “at risk” compensation consisting of awards under our Executive Annual Incentive Plan (or Annual Incentive Plan) and our Long-Term Performance Unit Program, and the balance consisting of stock option and restricted stock awards.

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Our Annual Incentive Plan incentivizes and rewards the achievement of operational financial metrics that are deemed by the Personnel Committee to be consistent with the overall goals and strategic direction that the Board has set for the Company.

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Our equity-based long-term incentive programs, including our Long-Term Performance Unit Program, further align the interests of our executives and our shareholders by directly tying the value of the equity awards granted to executives under these programs to the performance of our stock price and our total shareholder return.

2013 Performance

After beginning the year with higher-than-expected pension costs, the Company ended the year with operational earnings per share of $5.36, which was near the high end of the earnings guidance range we provided to investors at the beginning of the year. We also returned nearly $600 million to shareholders in common stock dividends while maintaining strong credit metrics. Our customers benefited from residential, commercial and industrial rates that remained among the lowest in the nation, and our employees reduced OSHA recordable accidents by more than 30% from 2012, to a Company record low level although contractor safety did not meet our expectations. We also continued to contribute to our communities by providing more than $15 million of financial support while our employees and retirees logged a record 100,477 hours of volunteer service valued at $2.2 million.

Performance highlights for 2013—our 100th year of operations—included the following:

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We transferred functional control of our transmission operations to Midcontinent Independent System Operator, Inc., or MISO, in December 2013, completing a multi-year strategic initiative that we have estimated will provide approximately $1.4 billion in customer savings over the next 10 years.

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We filed rate cases in Arkansas, Louisiana and Texas and filed a 2012 test year Formula Rate Plan in Mississippi. By year-end, we had received orders in three jurisdictions. The results for the year included a settlement in Louisiana that extended long-standing formula rate plans for three years; a new capacity rider mechanism in Texas, adding to the existing distribution and transmission riders already approved; new riders for MISO costs in Arkansas and Louisiana; and a formula rate plan adjustment in Mississippi.

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We redesigned our entire organization pursuant to our Human Capital Management initiative. The new organization has been designed to change the way we work – improving efficiency and accuracy while enabling us to seek out and capture opportunities more effectively. We also expect to realize significant cost savings beginning in 2014 through the elimination of positions, changes to our benefit plans and policies, and renegotiation of major contracts.

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We made the difficult decision to close the Vermont Yankee Nuclear Power Station at the end of its current fuel cycle in 2014. We made this decision based on a number of financial factors including sustained low wholesale energy prices, a high cost structure for this single-unit plant and wholesale market design flaws that have resulted in artificially low energy prices in the region. Over the year ahead, we will take the actions necessary for a safe and controlled shutdown.

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In December, we agreed with ITC Holdings Corp. to end our efforts to combine Entergy’s transmission business with ITC. While we strongly believe the proposed spin/merger transaction would have been in the best interest of all stakeholders, it was clear we did not have the regulatory support necessary to close the transaction. Going forward, our utility operating companies will continue to maintain our existing transmission infrastructure and, alongside MISO and under its independent oversight, plan for new transmission facilities to meet reliability standards and the needs of a vibrant, growing service territory.

Our Entergy Wholesale Commodities business continued to be challenged by sustained low wholesale power prices, despite some improvement in spot and near term power prices during the year, and licensing and regulatory issues relating to its nuclear plants. These factors contributed to stock price performance that continued to lag the performance of the Philadelphia Utility Index in 2013. However, we took important steps in 2013 to stabilize and improve long term results at the Entergy Wholesale Commodities business, including our decision to shut down and decommission our Vermont Yankee Nuclear Power Station, the sale of our non-core chilled water and steam business, focusing on improving equipment reliability and improving outage performance, and accelerating the implementation of our Human Capital Management initiative at the Entergy Wholesale Commodities business to capture cost savings in 2013.

Lowering costs and improving productivity, managing the risks associated with our Entergy Wholesale Commodities business, and the pursuit of growth opportunities at the Utility were key focus areas for 2013. Our long-term strategies are built on this platform of lower costs, risk management and growth. Our utility growth strategy will seek to capitalize on new industrial sales growth opportunities that we are already pursuing in our service territory, driven by regional disparities in energy prices supporting energy-intensive development in the U.S. and particularly in the Gulf South region. At the Entergy Wholesale Commodities business, we will continue to work to preserve the optionality provided by our primarily nuclear merchant business while effectively managing the risks inherent in the business.

2013 Incentive Pay Outcomes

Pay outcomes for our Named Executive Officers during 2013 demonstrated the application of our pay- for-performance philosophy.

Annual Incentive Plan Awards

Awards under our Annual Incentive Plan are tied to our operational financial performance through the Entergy Achievement Multiplier, which is the performance metric used to determine the funding of awards under the plan. For 2013, the Entergy Achievement Multiplier was determined based in equal part on our success in achieving our earnings per share and operating cash flow goals. These goals were set at the beginning of the year based on the Company’s financial plan and the Board’s overall goals for the Company and were consistent with its published earnings guidance.

For 2013, the Personnel Committee, based on the recommendation of the Finance Committee, determined that management exceeded its earnings per share goal of $5.00 per share by $0.36 per share and met its operating cash flow goal of $3.25 billion, in each case based on operational earnings and operating cash flow, which excluded from as-reported results special items relating to the Company’s decision to close the Vermont Yankee Nuclear Power Station and a related settlement reached with the State of Vermont in 2013, the implementation of the Company’s Human Capital Management strategic initiative, and the Company’s proposed spin-merge transaction with ITC Holdings Corp. (the “ITC Transaction”).* The Personnel Committee evaluated each of these adjustments to as-reported results and concluded that they were appropriate in light of management’s performance with respect to these matters and the Committee’s view that, in general, management’s performance for purposes of determining Annual Incentive Plan awards should be measured against operational financial results, since operational results form the basis for the Company’s financial plan and guidance to investors and are the primary basis on which the Company’s financial performance is evaluated by investors.

Based on this performance and the recommendation of the Finance Committee, the Personnel Committee certified an Entergy Achievement Multiplier of 136% for 2013, consistent with the strong financial results achieved by the Company despite the significant challenges posed in 2013, including continued low wholesale power prices and financial and regulatory challenges and uncertainty related to the Company’s wholesale nuclear plants. In reaching this decision, the Committee also took into account management’s performance in relation to a number of strategic initiatives and decisions undertaken in 2013, including the successful integration of the transmission systems owned by the Company’s utility operating companies into MISO, the decision to close the Vermont Yankee Nuclear Power Station and related settlement agreement with the State of Vermont, the development and implementation of the Company’s Human Capital Management initiative, and management’s unsuccessful effort to complete the ITC Transaction. This resulted in payouts to our executive officers, including our Chief Executive Officer, under the Annual Incentive Plan at 136% of target, which the Personnel Committee considered to be appropriate in light of the Company’s financial performance for the year and management’s performance on the matters discussed above.

Long-Term Performance Unit Program Payouts

Under our Long-Term Performance Unit Program, a substantial portion of targeted executive officer pay is tied directly to our relative total shareholder return. Under this program, we measure performance over a three-year period by assessing Entergy’s total shareholder return in relation to the total shareholder return of the companies included in the Philadelphia Utility Index, with payouts based solely on relative performance. We measure performance based on relative total shareholder return because it encourages our executives to deliver superior shareholder value in relation to our peers and rewards not just stock price appreciation, but also the ability to deliver significant dividends to shareholders.

Although our total shareholder return improved in 2013 both on an absolute basis and in relation to our peers, our total shareholder return for the 2011 through 2013 performance period was in the bottom quartile of the Philadelphia Utility Index, which resulted in a zero payout for the performance units granted in 2011 for all of our Named Executive Officers. This compares with a grant date target opportunity of $1,111,023 for our Chief Executive Officer and grant date payout opportunities ranging from $243,224 to $544,393 for our other Named Executive Officers for this performance period.

* See Appendix A for a reconciliation of non-GAAP financial measures to GAAP results.

The Link Between Pay and Performance

These results demonstrate the strong linkage of pay to performance in our executive compensation programs. The Personnel Committee believes the Company’s stock price performance has been substantially and adversely affected by historically low wholesale power prices, which impact the Company more negatively than its utility peers, and continued regulatory challenges and uncertainty related to the Company’s wholesale nuclear power plants. Despite the Committee’s view that management has performed well in addressing these challenges, the Committee believes it is important to maintain the link between total shareholder return and pay actually realized by its executives that the Long-Term Performance Unit Program provides. This link is reinforced by the Company’s executive stock ownership guidelines and related equity retention requirements, which require executives to retain substantially all of the equity they receive from the Company until substantial levels of stock ownership are attained, and by its policy prohibiting officers from entering into pledging, hedging or other monetizing transactions in the Company’s shares.

The chart below compares, for each of the past three years, the Chief Executive Officer’s target direct compensation – comprised of (i) base salary, (ii) Annual Incentive Plan target, and (iii) long-term incentive compensation consisting of performance unit, stock option and restricted stock grants, all valued at their grant date fair values – with the value of such compensation actually delivered or deliverable under our programs as of December 31, 2013, calculated as described below. The chart also illustrates how our total shareholder return (consisting of including stock price appreciation/depreciation and dividends paid during the period) has compared to the median total shareholder return of the companies in the Philadelphia Utility Index for each of the past three years. The 2011 and 2012 compensation information is for J. Wayne Leonard, who served as Chief Executive Officer for both of those years and retired on January 31, 2013, and the 2013 compensation information is for Leo P. Denault. We believe this chart illustrates the important role that “at risk” performance-based compensation plays in linking the value of compensation actually received by our Chief Executive Officer to the various performance measurers used by our programs and to the Company’s total shareholder return.

The compensation delivered or deliverable for each year was calculated as of December 31, 2013 based on:

•	amounts actually paid under the Annual Incentive Plan;

•	payouts received under the Long-Term Performance Unit Program or, for performance periods still in progress, amounts that would be receivable if the performance periods ended on December 31, 2013;

•	the intrinsic (“in-the-money”) value of the stock options granted in the applicable year based on the closing price of Entergy common stock of $63.27 on December 31, 2013; and

•	for restricted stock grants, the value of such shares at December 31, 2013.

The actual payouts for the performance unit grants made in 2012 and 2013 (for the 2012-2014 and the 2013-2015 performance periods) may change, depending on changes in our total shareholder return in relation to our peers over the remaining portions of such performance periods. The value of other equity-based compensation also will change depending on our future stock price performance.

Results of 2013 Advisory Vote On Executive Compensation

As part of its ongoing review of the Company’s executive compensation programs, the Personnel Committee also considered in 2013, and will consider in the future, the results of the advisory vote of our shareholders on executive compensation. Given the approximately 95% level of support for the Company’s executive compensation programs at our 2013 Annual Meeting and based on the input the Company received through the shareholder outreach it regularly engages in with its institutional shareholders, the Committee believes the Company’s shareholders are generally satisfied with our executive compensation pay practices. As a result, the Personnel Committee did not make any changes to Entergy’s executive compensation programs in response to this advisory vote.

Establishing Executive Compensation

Our Pay for Performance Philosophy

Entergy’s executive compensation programs are based on a philosophy of pay-for-performance that is embodied in the design of our annual and long-term incentive plans. Our annual incentive plan incentivizes and rewards the achievement of operational financial metrics that are deemed by the Personnel Committee to be consistent with the overall goals and strategic direction that the Board has set for the Company. Our long-term incentive programs further align the interests of our executives and our shareholders by directly tying the value of the equity awards granted to executives under these programs to the performance of our stock price and our total shareholder return. We believe the executive pay programs described in this section and in the accompanying tables have played a material role in our ability to drive strong financial and operational results and to attract and retain a highly experienced and successful management team.

Our Starting Point

To develop a competitive compensation program, the Personnel Committee annually reviews compensation data from two sources:

Survey Data

The Committee uses published and private compensation survey data to develop marketplace compensation levels for our executive officers. The data, which is compiled by the Committee’s independent compensation consultant, compares the current compensation opportunities provided to each of our executive officers against the compensation opportunities provided to executives holding similar positions at companies with corporate revenues similar to ours. For non-industry specific positions such as a chief financial officer, the Committee reviews general industry data for total cash compensation (base salary and annual incentive). For management positions that are industry-specific such as Group President, Utility Operations, the Committee reviews data from utility companies for total cash compensation. However, for long-term incentives, all positions are reviewed relative to utility market data. The survey data reviewed by the Committee covers hundreds of companies across a broad range of industries and over 60 investor-owned utility companies in the utility sector. In evaluating compensation levels against the survey data, the Committee considers only the aggregated survey data. The identities of the companies participating in compensation survey data are not disclosed to, or considered by, the Committee in its decision-making process and, thus, are not considered material by the Committee.

The Committee uses this survey data to develop compensation opportunities that are designed to deliver total target compensation at approximately the 50th percentile of the surveyed companies. The survey data are the primary data used for purposes of determining target compensation. As a result, Mr. Denault, our Chief Executive Officer, is compensated at a higher level than our other Named Executive Officers, reflecting market practices that compensate chief executive officers at greater potential compensation levels with more “pay at risk” than other named executive officers, due to the greater responsibilities and accountability required of a Chief Executive Officer. In most cases, the Committee considers its objectives to have been met if our Chief Executive Officer and the eight (8) other executive officers (including all of the Named Executive Officers) who constitute what we refer to as our Office of the Chief Executive each have a target compensation opportunity that falls within the range of 85% – 115% of the 50th percentile of the survey data. Promoted officers or officers who are new to their roles may be transitioned into the targeted market range over time. Actual compensation received by an individual officer may be above or below the targeted range based on an individual officer’s skills, performance, experience and responsibilities, Company performance and internal pay equity. For 2013, the total target compensation of each of our Named Executive Officers fell within the targeted range except for one officer whose total target compensation fell below the targeted range due to his being new in his position and another officer whose total targeted compensation was set above the targeted range, based on the Committee’s assessment of his skills, performance, experience and responsibilities and internal pay equity.

Proxy Analysis

Although the survey data described above is the primary data used in determining compensation, the Committee reviews data derived from the proxy statements of companies included in the Philadelphia Utility Index as an additional point of comparison. The proxy data are used to compare the compensation levels of our Named Executive Officers with the compensation levels of the corresponding top five highest paid executive officers of the companies included in the Philadelphia Utility Index, as reported in their proxy statements, based on pay rank and without regard to roles and responsibilities except with respect to the Chief Executive Officer and Chief Financial Officer, for whom comparable roles are used. The Personnel Committee uses this analysis to evaluate the overall reasonableness of the Company’s compensation programs. The following companies were included in the Philadelphia Utility Index at the time the proxy data was compiled:

• AES Corporation	• El Paso International
• Ameren Corporation	• Exelon Corporation
• American Electric Power Co. Inc.	• FirstEnergy Corporation
• CenterPoint Energy Inc.	• NextEra Energy
• Consolidated Edison Inc.	• Northeast Utilities
• Covanta Holding Corporation	• PGE Corporation
• Dominion Resources Inc.	• Public Service Enterprise Group, Inc.
• DTE Energy Company	• Southern Company
• Duke Energy Corporation	• Xcel Energy
• Edison International

Executive Compensation Elements

The following table lists the elements of target direct compensation for our 2013 executive compensation program. The program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual and long-term incentives. Our incentives are designed to drive overall corporate performance, specific business unit strategies, and individual performance using performance and operational measures the Committee believes correlate to shareholder value and align with our strategic vision and operating priorities. The Committee establishes the performance measures and ranges of performance for the variable compensation elements. An individual’s award is based primarily on corporate performance, market-based compensation levels, and individual performance.

Element	Key Characteristics	Why We Pay This Element	How We Determine the Amount
Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provides a base level of competitive cash compensation for executive talent.	Experience, job scope, market data, individual performance and internal pay equity.
Annual Incentive Awards	Variable compensation component payable in cash based on performance against goals established annually.	Motivate and reward executives for performance on key financial and operational measures during the year.	Target opportunity based on job scope, market data and internal equity. Actual awards based on company performance tied to two measures: • Earnings Per Share • Operating Cash Flow
Stock Options	Non-qualified stock options that expire in ten years and become exercisable over three years – 33 1/3% on each anniversary of the grant date.	Coupled with restricted stock awards, align the interests of executives with long-term shareholder value, provide competitive compensation, retain executive talent and increase our executive officers’ ownership in our common stock.	Job scope, market data, internal equity, individual and Company performance.
Restricted Stock Awards	Restricted stock awards vest over three-year years – 33 1/3% on each anniversary of the grant date, have voting rights and accrue dividends during the vesting period.	Coupled with stock options, align the interests of executives with long-term shareholder value, provide competitive compensation, retain executive talent and increase our executive officers’ ownership in our common stock.	Job scope, market data, individual performance and Company performance.
Long-Term Performance Unit Program	Each performance unit equals the value of one share of our common stock at the end of a three-year performance period. Each unit also earns the equivalent of the dividends paid during the performance period. Beginning with the 2012-2014 performance period, performance units granted under the Long-Term Performance Unit Program will be settled in shares of Entergy common stock rather than in cash.	Focuses our executive officers on building shareholder value and increases our executive officers’ ownership in our common stock.	Entergy’s total shareholder return relative to the total shareholder return of the companies in the Philadelphia Utility Index.

Short-Term Compensation

Base Salary

The Personnel Committee determines the base salaries for all of our Named Executive Officers based on competitive compensation data, performance considerations and advice provided by the Committee’s independent compensation consultant. The Committee also uses internal pay equity; however, the Committee has not established any predetermined formula against which the base salary of one Named Executive Officer is measured against another officer or employee.

The following table sets forth the 2012 and 2013 base salaries for our Named Executive Officers. Changes in base salaries were effective either upon the date of the officers’ promotion or in April of the years shown, for those who received merit increases.

Named Executive Officer	2012 Base Salary	2013 Base Salary

Leo P. Denault	$674,856	$1,085,000
Andrew S. Marsh	$301,378	$500,000
Jeffrey S. Forbes	$450,000	$550,000
William M. Mohl	$342,250	$560,000
Roderick K. West	$589,160	$612,726
J. Wayne Leonard	$1,350,276	N/A

The salary increases shown for Messrs. Denault, Marsh, Forbes and Mohl from 2012 to 2013 were determined in conjunction with their promotion to new positions assumed in 2013. The Committee determined the compensation levels for each of these officers using competitive compensation data provided by its independent compensation consultant. The Committee also considered their previous compensation levels and the compensation paid to their predecessors at the Company. In determining the 2013 base salaries, the Committee sought to position the compensation for each officer, other than Mr. Mohl, at below market levels with the intent of transitioning them to market-competitive levels over time. Mr. Mohl’s salary was established, in consultation with our independent compensation consultant, to reflect his unique responsibilities and accountability as President of our wholesale commodities business.

Annual Incentive Plan

We include performance-based incentives in the Named Executive Officers’ compensation packages because we believe performance-based incentives encourage our Named Executive Officers to pursue objectives consistent with the overall goals and strategic direction that the Board has set for our Company. Annual incentive plans are commonly used by companies in a variety of industry sectors to compensate their executive officers for achieving financial and operational goals.

Under the Annual Incentive Plan, we use a performance metric known as the Entergy Achievement Multiplier to determine the percentage of target annual plan opportunities that will be paid each year to each Named Executive Officer, subject to adjustment based on individual performance.

Each year the Personnel Committee reviews the performance measures used to determine the Entergy Achievement Multiplier. In December 2012, the Personnel Committee decided to retain for 2013 the performance measures used for determining the 2012 Entergy Achievement Multiplier. These measures were consolidated earnings per share and operating cash flow, with each measure weighted equally. The Committee selected these performance measures because:

•	earnings per share and operating cash flow have both a correlative and causal relationship with shareholder value over the long-term;

•	earnings per share and operating cash flow targets are aligned with externally-communicated goals; and

•	earnings per share and operating cash flow results are readily available in earning releases and SEC filings.

In addition, these measures are used by a number of other companies, including the companies in the Philadelphia Utility Index, as components of their incentive programs.

The Committee sets minimum, target and maximum achievement levels under the Annual Incentive Plan. There is no payout for performance at or below the minimum achievement level, the payout for performance at target is 100% of the target payout, and the payout for performance at or above the maximum achievement level is 200% of target. Payouts for performance between minimum and target achievement levels and between target and maximum levels are calculated using straight-line interpolation. In general, the Committee seeks to establish target achievement levels such that the relative difficulty of achieving the target level is consistent from year to year.

In January 2013, the Committee determined the Annual Incentive Plan targets to be used for purposes of determining annual bonuses for 2013. The Committee’s determination of the target levels was made after full Board review of management’s 2013 financial plan for the Company and upon the recommendation of the Finance Committee. In setting the target levels, the Committee confirmed that the established targets aligned with the Company’s anticipated 2013 financial performance as reflected in the financial plan and the Company’s published earnings guidance. In keeping with its past practice, the Committee also determined that for purposes of measuring performance against such targets, the Committee would exclude the effect on as-reported results of activities associated with the Company’s planned ITC Transaction, since that was a known special item that would be excluded in determining operational results, and the effect of any major storms that may occur during the year. The Committee therefore established the following targets for purposes of measuring management performance, in each case excluding the effect of activities associated with the ITC Transaction.

	Minimum	Target	Maximum
Earnings Per Share ($)	$4.50	$5.00	$5.50
Operating Cash Flow ($ billion)	$2.840	$3.250	$3.660
Payout Level	0%	100%	200%

For 2013, the Personnel Committee maintained for Mr. West the same 70% target award level as a percentage of base salary that it set for him in 2012. In connection with their promotions, the Personnel Committee increased the 2013 target awards for incentives to be paid for 2013 under the Annual Incentive Plan for Messrs. Denault, Marsh, Forbes and Mohl as follows: Mr. Denault’s increased from 70% to 120% of his base salary, Mr. Marsh’s increased from 40% to 70%, and Mr. Mohl’s and Mr. Forbes’ increased from 60% to 70% of their base salaries. The target awards established for these officers were comparable to the target awards historically set for these positions and levels of responsibility.

In January 2014, the Finance and Personnel Committees reviewed the Company’s financial results against the performance objectives reflected in the table above. Based on the Finance Committee’s recommendation, the Personnel Committee determined that for 2013, management exceeded its earnings per share goal of $5.00 per share by $0.36 per share and met its operating cash flow goal of $3.25 billion, in each case based on operational earnings and operating cash flow, which excluded from as-reported results special items recorded for (i) an impairment and other expenses associated with the planned closure of the Vermont Yankee Nuclear Power Station and the related settlement agreement reached with the State of Vermont in 2013, (ii) expenses for the implementation of the Company’s Human Capital Management strategic initiative in 2013, and (iii) costs associated with the Company’s planned ITC Transaction, offset by a related tax benefit.* The adjustment to as-reported results for costs associated with the ITC Transaction had been identified as a special item at the time the goals were set, but the other special items had arisen during the year. The Committee evaluated each of these adjustments to as-reported results and concluded that they were appropriate in light of the Committee’s view that, in general, management’s performance for purposes of determining Annual Incentive Plan awards should be measured against operational financial results, since operational results form the basis for the Company’s financial plan and guidance to investors and are the primary basis on which the Company’s financial performance is evaluated by investors.

* See Appendix A for a reconciliation of non-GAAP financial measures to GAAP results.

Based on this performance, and the recommendation of the Finance Committee, the Personnel Committee certified an Entergy Achievement Multiplier of 136% for 2013, consistent with the strong financial results achieved by the Company, despite the significant challenges posed in 2013, including continued low wholesale power prices and financial and regulatory challenges and uncertainty related to the Company’s wholesale nuclear plants. In reaching this decision, the Committee also took into account management’s performance in relation to a number of strategic initiatives and decisions undertaken in 2013, including the successful integration of the transmission systems owned by the Company’s utility operating companies into MISO, the decision to close the Vermont Yankee Nuclear Power Station and related settlement agreement with the State of Vermont, the development and implementation of the Company’s Human Capital Management initiative, and management’s unsuccessful effort to complete the ITC Transaction. This compares with an Entergy Achievement Multiplier of 104% and a payout to members of the Office of Chief Executive of 95% of target for 2012, when the Company exceeded its earnings per share target by a smaller margin and fell short of its operating cash flow goal and the Personnel Committee reduced the awards paid to reflect management’s failure to meet the Committee’s expectations with respect to employee safety.

The following table shows the Annual Incentive Plan payments as a percentage of base salary for 2013, as well as the incentive awards paid to each Named Executive Officer for 2013, based on the Personnel Committee’s determination to pay such awards at 136% of target:

Named Executive Officer	Base Salary	Target as Percentage of Base Salary	Payout as Percentage of Base Salary	2013 Annual Incentive Award
Leo P. Denault	$1,085,000	120%	163%	$1,770,720
Andrew S. Marsh	$500,000	70%	95%	$476,000
Jeffrey S. Forbes	$550,000	70%	95%	$523,600
William M. Mohl	$560,000	70%	95%	$533,120
Roderick K. West	$612,726	70%	95%	$583,315
J. Wayne Leonard (1)	$1,350,276	120%	163%	$187,159

(1)

Consistent with the terms of the Annual Incentive Plan, Mr. Leonard received a pro-rated payment under our Annual Incentive Plan for 2013 based on the portion of the year he served as Chief Executive Officer.

Nuclear Retention Plan

Mr. Forbes participates in the Entergy Nuclear Retention Plan, a special retention plan for officers and other leaders with special expertise in the nuclear industry. The Committee authorized this plan to attract and retain key management and employee talent in the nuclear power field, a field that requires unique technical and other expertise that is in great demand in the utility industry. The plan provides for bonuses to be paid annually over a three-year employment period with the bonus opportunity dependent on the participant’s management level and continued employment. Each annual payment is equal to an amount ranging from 15% to 30% of the employee’s base salary as of their date of enrollment in the Plan. In the case of Mr. Forbes, the annual cash bonus was fixed at 30% of his base salary as of January 1, 2011 for the 2011 through 2013 plan cycle. Under the plan, Mr. Forbes therefore received, in January 2013, a cash bonus equal to 30% of his January 1, 2011 base salary of $358,750. Mr. Forbes received his final payout for the 2011 through 2013 plan cycle in January 2014.

Mr. Forbes’ participation in the plan was renewed in January 2014 for a three-year period beginning on January 1, 2014, in recognition of the value the Company places on Mr. Forbes as a member of the Company’s senior management team and his extensive experience in the nuclear industry, and to keep his pay competitive. In accordance with the terms and conditions of the Nuclear Retention Plan, in January 2015, 2016 and 2017, Mr. Forbes will receive a cash bonus equal to 30% of his base salary as of January 1, 2014. The three year period covered and percentage of base salary paid to Mr. Forbes under the plan are consistent with the terms of participation of other senior executive officers who participate in this plan.

Long-Term Incentive Compensation

Our goal for our long-term incentive compensation is to focus our executive officers on building shareholder value and to increase our executive officers’ ownership of our common stock. In our long-term incentive compensation programs, we use a mix of performance units, restricted stock and stock options. Performance units reward the Named Executive Officers on the basis of total shareholder return, which is a measure of stock price appreciation and dividend payments, in relation to the companies in the Philadelphia Utility Index. Restricted stock ties our executive officers’ long-term financial interest to the long-term financial interests of our shareholders. Stock options provide a direct incentive to increase the price of our common stock. In general, we seek to allocate the total value of long-term incentive compensation 60% to performance units and 40% to a combination of stock options and restricted stock, equally divided in value, all based on their grant date fair values. Allocations for individual Named Executive Officers may vary from this target as a result of individual performance, promotions and internal pay equity.

All of the performance units, shares of restricted stock and stock options granted to our Named Executive Officers in 2013 were awarded under our 2011 Equity Ownership Plan. All equity awards granted under our equity ownership plan requires both a change in control and an involuntary job loss or substantial diminution of duties (a “double trigger”) for the acceleration of these awards upon a change in control.

Performance Unit Program

We issue performance unit awards to our Named Executive Officers under our Long-Term Performance Unit Program. Each performance unit represents the value of one share of our common stock at the end of the three-year performance period, plus dividends accrued during the performance period. The Personnel Committee sets payout opportunities for the program at the outset of each performance period, and the program is structured to reward Named Executive Officers only if performance goals set by the Personnel Committee are met. The Personnel Committee has no discretion to make awards if minimum performance goals are not achieved.

Beginning with the 2012-2014 performance period, upon vesting, the performance units granted under the Long-Term Performance Unit Program will be settled in shares of Entergy common stock rather than cash. Accrued dividends on any shares earned during the performance period will also be paid in shares of Entergy common stock at the end of the performance period if earned. All shares paid out under the Long-Term Performance Unit Program will be required to be retained by our officers until applicable executive stock ownership requirements are met. We modified the form of payment from a cash-settled award to a stock-settled award to align the method of payment with market practice and to encourage our executives to own shares of our common stock.

The Long-Term Performance Unit Program specifies a minimum, target and maximum achievement level. We measure performance by assessing Entergy’s total shareholder return relative to the total shareholder return of the companies in the Philadelphia Utility Index. The Personnel Committee identified the Philadelphia Utility Index as the industry peer group for total shareholder return performance because the companies included in this index, in the aggregate, approximate the Company in terms of business and scale. The Personnel Committee chose relative total shareholder return as a measure of performance because it reflects the Company’s creation of shareholder value relative to other electric utilities over the performance period. It also takes into account dividends paid by the companies in this index and normalizes certain events that affect the industry as a whole. Minimum, target and maximum performance levels are determined by reference to the percentile ranking of Entergy’s total shareholder return against the total shareholder return of the companies in the Philadelphia Utility Index. At any given time, a participant in the Long-Term Performance Unit Program may be participating in up to three performance periods. Currently, participants are participating in the 2012-2014, the 2013-2015 and the 2014-2016 performance periods.

2013-2015 Performance Unit Program Grants. Subject to achievement of performance levels, the following target performance unit payout opportunities were established for the 2013-2015 performance period: 37,156 performance units for our Chief Executive Officer, 7,442 performance units for Mr. Marsh, 7472 performance units for Mr. Forbes and Mr. Mohl and 7,600 performance units for Mr. West. The target awards for Mr. West were established in January 2013 by the Personnel Committee. The target awards for Messrs. Denault, Marsh, Forbes and Mohl include target awards established in January 2013 plus, pursuant to the terms of the program, pro-rated awards received in connection with their promotions in 2013. The range of potential payouts under the program is shown below. Each Named Executive Officer received a larger number of performance units than were granted to officers at their respective levels in 2012 to reflect the lower stock price at the time of the award as compared to 2012 and an increase in targeted long-term value required to result in awards approximating the 50th percentile of the corporate market data.

Performance Level	Minimum	Target	Maximum
Total Shareholder Return	25th percentile	50th percentile	75th percentile
Payouts	25% of target	100% of target	200% of Target

There is no payout for performance below the 25th percentile. Payouts between minimum and target and target and maximum are calculated using straight-line interpolation.

Payout for the 2011-2013 Performance Period. For the 2011-2013 performance period, the approved target performance unit payout opportunities were: 12,041 performance units for Mr. Denault; 2,636 performance units for Mr. Marsh; 3,539 performance units for Mr. Forbes and Mr. Mohl; 5,900 performance units for Mr. West; and 26,000 performance units for Mr. Leonard. The target awards for Mr. West and Mr. Leonard were established in January 2011 by the Personnel Committee. The target awards for Messrs. Denault, Marsh, Forbes and Mohl include target awards established in January 2011 plus, pursuant to the terms of the program, pro-rated awards received in connection with their promotions in 2013.

Performance Level	Minimum	Target	Maximum
Total Shareholder Return	25th percentile	50th percentile	75th percentile
Payouts	10% of target	100% of target	250% of Target

In January 2014, the Committee assessed the Company’s total shareholder return for the 2011-2013 performance period in order to determine the actual number of performance units to be paid to Long Term Performance Unit Program participants for the 2011-2013 performance period. The Committee compared the Company’s total shareholder return against the total shareholder return of the companies that comprise the Philadelphia Utility Index. Based on this comparison, as recommended by the Finance Committee, the Personnel Committee concluded that the Company’s performance for the 2011-2013 performance period ranked in the bottom quartile, resulting in a zero payout for the 2011-2013 performance period.

Stock Options and Restricted Stock

We grant stock options and restricted stock as part of our long-term incentive awards to our executive officers. As previously discussed, the Personnel Committee considers several factors in determining the number of stock options and shares of restricted stock it will grant to our Named Executive Officers, including individual performance, prevailing market practice, targeted long-term value created by the use of stock options and restricted stock, and the potential dilutive effect of stock option and restricted stock grants. The Committee’s assessment of individual performance of each Named Executive Officer is the most important factor in determining the number of shares of restricted stock and stock options awarded, except with respect to the Chief Executive Officer for whom comparative market data is the most important factor. The Committee, in consultation with our Chief Executive Officer, reviews each other Named Executive Officer’s performance, role and responsibilities, strengths and developmental opportunities. Stock option and restricted stock awards for our Chief Executive Officer are determined solely by the Personnel Committee on the basis of the same considerations. For all equity awards, the Committee also considers the significant achievements of the Company for the prior year.

The following table sets forth the number of stock options and shares of restricted stock granted to each Named Executive Officer in 2013. The exercise price for each option was $64.60, which was the closing price of Entergy’s common stock on the date of grant.

Named Executive Officer	Stock Options	Shares of Restricted Stock
Leo P. Denault	50,000	6,000
Andrew S. Marsh	32,000	4,000
Jeffrey S. Forbes	22,500	2,800
William M. Mohl	32,000	4,000
Roderick K. West	40,000	5,000

Stock Options. Under our equity plans, all stock options must have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Our equity ownership plans prohibit the repricing of “underwater” stock options without shareholder approval.

We have not adopted a formal policy regarding the granting of options at times when the Company is in possession of material non-public information. However, we generally grant options to Named Executive Officers only during the month of January in connection with our annual executive compensation decisions.

Restricted Stock. Upon vesting, shares of Entergy common stock will be distributed along with the dividends that have accrued on the vested shares. We believe the use of restricted stock enhances retention, mitigates the burn rate and, in conjunction with our stock ownership requirements, assists in building executive ownership of our common stock.

For additional information regarding stock options and shares of restricted stock awarded in 2013 to each of the Named Executive Officers, see the 2013 Grants of Plan-Based Awards table on page 49 of this Proxy Statement.

Restricted Units

Restricted units granted under our 2011 Equity Ownership Plan represent phantom shares of Company common stock (i.e., non-stock interests that have an economic value equivalent to a share of our common stock). We occasionally grant restricted units for retention purposes, to offset forfeited compensation from a previous employer or for other limited purposes. If all conditions of the grant are satisfied, restrictions on the restricted units lift at the end of the restricted period, and a cash equivalent value of the restricted units is paid. The settlement price is equal to the number of restricted units multiplied by the closing price of Entergy common stock on the date restrictions lift. Restricted units are not entitled to dividends or voting rights. Restricted units are generally time-based awards for which restrictions lift, subject to continued employment, generally over a two- to five-year period.

In January 2013, the Committee granted Mr. Forbes 8,000 restricted units and in May 2013, the Committee granted Mr. West 21,000 restricted units. The Committee granted the restricted units to Mr. Forbes to encourage the retention of his leadership in light of the numerous strategic challenges facing the Company’s nuclear fleet. Mr. West’s award was made in recognition of Mr. West’s senior leadership role with the Company and to ensure a successful transition in light of the leadership changes made in 2013. In determining the size of the grant, the Committee consulted its independent consultant to confirm that the grant was consistent with market practices. The Committee also noted, based on the advice of its independent consultant, that such grants are a commonly used technique for retention purposes.

Mr. Forbes’ restricted units will vest in one installment on January 2, 2016 and Mr. West’s restricted units will vest in one installment on May 1, 2018. On the respective vesting dates, we will pay to Mr. Forbes and Mr. West, subject to payment of withholding taxes, a cash amount equal to the closing price of a share of our common stock on that date multiplied by the number of units subject to their awards. Upon a termination of employment without cause or upon termination of employment by Mr. Forbes or Mr. West with good reason within 24 months following a change in control, Mr. Forbes’ and Mr. West’s restricted units may vest on an earlier date.

Benefits, Perquisites, Agreements and Post-Termination Plans

Pension Plan, Pension Equalization Plan and System Executive Retirement Plan

Retirement Plans.

The Named Executive Officers participate in a Company-sponsored tax qualified final average pay defined benefit pension plan that covers a broad group of employees. In addition, each Named Executive Officer participates in the Pension Equalization Plan, a non-qualified restoration plan, and the System Executive Retirement Plan, a non-qualified supplemental retirement plan. Both plans are sponsored by the Company. Under the terms of the Pension Equalization Plan and System Executive Retirement Plan, an employee participating in both plans is eligible to receive only the greater of the two benefits computed in accordance with the terms of, and conditions of each plan.

The Committee believes that these plans have been an important part of our executive compensation programs because they have assisted in the recruitment of top talent in the competitive market, as these types of supplemental plans have typically been found historically in companies of similar size to the Company and in our industry. These plans serve a critically important role in the retention of our senior executives, as benefits from these plans generally increase for each year that these executives remain employed by us. The plans thereby have encouraged our most senior executives to remain employed by us and continue their work on behalf of our shareholders. See the 2013 Pension Benefits Table on page 54 of this Proxy Statement for additional information regarding the operation of the plans described under this caption.

Savings Plan

The Named Executive Officers are eligible to participate in a Company-sponsored Savings Plan that covers a broad group of employees. The Savings Plan is a tax-qualified retirement savings plan, wherein total combined before-tax and after-tax contributions may not exceed 30% of a participant’s base salary up to certain contribution limits defined by law. In addition, under the Savings Plan, the participant’s employer matches an amount equal to seventy cents for each dollar contributed by participating employees, including the Named Executive Officers, with respect to the first six percent of their eligible earnings under the plan for that pay period. For employees hired or rehired on or after July 1, 2014 who are not eligible to participate in the final average pay defined benefit pension, but instead will participate in a new cash balance defined benefit pension plan, the Entergy System employer matching contribution will be one dollar for each dollar contributed by the employee with respect to the first six percent of the eligible earnings for each pay period. We maintain the Savings Plan for our employees, including our Named Executive Officers, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The Savings Plan permits employees to make such savings in a manner that is relatively tax efficient. We believe this type of savings plan is also a critical element in attracting and retaining talent in a competitive market.

Retirement Plan Changes

During 2013, after reviewing comparative market data, the Personnel Committee approved certain changes to the Company’s retirement plans and policies to better align them with emerging market practice. As a result of these changes, employees who are hired or rehired on or after July 1, 2014 will no longer be eligible to participate in the Company’s tax qualified final average pay defined benefit pension plan and instead will participate in a new cash balance pension plan and will receive an enhanced employer matching contribution under the Company’s Savings Plan, as described above. In addition, in January 2014, the Committee authorized management to (i) amend the Supplemental Executive Retirement Plan to provide that as of July 1, 2014, the plan will be closed to new participants, including employees hired or promoted by the Company to an officer-level position on or after July 1, 2014, (ii) amend the Pension Equalization Plan to provide that participants in the new cash balance pension plan will not be eligible to participate in such plan and instead may be eligible to participate in a new cash balance restoration plan, and (iii) amend the Pension Equalization Plan and, as necessary, all other non-qualified plans sponsored by the Company to provide that supplemental credited service will no longer be granted under any such plans to new executive officers.

Executive Deferred Compensation Plan

The Named Executive Officers are eligible to defer up to 100% of their Annual Incentive Plan awards into either or both the Company-sponsored Executive Deferred Compensation Plan and the equity plan. In addition, they are eligible to defer up to 100% of their base salary into the Executive Deferred Compensation Plan. We believe that providing this benefit is important as a retention and recruitment tool because many, if not all, of the companies with which we compete for executive talent provide a similar arrangement to their senior executive officers. See the 2013 Non-qualified Deferred Compensation discussion on page 57 of this Proxy Statement for additional information regarding the operation of the Executive Deferred Compensation Plan.

Health & Welfare Benefits

The Named Executive Officers are eligible to participate in various health and welfare benefits available to a broad group of employees. These benefits include medical, dental and vision coverage, life and accidental death and dismemberment insurance, business travel accident insurance and long-term disability insurance. Eligibility, coverage levels, potential employee contributions and other plan design features are the same for the Named Executive Officers as for the broad employee population.

Executive Disability Plan

All of our executive officers, including the Named Executive Officers, are eligible to participate in the Executive Disability Plan of Entergy Corporation and Subsidiaries. Individuals who elect to participate in this plan and become disabled under the terms of the plan are eligible for 65% of the difference between their base salary and $276,923 (i.e. the base salary that produces the maximum $15,000 monthly disability payment under our general long-term disability plan).

Perquisites

We provide our Named Executive Officers with a limited number of perquisites and other personal benefits as part of providing a competitive executive compensation program and for employee retention. The Personnel Committee reviews all perquisites, including the personal use of corporate aircraft, on an annual basis. In 2013, our Named Executive Officers were offered: corporate aircraft usage, relocation assistance, annual mandatory physical exams and event tickets. We do not pay club dues for members of the Office of the Chief Executive. For security and business convenience reasons, we permit the Chief Executive Officer to use our corporate aircraft at Company expense for personal use. Our other Named Executive Officers may use corporate aircraft for personal travel subject to the approval of our Chief Executive Officer. From time to time, we make tickets to cultural and sporting events available to our employees, including our Named Executive Officers, for business purposes. If not utilized for business purposes, the tickets are made available to our employees, including our Named Executive Officers, for personal use. We do not provide personal financial counseling or tax gross-up payments on any perquisites, except for relocation benefits to our executive officers. Relocation benefits provided to our executive officers are similar in nature and amount to those provided to all eligible employees. For additional information regarding perquisites, see the “All Other Compensation” column in the Summary Compensation Table on page 46 of this Proxy Statement.

Retention Agreements and other Compensation Arrangements

The Committee believes that retention and transitional compensation arrangements are an important part of overall compensation. The Committee believes that these arrangements help to secure the continued employment and dedication of our Named Executive Officers, notwithstanding any concern that they might have at the time of a change in control regarding their own continued employment. In addition, the Committee believes that these arrangements are important as recruitment and retention devices, as all or nearly all of the companies with which we compete for executive talent have similar arrangements in place for their senior employees.

To achieve these objectives, we have established a System Executive Continuity Plan under which each of our Named Executive Officers is entitled to receive “change in control” payments and benefits if such officer’s employment is involuntarily terminated in connection with a change in control. Severance payments under the System Executive Continuity Plan are based on a multiple of the sum of an executive officer’s annual base salary plus his or her average Annual Incentive Plan award at target for the two fiscal years immediately preceding the fiscal year in which the termination of employment occurs. Under no circumstances can this multiple exceed 2.99 times the sum of (a) the executive officer’s annual base salary as in effect at any time within one year prior to the commencement of a change in control period or if higher, immediately prior to a circumstance constituting good reason plus (b) his or her annual incentive, calculated using the average annual target opportunity derived under the Annual Incentive Plan for the two calendar years immediately preceding the calendar year in which the officer’s termination occurs, or if higher the annual incentive award actually received under the Annual Incentive Plan for the fiscal year immediately preceding the fiscal year in which the termination of employment occurs. We have strived to ensure that the benefits and payment levels under the System Executive Continuity Plan are consistent with market practices. Our executive officers will not receive any tax gross-up payments on any severance benefits received under this plan.

In certain cases, the Committee may approve the execution of a retention agreement with an individual executive officer. These decisions are made on a case by case basis to reflect specific retention needs or other factors, including market practice. If a retention agreement is entered into with an individual officer, the Committee considers the economic value associated with that agreement in making overall compensation decisions for that officer. The Company has voluntarily adopted a policy that any severance arrangements providing benefits in excess of 2.99 times an officer’s annual base salary and annual incentive award must be approved by the Company’s shareholders.

During 2013, we had retention agreements with Mr. Denault and Mr. Mohl. In general, Mr. Denault’s retention agreement provides for severance payments and other benefits in the event of termination of employment other than for cause or on account of death or disability in lieu of those provided under our System Executive Continuity Plan. As with any severance benefits paid under the System Executive Continuity Plan, Mr. Denault will not receive tax gross-up payments on any severance benefits he may receive under his agreement. Mr. Denault’s retention agreement was entered into when he was our Chief Financial Officer and was designed to reflect the competition for chief financial officer talent in the marketplace at that time and the Committee’s assessment of the critical role this position plays in executing the Company’s long-term financial and other strategic objectives. Based on the market data provided by its former independent compensation, consultant, the Committee believes the benefits and payment levels under Mr. Denault’s retention agreement are consistent with market practices.

We entered into an agreement with Mr. Mohl when he became President, Entergy Wholesale Commodities that provides for severance payments if his employment is terminated upon the occurrence of certain events related to the Entergy Wholesale Commodities business (an “EWC Event”) and subsequent to such event, he does not continue employment with the wholesale commodities business and is not offered a comparable position with an Entergy System Company. Upon termination, Mr. Mohl would receive a payment equal to two times his base salary plus his target annual incentive bonus for the year of termination or if termination occurs in 2014, his 2013 target annual bonus if it is higher than the 2014 target annual bonus. If such termination occurs prior to September 18, 2014, he will be eligible to receive, in addition to the severance payment described above, a payment equal to $2,200,000 plus a payment equal to the benefits he would have been eligible for under the System Executive Retirement Plan as if he were retirement eligible, reduced by any benefits payable under any of the Company’s qualified or non-qualified plans provided he executes a release agreement in favor of the Company. If the EWC Event is considered a change in control under our System Continuity Plan, he will only receive the benefits he is eligible for under that plan. This agreement was entered into in light of the unique challenges facing the Entergy Wholesale Commodities business at the time Mr. Mohl assumed his position. In determining the type and size of the amount of payment under this agreement, we consulted with our independent compensation consultant to confirm that the economic value of this arrangement was consistent with market practice.

For additional information regarding the System Executive Continuity Plan and Mr. Denault’s and Mr. Mohl’s retention agreements described above, see “2013 Potential Payments Upon Termination or Change in Control” on page 58 of this Proxy Statement.

Mr. Leonard’s Retirement

In connection with his retirement, Mr. Leonard received $32,978,003 in retirement benefits paid in accordance with his retention agreement entered into at the time Mr. Leonard became Chairman and Chief Executive Officer in 2000. Mr. Leonard was not a participant in either the Pension Equalization or System Executive Retirement Plans and received the supplemental retirement payment in lieu of benefits from these plans. The terms of Mr. Leonard’s supplemental retirement benefit contained in his retention agreement were negotiated at the time he became Chairman and Chief Executive Officer and were designed to, among other things, offset the loss of benefits resulting from Mr. Leonard’s resignation from his prior employer. At the time that the Company recruited Mr. Leonard, he had accumulated twenty-five years of seniority with his prior employer and had served as an executive officer for that employer for over ten years and in an officer-level capacity for over fifteen years. Consistent with terms of our plans for payments to retirees for outstanding awards, Mr. Leonard received a pro-rated award under our Annual Incentive Plan for 2013 and received no payout for the 2011 through 2013 performance cycle of the Long-Term Performance Unit Program. If performance measures are achieved, Mr. Leonard will receive a pro-rated payout under the Long-Term Performance Unit Program for the 2012 through 2014 performance cycle. Pursuant to his retention agreement, the benefits payable following Mr. Leonard’s retirement were limited to the retirement benefits set forth in his retention agreement and Mr. Leonard was not eligible to receive any severance benefits from the Company.

Other Compensation Policies and Practices

We strive to ensure that our compensation philosophy and practices are in line with the best practices of companies in our industry as well as Fortune 500 companies. Some of these practices include the following:

Clawback Provisions

We have adopted the Entergy Corporation Policy Regarding Recoupment of Certain Compensation. This policy covers individuals subject to Section 16 of the Exchange Act. Under the policy, the Committee will require reimbursement of incentives paid to these executive officers where:

•

(i) the payment was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently the subject of a material restatement other than a restatement due to changes in accounting policy; or (ii) a material miscalculation of a performance award occurs, whether or not the financial statements were restated and, in either such case, a lower payment would have been made to the executive officer based upon the restated financial results or correct calculation; or

•

in the Board of Directors’ view, the executive officer engaged in fraud that caused or partially caused the need for a restatement or caused a material miscalculation of a performance award whether or not the financial statements were restated.

The amount the Committee requires to be reimbursed is equal to the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results or correct calculation. Further, following a material restatement of our financial statements, we will seek to recover any compensation received by our Chief Executive Officer and Chief Financial Officer that is required to be reimbursed under Section 304 of the Sarbanes-Oxley Act of 2002.

Stock Ownership Guidelines and Share Retention Requirements

For many years, the Company has had stock ownership guidelines for executives, including the Named Executive Officers. These guidelines are designed to align the executives’ long-term financial interests with those of shareholders. Annually, the Personnel Committee monitors the executive officers’ compliance with these guidelines. To more closely align our stock ownership guidelines with market practice, effective January 1, 2014, we adjusted our stock ownership guidelines to increase the salary multiple for our Chief Executive Officer to six times his base salary and reduced the base salary multiple for our other executive officers.

The new ownership guidelines are as follows:

Role	Value of Common Stock to be Owned
Chief Executive Officer	6 times base salary
Executive Vice Presidents	3 times base salary
Senior Vice Presidents	2 times base salary
Vice Presidents	1 time base salary

Further, to ensure compliance with the guidelines, until an executive officer satisfies the stock ownership guidelines, the officer must retain:

•	all net after-tax shares paid out under our Long-Term Performance Unit Program, which will pay out entirely in Company stock commencing with the 2012-2014 performance period;

•	all net after-tax shares of our restricted stock received upon vesting; and

•

at least 75% of the after-tax net shares received upon the exercise of Company stock options, except for stock options granted before January 1, 2014, as to which the executive officer must retain at least 75% of the after-tax net shares until the earlier of achievement of the stock ownership guidelines or five years from the date of exercise.

Trading Controls and Anti-Pledging and Anti-Hedging Policies

Executive officers, including the Named Executive Officers, are required to receive the permission of the Company’s General Counsel prior to entering into any transaction involving company securities, including gifts, other than the exercise of employee stock options. Trading is generally permitted only during open trading windows occurring immediately following the release of earnings. Employees, who are subject to trading restrictions, including the Named Executive Officers, may enter into trading plans under Rule 10b5-1 of the Exchange Act, but these trading plans may be entered into only during an open trading window and must be approved by the Company. The Named Executive Officer bears full responsibility if he or she violates Company policy by permitting shares to be bought or sold without pre-approval or when trading is restricted.

We also prohibit our directors and executive officers, including the Named Executive Officers, from pledging any Entergy securities or entering into margin accounts involving Entergy securities. We prohibit these transactions because of the potential that sales of Entergy securities could occur outside trading periods and without the required approval of the General Counsel.

We also have adopted an anti-hedging policy that prohibits officers, directors and employees from entering into hedging or monetization transactions involving our common stock. Prohibited transactions include, without limitation, zero-cost collars, forward sale contracts, purchase or sale of options, puts, calls, straddles or equity swaps or other derivatives that are directly linked to the Company’s stock or transactions involving “short-sales” of the Company’s stock. The Board adopted this policy to require officers, directors and employees to continue to own Company stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with those of the Company’s other shareholders.

Compensation Consultant Independence Policy

To maintain the independence of the Personnel Committee’s compensation consultant, the Board has adopted a policy that any consultant (including its affiliates) retained by the Board of Directors or any Committee of the Board of Directors to provide advice or recommendations on the amount or form of executive and director compensation should not be retained by the Company or any of its affiliates to provide other services in an aggregate amount that exceeds $120,000 in any year. In 2013, the Personnel Committee’s independent compensation consultant, Pay Governance LLC, did not provide any services to the Company other than its services to the Personnel Committee. Annually, the Committee reviews the relationship with its compensation consultant including services provided, quality of those services, and fees associated with services in its evaluation of the executive compensation consultant’s independence.

Roles and Responsibilities

Role of Personnel Committee

The Personnel Committee has overall responsibility for approving the compensation program for our Named Executive Officers and makes all final compensation decisions regarding our Named Executive Officers. The Committee works with our executive management to ensure that our compensation policies and practices are consistent with our values and support the successful recruitment, development and retention of executive talent so we can achieve our business objectives and optimize our long-term financial returns. The Committee evaluates executive pay each year to ensure that our compensation policies and practices are consistent with our philosophy. The Personnel Committee is responsible for, among its other duties, the following actions related to our Named Executive Officers:

•	developing and implementing compensation policies and programs for hiring, evaluating and setting compensation for our executive officers, including any employment agreement with an executive officer;
•	evaluating the performance of our Chairman and Chief Executive Officer; and
•	reporting, at least annually, to the Board on succession planning, including succession planning for the Chief Executive Officer.

Role of Chief Executive Officer

The Personnel Committee solicits recommendations from our Chief Executive Officer, with respect to compensation decisions for the other Named Executive Officers. Compensation decisions made by the Personnel Committee in early 2013 were based on the recommendations of Mr. Leonard.

At the Committee’s request, our Chief Executive Officer provides the Personnel Committee with an assessment of the performance of each of the other Named Executive Officers and recommends compensation levels to be awarded to each of them. In addition, the Committee may request that the Chief Executive Officer provide management feedback and recommendations on changes in the design of compensation programs, such as special retention plans or changes in the structure of bonus programs Mr. Denault does not play any role with respect to any matter affecting his own compensation, nor does he have any role determining or recommending the amount, or form of, director compensation. The Personnel Committee also relies on the recommendations of our senior human resources executives with respect to compensation decisions, policies and practices.

Mr. Denault may attend meetings of the Personnel Committee only at the invitation of the chair of the Personnel Committee and cannot call a meeting of the Committee. However, he is not in attendance at the portion of any meeting when the Committee approves the compensation to be paid to the Named Executive Officers. Since he is not a member of the Committee, he has no vote on matters submitted to the Committee. During 2013, Mr. Denault attended 6 meetings of the Personnel Committee.

Role of the Compensation Consultant

Our Personnel Committee has the sole authority from the Board of Directors for the appointment, compensation and oversight of its outside compensation consultant. In 2013, our Personnel Committee retained Pay Governance LLC as its independent compensation consultant to assist it in, among other things, evaluating different compensation programs and developing market data to assess our compensation programs.

During 2013, Pay Governance assisted the Committee with its responsibilities related to the Company’s compensation programs for its executives. Specifically, the Committee directed Pay Governance to: (i) regularly attend meetings of the Committee; (ii) conduct studies of competitive compensation practices; (iii) identify the Company’s market surveys and proxy peer group; (iv) review base salary, annual incentives and long-term incentive compensation opportunities relative to competitive practices; and (v) develop conclusions and recommendations related to the executive compensation plan of the Company for consideration by the Committee. A senior consultant from Pay Governance attended all Personnel Committee meetings to which he was invited in 2013. Pay Governance did not provide any other services to the Company in 2013.

Tax and Accounting Considerations

Section 162(m) of the Code limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to the Chief Executive Officer or any of its other Named Executive Officers who may be Section 162(m) covered employees, unless that compensation is “performance-based compensation” within the meaning of Section 162(m). The Personnel Committee considers deductibility under Section 162(m) as it structures the compensation packages that are provided to its Named Executive Officers. Likewise, the Personnel Committee considers financial accounting consequences as it structures the compensation packages that are provided to the Named Executive Officers. However, the Personnel Committee and the Board believe that it is in the best interest of the Company that the Personnel Committee retains the flexibility and discretion to make compensation awards, whether or not deductible. This flexibility is necessary to foster achievement of performance goals established by the Personnel Committee, as well as other corporate goals that the Committee deems important to the Company’s success, such as encouraging employee retention and rewarding achievement of key Company goals.

PERSONNEL COMMITTEE REPORT

The Personnel Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Personnel Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The Personnel Committee

Maureen S. Bateman, Chair

Gary W. Edwards

Alexis M. Herman

Stewart C. Myers

COMPENSATION RISK ASSESSMENT

Entergy’s management, under the oversight of the Personnel Committee, annually conducts an assessment of the risks associated with our compensation policies and practices and reports to the Personnel Committee on the results of that assessment. Based on this assessment, Entergy’s management has determined that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. This determination has taken into account, among other things, the following design, administration, controls and risk mitigation elements of our compensation programs and policies and practices:

•	the use of a balanced mix of cash and equity compensation elements at various compensation levels;

•	the use of incentive compensation plans that cap awards at appropriate levels;

•	the use of performance measurement time horizons that are designed to support an appropriate balance between the pursuit of near term and long term goals;

•

the use of financial performance metrics that are readily measured, monitored and reviewed, and align with shareholder interests and are consistent with metrics that are commonly used in the Company’s industry;

•	incorporation of both operational and financial goals and individual performance in determining individual awards;

•

incentive compensation controls that incorporate multiple levels of review and approval of awards, to confirm that calculations are performed correctly and that awards are properly aligned with individual, departmental, line of business and corporate performance; and

•

the Company’s equity vesting schedules, executive stock ownership guidelines, policy prohibiting pledging of Company shares, and “clawback” policy, all of which are designed to align the interests of executives with shareholders while discouraging excessive risk-taking.

The compensation risk assessment also took into account the independence of the members of the Personnel Committee, its access to and use of an independent compensation consultant in the design of its programs, its access to and engagement with management on matters relating to the Company’s compensation programs and practices, and its role in the determination of incentive plan targets and measures.

EXECUTIVE COMPENSATION TABLES

2013 Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2013, 2012 and 2011.

The Company has not entered into any employment agreements with any of the Named Executive Officers and as of December 31, 2013, it did not have any retention agreements other than those described in “2013 Potential Payments upon Termination or Change in Control.” For additional information regarding the material terms of the awards reported in the following tables, including a general description of the formula or criteria to be applied in determining the amounts payable, see “Compensation Discussion and Analysis.”

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position (1)	Year	Salary (2)	Bonus (3)	Stock Awards (4)	Option Awards (5)	Non-Equity Incentive Plan Compensation (6)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total

Leo P. Denault	2013	$1,039,253	$ -	$3,780,189	$400,000	$1,770,720	$630,800	$44,690	$7,665,652
Chairman of the	2012	$669,564	$ -	$647,594	$282,600	$448,779	$972,400	$22,657	$3,043,594
Board and Chief Executive Officer	2011	$648,512	$ -	$891,941	$287,000	$587,059	$980,400	$16,756	$3,411,668

Andrew S. Marsh	2013	$477,846	$ -	$921,927	$256,000	$476,000	$157,700	$213,663	$2,503,136
Executive Vice President and Chief Financial Officer

Jeffrey S. Forbes	2013	$547,548	$107,625	$1,323,048	$180,000	$523,600	$264,100	$26,186	$2,972,107
Executive Vice President, Nuclear Operations/Chief Nuclear Officer

William M. Mohl	2013	$535,712	$ -	$882,568	$256,000	$533,120	$367,600	$200,784	$2,775,784
President, Entergy Wholesale Commodities

Roderick K. West	2013	$606,381	$ -	$2,318,926	$320,000	$583,315	$147,800	$27,045	$4,003,467
Executive Vice President and Chief	2012 2011	$584,540 $566,162	$ - $ -	$647,594 $746,361	$282,600 $195,160	$391,791 $512,512	$991,000 $664,800	$46,097 $20,261	$2,943,622 $2,705,256
Administrative Officer

J. Wayne Leonard	2013	$332,376	$ -	$ -	$ -	$187,159	$ -	$45,121	$564,656
Former Chairman of the Board and	2012 2011	$1,343,148 $1,315,229	$ - $ -	$2,632,339 $3,163,825	$838,380 $803,600	$1,539,315 $2,033,356	$5,892,800 $2,749,700	$95,884 $65,061	$12,341,866 $10,130,771
Chief Executive Officer

(1)

Effective January 31, 2013, Mr. Leonard retired from the Company and, on February 1, 2013, Mr. Denault succeeded Mr. Leonard as Chairman of the Board and Chief Executive Officer. Messrs. Forbes, Marsh and Mohl were not Named Executive Officers in 2012 or 2011.

(2)

The amounts in column (c) represent the actual base salary paid to the Named Executive Officers. The 2013 changes in base salaries noted in the Compensation Discussion and Analysis for Messrs. Denault, Forbes, Marsh and Mohl were effective upon their promotions and for Mr. West in April 2013.

(3)

The amount in column (d) for Mr. Forbes represents the cash bonus paid to him pursuant to the Nuclear Retention Plan. See “Non-Equity Incentive Plans – Nuclear Retention Plan” in Compensation Discussion and Analysis.

(4)

The amounts in column (e) represent the aggregate grant date fair value of restricted stock, restricted units and performance units granted under the 2011 Equity Ownership Plan, each calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”), without taking into account estimated forfeitures. The grant date fair value of the restricted stock and restricted units is based on the closing price of the Company’s common stock on the date of grant. The grant date fair value of performance units is based on the probable outcome of the applicable performance conditions, measured using a Monte Carlo simulation valuation model. The simulation model applies a risk-free interest rate and an expected volatility assumption. The risk-free rate is assumed to equal the yield on a three-year treasury bond on the grant date. Volatility is based on historical volatility for the 36-month period preceding the grant date. If the highest achievement level is attained, the maximum amounts that will be received with respect to the performance units granted in 2013 are as follows: Mr. Denault, $7,378,205; Mr. Marsh, $1,470,889; Mr. Forbes, $1,348,185; Mr. Mohl, $1,348,716; and Mr. West, $981,920.

(5)

The amounts in column (f) represent the aggregate grant date fair value of stock options granted under the 2011 Equity Ownership Plan calculated in accordance with FASB ASC Topic 718. For a discussion of the relevant assumptions used in valuing these awards, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2013.

(6)	The amounts in column (g) represent cash payments made under the Annual Incentive Plan.

(7)

For all Named Executive Officers, other than Mr. Leonard, the amounts in column (h) include the annual actuarial increase in the present value of these Named Executive Officers’ benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which these Named Executive Officers may not currently be entitled to receive because such amounts are not vested. None of the increase for any of the Named Executive Officers is attributable to above-market or preferential earnings on non-qualified deferred compensation (see “2013 Non-qualified Deferred Compensation”).

(8)

The amounts set forth in column (i) for 2013 include (a) matching contributions by the Company under the Savings Plan to each of the Named Executive Officers; (b) dividends paid on restricted stock when vested; (c) life insurance premiums; (d) perquisites and other compensation; and (e) tax gross up payments on relocation benefits. The amounts are listed in the following table:

	Leo P. Denault	Andrew S. Marsh	Jeffrey S. Forbes	William M. Mohl	Roderick K. West	J. Wayne Leonard

Company Contribution – Savings Plan	$10,710	$10,710	$10,710	$10,710	$10,710	$5,818

Dividends Paid on Restricted Stock	$15,524	$3,762	$6,316	$4,102	$11,079	$38,346

Life Insurance Premium	$4,002	$3,040	$7,482	$3,893	$2,598	$957

Perquisites and Other Compensation	$14,454	$186,915	$1,678	$149,350	$2,658	$ -

Tax Gross Up Payments	$ -	$9,236	$ -	$32,729	$ -	$ -

Total	$44,690	$213,663	$26,186	$200,784	$27,045	$45,121

Effective January 2011 for the officers that constitute the Office of the Chief Executive, we eliminated tax gross-up payments on all perquisites, except for relocation benefits.

Perquisites and Other Compensation

The amounts set forth in column (i) also include perquisites and other personal benefits that we provide to our Named Executive Officers as part of providing a competitive executive compensation program and for employee retention. The following perquisites were provided to the Named Executive Officers in 2013.

Named Executive Officer	Relocation	Personal Use of Corporate Aircraft	Executive Physicals	Event Tickets
Leo P. Denault		X	X
Andrew S. Marsh	X		X
Jeffrey S. Forbes			X
William M. Mohl	X		X
Roderick K. West			X	X
J. Wayne Leonard

For security and business reasons, we permit our Chief Executive Officer to use our corporate aircraft for personal use at Company expense. Our other Named Executive Officers may use the corporate aircraft for personal travel subject to the approval of our Chief Executive Officer. The amounts included in column (i) for the personal use of corporate aircraft, reflect the incremental cost to the Company for use of the corporate aircraft, determined on the basis of the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits. In addition, we require our executive officers to have a comprehensive annual physical exam at our expense. Tickets to cultural and sporting events are purchased for business purposes, and if not utilized for business purposes, the tickets are made available to our employees, including our Named Executive Officers, for personal use. The Company also provides relocation benefits to a broad base of employees which include assistance with moving expenses, purchase and sale of homes and transportation of household goods. In connection with their promotion, and in accordance with the Company’s relocation policies, the Company paid $186,915 and $145,279 in relocation expenses for Mr. Marsh and Mr. Mohl, respectively, in 2013. The relocation assistance amounts reported above represent the amounts paid to our relocation service provider or the executive officer. None of the other perquisites referenced above exceeded $25,000 for any of the other Named Executive Officers.

2013 Grants of Plan-Based Awards

The following table summarizes award grants during 2013 to the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)		All Other Option Awards: Number of Securities Under- lying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)
Leo P. Denault(6)	1/31/2013	$ -	$1,302,000	$2,604,000
	1/31/2013				9,289	37,156	74,312					$2,428,516
	2/01/2013				3,434	13,736	27,472					$921,823
	2/01/2013				1,535	6,141	12,282					$42,250
	1/31/2013							6,000				$387,600
	1/31/2013									50,000	$64.60	$400,000

Andrew S. Marsh(6)	1/31/2013	$ -	$350,000	$700,000
	1/31/2013				1,861	7,442	14,884					$486,409
	2/01/2013				623	2,492	4,984					$167,238
	2/01/2013				359	1,436	2,872					$9,880
	1/31/2013							4,000				$258,400
	1/31/2013									32,000	$64.60	$256,000

Jeffrey S. Forbes(6)	1/31/2013	$ -	$385,000	$770,000
	1/31/2013				1,868	7,472	14,944					$488,370
	1/02/2013				479	1,917	3,834					$128,650
	1/02/2013				260	1,039	2,078					$7,148
	1/31/2013							2,800				$180,880
	1/02/2013							8,000	(7)			$518,000
	1/31/2013									22,500	$64.60	$180,000

William M. Mohl(6)	1/31/2013	$ -	$392,000	$784,000
	1/31/2013				1,868	7,472	14,944					$488,370
	2/01/2013				479	1,917	3,834					$128,650
	2/01/2013				260	1,039	2,078					$7,148
	1/31/2013							4,000				$258,400
	1/31/2013									32,000	$64.60	$256,000

Roderick K. West	1/31/2013	$ -	$428,908	$857,816
	1/31/2013				1,900	7,600	15,200					$496,736
	1/31/2013							5,000				$323,000
	5/01/2013							21,000	(8)			$1,499,190
	1/31/2013									40,000	$64.60	$320,000

J. Wayne Leonard	1/31/2013	$ -	$137,617	$275,234

(1)

The amounts in columns (c), (d) and (e) represent minimum, target and maximum payment levels under the Annual Incentive Plan. The actual amounts awarded are reported in column (g) of the Summary Compensation Table. Mr. Leonard’s award is based on his pro-rated target.

(2)

Except as otherwise noted in footnote 6, the amounts in columns (f), (g) and (h) represent the minimum, target and maximum payment levels under the Long-Term Performance Unit Program. Performance under the program is measured by the Company’s total shareholder return relative to the total shareholder returns of the companies included in the Philadelphia Utility Index. If the Company’s total shareholder return is not at least 25% of that for the Philadelphia Utility Index, there is no payout. Subject to achievement of performance targets, each unit will be converted into one share of the Company’s common stock on the last day of the performance period (December 31, 2015.) Accrued dividends on the shares earned will also be paid in Company stock.

(3)

Except as otherwise noted in footnotes 7 and 8, the amounts in column (i) represent shares of restricted stock granted under the 2011 Equity Ownership Plan. Shares of restricted stock vest over a three-year period, have voting rights and accrue dividends during the vesting period.

(4)

The amounts in column (j) represent options to purchase shares of the Company’s common stock. The options vest one-third on each of the first through third anniversaries of the grant date and have a ten-year term from the date of grant. The options were granted under the 2011 Equity Ownership Plan.

(5)

The amounts in column (l) are valued based on the aggregate grant date fair value of the award calculated in accordance with FASB ASC Topic 718 and, in the case of the performance units, are based on the probable outcome of the applicable performance conditions. See Notes 4 and 5 to the Summary Compensation Table for a discussion of the relevant assumptions used in calculating the grant date fair value.

(6)

With their promotions, Mr. Denault, Mr. Forbes, Mr. Marsh and Mr. Mohl received pro-rated performance unit awards under the 2011-2013 Long-Term Performance Program and the 2012-2014 Long-Term Performance Program. For the 2011 – 2013 Long-Term Performance Program, subject to achievement of performance targets, each unit will be converted into the cash equivalent of one share of Entergy Corporation’s common stock on the last day of the performance period (December 31, 2013). For the 2012 – 2014 Long-Term Performance Program, subject to achievement of performance targets, each unit will be converted into one share of the Company’s common stock on the last day of the performance period (December 31, 2014).

(7)	On January 2, 2013, Mr. Forbes was awarded 8,000 restricted units under the 2011 Equity Ownership Plan. The restricted units will vest on January 2, 2016.

(8)	In May 2013, Mr. West was awarded 21,000 restricted units under the 2011 Equity Ownership Plan. The restricted units will vest on May 1, 2018.

2013 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each Named Executive Officer, unexercised options, restricted stock that has not vested and equity incentive plan awards outstanding as of December 31, 2013.

Option Awards							Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Leo P. Denault	-	50,000	(1)		$64.60	1/31/2023
	10,000	20,000	(2)		$71.30	1/26/2022
	16,666	8,334	(3)		$72.79	1/27/2021
	50,000	-			$77.10	1/28/2020
	45,000	-			$77.53	1/29/2019
	50,000	-			$108.20	1/24/2018
	60,000	-			$91.82	1/25/2017
	50,000	-			$68.89	1/26/2016
	35,000	-			$69.47	1/27/2015
										9,289	(4)	$587,715
										4,784	(5)	$302,684
							6,000	(6)	$379,620
							2,667	(7)	$168,741
							1,667	(8)	$105,471
Andrew S. Marsh	-	32,000	(1)		$64.60	1/31/2023
	3,333	6667	(2)		$71.30	1/26/2022
	2,666	1,334	(3)		$72.79	1/27/2021
	9,100	-			$77.10	1/28/2020
	8,000	-			$77.53	1/29/2019
	10,000	-			$108.20	1/24/2018
	5,000	-			$91.82	1/25/2017
	5,500	-			$68.89	1/26/2016
	4,000	-			$69.47	1/27/2015
	3,000	-			$58.60	3/2/2014
										1,861	(4)	$117,745
										998	(5)	$63,143
							4,000	(6)	$253,080
							934	(7)	$59,094
							334	(8)	$21,132
Jeffrey S. Forbes	-	22,500	(1)		$64.60	1/31/2023
	4,166	8,334	(2)		$71.30	1/26/2022
	6,666	3,334	(3)		$72.79	1/27/2021
	15,000	-			$77.10	1/28/2020
	11,000	-			$77.53	1/29/2019
	12,000	-			$108.20	1/24/2018
	14,800	-			$91.82	1/25/2017
	9,500	-			$68.89	1/26/2016
	10,000	-			$69.47	1/27/2015
										1,868	(4)	$118,188
										1,079	(5)	$68,268
							2,800	(6)	$177,156
							1,400	(7)	$88,578
							600	(8)	$37,962
							8,000	(9)	$506,160

Option Awards							Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William M. Mohl	-	32,000	(1)		$64.60	1/31/2023
	2,466	4,934	(2)		$71.30	1/26/2022
	4,066	2,034	(3)		$72.79	1/27/2021
	9,000	-			$77.10	1/28/2020
	7,500	-			$77.53	1/29/2019
	9,300	-			$108.20	1/24/2018
	3,500	-			$91.82	1/25/2017
	5,000	-			$68.89	1/26/2016
	3,000	-			$69.47	1/27/2015
										1,868	(4)	$118,188
										1,079	(5)	$68,268
							4,000	(6)	$253,080
							1,000	(7)	$63,270
							367	(8)	$23,220
Roderick K. West	-	40,000	(1)		$64.60	1/31/2023
	10,000	20,000	(2)		$71.30	1/26/2022
	11,333	5,667	(3)		$72.79	1/27/2021
	7,000	-			$77.10	1/28/2020
	5,000	-			$77.53	1/29/2019
	8,000	-			$108.20	1/24/2018
	12,000	-			$91.82	1/25/2017
	1,334	-			$68.89	1/26/2016
	667	-			$69.47	1/27/2015
										1,900	(4)	$120,213
										1,350	(5)	$85,415
							5,000	(6)	$316,350
							2,667	(7)	$168,741
							1,000	(8)	$63,270
							21,000	(10)	$1,328,670
J. Wayne Leonard	89,000	-			$71.30	1/26/2022
	70,000	-			$72.79	1/27/2021
	135,000	-			$77.10	1/28/2020
	125,000	-			$77.53	1/29/2019
	175,000	-			$108.20	1/24/2018
	255,000	-			$91.82	1/25/2017
	210,000	-			$68.89	1/26/2016
	165,200	-			$69.47	1/27/2015
	220,000	-			$58.60	3/02/2014
										2,429	(5)	$153,683

(1)	Consists of options that vested or will vest as follows: 1/3 of the options granted vest on each of 1/31/2014, 1/31/2015 and 1/31/2016.

(2)	Consists of options that vested or will vest as follows: 1/2 of the remaining unexercisable options vest on each of 1/26/2014 and 1/26/2015.

(3)	The remaining unexercisable options vested on 1/27/2014.

(4)

Consists of performance units that will vest on December 31, 2015 based on the Company’s total shareholder return performance over the 2013-2015 performance period, as described under “Executive Compensation Elements – Long-Term Incentive Compensation – Performance Unit Program” in Compensation Discussion and Analysis.

(5)	Consists of performance units that will vest on December 31, 2014 based on the Company’s total shareholder return performance over the 2012-2014 performance period.

(6)	Consists of shares of restricted stock that vested or will vest as follows: 1/3 of the shares of restricted stock granted vest on each of 1/31/2014, 1/31/2015 and 1/31/2016.

(7)	Consists of shares of restricted stock that vested or will vest as follows: 1/2 of the shares of restricted stock granted vest on each of 1/26/2014 and 1/26/2015.

(8)	Consists of shares of restricted stock that vested on 1/27/2014.

(9)	Consists of restricted units granted under the 2011 Equity Ownership Plan. The units vest on January 2, 2016.

(10)	Consists of restricted units granted under the 2011 Equity Ownership Plan. The units vest on May 1, 2018.

2013 Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and each vesting of stock during 2013 for the Named Executive Officers.

	Options Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Leo P. Denault	34,995	$117,552	11,241(1)	$725,593

Andrew S. Marsh	-	-	2,525(2)	$171,484

Jeffrey S. Forbes	-	-	1,398	$90,101

William M. Mohl	-	-	931	$59,980

Roderick K. West	-	-	17,505(3)	$1,229,890

J. Wayne Leonard	-	-	8,294	$534,546

(1)	Includes the January 25, 2013 cash settlement of 8,000 restricted units granted under the 2007 Equity Ownership Plan.

(2)	Includes the June 30, 2013 cash settlement of 1,668 restricted units granted under the 2007 Equity Ownership Plan

(3)	Includes the April 30, 2013 cash settlement of 15,000 restricted units granted under the 2007 Equity Ownership Plan.

2013 Pension Benefits

The following table shows the present value as of December 31, 2013 of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each Named Executive Officer, under our retirement plans determined using interest rate and mortality rate assumptions set forth in Note 11 to the Financial Statements in the Form 10-K for the year ended December 31, 2013. Additional information regarding these retirement plans is set forth in Compensation Discussion and Analysis under the heading “Benefits, Perquisites, Agreements and Post-Termination Plans – Pension Plan, Pension Equalization Plan and System Executive Retirement Plan” and following this table. In addition, this section includes information regarding early retirement options under the plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2013

Leo P. Denault(1)	Non-qualified System Executive Retirement Plan	29.83	$6,116,800	$ -
	Qualified defined benefit plan	14.83	$390,600	$ -

Andrew S. Marsh	Non-qualified System Executive Retirement Plan	15.37	$994,700	$ -
	Qualified defined benefit plan	15.37	$230,700	$ -

Jeffrey S. Forbes	Non-qualified System Executive Retirement Plan	10.41	$1,797,900	$ -
	Qualified defined benefit plan	10.41	$323,200	$ -

William M. Mohl	Non-qualified System Executive Retirement Plan	11.44	$1,485,300	$ -
	Qualified defined benefit plan	11.44	$303,500	$ -

Roderick K. West	Non-qualified System Executive Retirement Plan	14.75	$2,177,400	$ -
	Qualified defined benefit plan	14.75	$258,400	$ -

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2013

J. Wayne Leonard	Non-qualified supplemental retirement benefit	-	$ -	$32,652,256
	Qualified defined benefit plan	-	$ -	$34,442

(1)

During 2006, Mr. Denault entered into an agreement granting an additional 15 years of service under the non-qualified System Executive Retirement Plan if he continues to work for an Entergy System Company employer until age 55. The additional 15 years increases the present value of his benefit by $1,595,600.

Qualified Retirement Benefits

The qualified retirement plan is a funded, tax-qualified, noncontributory defined benefit pension plan that provides benefits to most of the non-bargaining unit employees of Entergy System Companies. All Named Executive Officers are participants in this plan. Benefits under the tax-qualified pension plan are calculated as an annuity payable at age 65 and generally are equal to 1.5% of a participant’s Final Average Monthly Earnings (FAME) multiplied by years of service (not to exceed 40). “Eligible Earnings” for purposes of calculating FAME generally includes the employee’s base salary and eligible annual incentive award and excludes all other bonuses. FAME is calculated using the employee’s average monthly Earnings for the 60 consecutive months in which the employee’s earnings were highest during the 120 month period immediately preceding the employee’s retirement and includes up to 5 annual bonuses paid during the 60 month period. Benefits under the tax-qualified plan are payable monthly after attainment of at least age 55 and after separation from the Company. The amount of annual earnings that may be considered in calculating benefits under the tax-qualified pension plan is limited by federal law. Participants are 100% vested in their benefit upon completing 5 years of vesting service or upon attainment of age 65 while an active participant in the plan. Contributions to the pension plan are made entirely by the Company and are paid into a trust fund from which the benefits of participants will be paid.

Normal retirement under the plan is age 65. Employees who terminate employment prior to age 55 may receive a reduced deferred vested retirement benefit commencing as early as age 55 that is based on the normal retirement benefit (reduced by 7% per year for the first 5 years commencement precedes age 65, and reduced by 6% for each additional year commencement precedes age 65). Employees who are at least age 55 with 10 years of vesting service upon termination of employment are entitled to a subsidized early retirement benefit beginning as early as age 55. The subsidized early retirement benefit is equal to the normal retirement benefit reduced by 2% per year for each year that early retirement precedes age 65. Mr. Forbes is the only Named Executive Officer eligible for subsidized early retirement benefits.

Non-qualified Retirement Benefits

The Named Executive Officers are eligible to participate in certain non-qualified retirement benefit plans that provide retirement income, including the Pension Equalization Plan and the System Executive Retirement Plan. Each of these plans is an unfunded non-qualified defined benefit pension plan that provides benefits to key management employees. In these plans, as described below, an executive is typically enrolled in one or more plans but only paid the amount due under the plan that provides the highest benefit. In general, upon disability, participants in the Pension Equalization Plan and the System Executive Retirement Plan remain eligible for continued service credits until the earlier of recovery or retirement eligibility. Generally, spouses of participants who die before commencement of benefits may be eligible for a portion of the participant’s accrued benefit.

All of the Named Executive Officers participate in both the Pension Equalization Plan and System Executive Retirement Plan.

The Pension Equalization Plan

The Pension Equalization Plan is a non-qualified unfunded restoration retirement plan that provides for the payment to participants from Entergy’s general assets a single lump sum cash distribution upon separation from service generally equal to the actuarial present value of the difference between the amount that would have been payable as an annuity under the tax-qualified pension plan, but for Internal Revenue Code limitations on pension benefits and earnings that may be considered in calculating tax-qualified pension benefits, and the amount actually payable as an annuity under the tax-qualified pension plan. The Pension Equalization Plan also takes into account as “Eligible Earnings” any incentive awards paid under the Annual Incentive Plan and includes supplemental credited service granted to a Participant in calculating his or her benefit. Participants receive their Pension Equalization Plan benefit in the form of a single sum cash distribution. The benefits under this plan are offset by benefits payable from the qualified retirement plan and may be offset by prior employer benefits. The Pension Equalization Plan benefit attributable to supplemental credited service is not vested until age 65. Effective July 1, 2014, new participants in the Pension Equalization Plan will not be provided with supplemental credited service. Subject to the prior written consent of the Entergy System Company employer (which consent is deemed given if the participant’s employment is terminated within twenty-four months following a change in control by the employer without “Cause” or by the participant for “Good Reason” as defined in the plan), an employee who terminates employment prior to age 65 may be vested in his or her benefit, with payment of the lump sum benefit generally at separation from service unless delayed six months under Internal Revenue Code Section 409A. Benefits payable prior to age 65 are subject to the same reductions as qualified plan benefits.

The System Executive Retirement Plan

The System Executive Retirement Plan is a non-qualified supplemental retirement plan that provides for a single sum payment at age 65. Like the Pension Equalization Plan, the System Executive Retirement Plan is designed to provide for the payment to participants from Entergy’s general assets of a single-sum cash distribution upon separation from service. The single-sum benefit is generally equal to the actuarial present value of a specified percentage of the participant’s “Final Average Monthly Compensation” (which is generally 1/36th of the sum of the participant’s annual rate of base salary and Annual Incentive Plan award for the 3 highest years during the last 10 years preceding termination of employment), after first being reduced by the value of the participant’s tax-qualified Pension Plan benefit and typically any prior employer pension benefit available to the participant.

While the System Executive Retirement Plan has a replacement ratio schedule from one year of service to the maximum of 30 years of service, the table below offers a sample ratio at 20 and 30 years of service.

Years of Service	Executives at Management Level 1	Executives at Management Levels 2 and 3 – includes the remaining 4 Named Executive Officers	Executives at Management Level 4
20 Years	55.0%	50.0%	45.0%
30 years	65.0%	60.0%	55.0%

The System Executive Retirement Plan benefit is not vested until age 65. Subject to the prior written consent of the Entergy System company employer, an employee who terminates his or her employment prior to age 65 may be vested in the System Executive Retirement Plan benefit, with payment of the lump sum benefit generally at separation from service unless delayed six months under Code Section 409A. Benefits payable prior to age 65 are subject to the same reductions as qualified plan benefits. Further, in the event of a change in control, participants whose employment is terminated without “Cause” or by the employee for “Good Reason,” as defined in the Plan are also eligible for a subsidized lump sum benefit payment, even if they do not currently meet the age or service requirements for early retirement under that plan or have company permission to separate from employment. Such lump sum benefit is payable generally at separation from service unless delayed 6 months under Code Section 409A.

Mr. Leonard’s Non-qualified Supplemental Retirement Benefit

Mr. Leonard’s retention agreement provided that if his employment with the Company was terminated for any reason other than for cause (as defined below under “Potential Payments Upon Termination or Change in Control”), he was entitled to a non-qualified supplemental retirement benefit in lieu of participation in the Company’s non-qualified supplemental retirement plans such as the System Executive Retirement Plan or the Pension Equalization Plan. Mr. Leonard’s non-qualified supplemental retirement benefit was calculated as a 50% joint and survivor annuity equal to 60% of his final three-year average compensation (as described in the description of the System Executive Retirement Plan above), reduced to account for benefits payable to Mr. Leonard under the Company’s and a former employer’s qualified pension plans. The benefit was payable in a single lump sum. Mr. Leonard became eligible to receive this retirement benefit upon his retirement.

2013 Non-qualified Deferred Compensation

The Executive Deferred Compensation Plan, the 2007 Equity Ownership Plan and the 2011 Equity Ownership Plan allow for the deferral of compensation for the Named Executive Officers. The Company does not “match” amounts that are deferred by employees pursuant to the Executive Deferred Compensation Plan or the equity plans. With the exception of allowing for the deferral of federal and state taxes, the Company provides no additional benefit to the Named Executive Officer for deferring any of the compensation received under these plans. Any increase in value of the deferred amounts results solely from the increase in value of the deemed investment options selected by the Named Executive Officer (phantom Company stock or mutual funds available under the Savings Plan). As of December 31, 2013, none of the Named Executive Officers had deferred compensation balances under the equity ownership plans or the Executive Deferred Compensation Plan.

As of December 31, 2013, Mr. Forbes had deferred account balances under a frozen Defined Contribution Restoration Plan. These amounts are deemed invested, as chosen by the participant, in certain T. Rowe Price investment funds that are also available to participants under the Savings Plan. The Defined Contribution Restoration Plan, until it was frozen in 2005, credited eligible employees’ deferral accounts with employer contributions to the extent contributions under the qualified savings plan in which the employee participated were subject to limitations imposed by the Internal Revenue Code.

All deferrals are credited to the applicable Entergy System company employer’s non-funded liability account. Depending on the plan under which deferral is made, the Named Executive Officers may elect investment in either phantom Company common stock or one or more of several investment options under the Savings Plan. Within limitations of the program, participating Named Executive Officers may move funds from one deemed investment option to another. The participating Named Executive Officers do not have the ability to withdraw funds from the deemed investment accounts except within the terms provided in their deferral elections. Within the limitations prescribed by law as well as the plan, participating Named Executive Officers with deferrals under the Executive Deferred Compensation Plan and/or the equity plans have the option to make a successive deferral of these funds. Assuming a Named Executive Officer does not elect a successive deferral, the Entergy System company employer of the participant is obligated to pay the amount credited to the participant’s account at the earlier of deferral receipt date or separation of service. These payments are paid out of the general assets of the employer and are payable in a lump sum.

Executive Deferred Compensation Plan

Name (a)	Executive Contributions in 2013 (b)	Registrant Contributions in 2013 (c)	Aggregate Earnings in 2013 (1) (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at December 31, 2013 (f)
J. Wayne Leonard	$32,652,256	$-	$325,747	$32,978,003	$-

(1)	Amounts in this column are not included in the Summary Compensation Table.

Defined Contribution Restoration Plan

Name (a)	Executive Contributions in 2013 (b)	Registrant Contributions in 2013 (c)	Aggregate Earnings in 2013 (1) (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at December 31, 2013 (f)
J. Wayne Leonard	$-	$-	$26,048	$234,618	$ -
Jeffrey S. Forbes	$-	$-	$160	$ -	$3,716

(1)	Amounts in this column are not included in the Summary Compensation Table.

2013 Potential Payments Upon Termination or Change in Control

The Company has plans and other arrangements that provide compensation to a Named Executive Officer if his employment is terminated under specified conditions, including following a change in control of the Company. In addition, we have entered into individual retention agreements with Mr. Denault and Mr. Mohl.

The tables below reflect the amount of compensation each of our Named Executive Officers would have received if his employment with the Company had been terminated under various scenarios as of December 31, 2013. For purposes of these tables, we assumed that our stock price was $63.27, the closing market price on that date.

Leo P. Denault

Chairman and Chief Executive Officer

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which the Chairman and Chief Executive Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2013:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(8)	Disability	Death	Change in Control	Termination Related to a Change in Control

Severance Payment(2)	—	—	$5,515,055	—	—	—	—	$5,515,055

Performance Units:(3)

2012-2014 Performance Unit Program	—	—	$1,417,248	—	$1,417,248	$1,417,248	—	$1,417,248

2013-2015 Performance Unit Program	—	—	$1,417,248	—	$1,417,248	$1,417,248	—	$1,417,248

Unvested Stock Options(4)	—	—	$0	—	$0	$0	—	$0

Unvested Restricted Stock(5)	—	—	$707,921	—	$707,921	$707,921	—	$707,921

COBRA Benefits(6)	—	—	$25,614	—	—	—	—	—

Medical and Dental Benefits(7)	—	—	—	—	—	—	—	$25,614

280G Tax Gross-up(9)	—	—	—	—	—	—	—	—

(1)

In addition to the payments and benefits in the table, Mr. Denault also would have been entitled to receive his vested pension benefits. If Mr. Denault’s employment were terminated under certain conditions relating to a change in control, he would also be eligible for early retirement benefits. For a description of these benefits, see “2013 Pension Benefits.” In addition, Mr. Denault is subject to the following provisions:

•

Retention Agreement. Mr. Denault’s retention agreement provides that, unless his employment is terminated for cause, he will be granted an additional 15 years of service under the System Executive Retirement Plan if he continues to work for an Entergy System company employer until age 55. Because Mr. Denault had not reached age 55 as of December 31, 2013, he is only entitled to this supplemental credited service and System Executive Retirement Plan supplemental benefits in the event of his death or disability.

•

System Executive Retirement Plan. If Mr. Denault’s employment were terminated for cause, he would forfeit his benefit under the System Executive Retirement Plan. In the event of a termination related to a change in control, pursuant to the terms of the System Executive Retirement Plan, Mr. Denault would be eligible for subsidized retirement (but not the additional 15 years of service) upon his separation of service even if he does not then meet the age or service requirements for early retirement under the System Executive Retirement Plan or have company permission to separate from employment.

(2)

In the event of a termination (not due to death or disability) by Mr. Denault for good reason or by the Company not for cause (regardless of whether there is a change in control), Mr. Denault would be entitled to receive, pursuant to his retention agreement, a lump sum severance payment equal to the product of 2.99 times the sum of (a) his annual base salary as in effect at any time within one year prior to the effective date of the retention agreement or, if higher, immediately prior to a circumstance constituting good reason plus (b) the greater of (i) his actual annual incentive award under the Annual Incentive Plan for the calendar year immediately preceding the calendar year in which Mr. Denault’s termination date occurs or (ii) Mr. Denault’s Annual Incentive Plan target award for the calendar year in which the effective date of the retention agreement occurred. For purposes of this table, we have calculated the award using a base salary of $1,085,000 and target award of 70%.

(3)

In the event of a termination due to death or disability, by Mr. Denault for good reason, or by the Company not for cause (in all cases, regardless of whether there is a change in control), Mr. Denault would have forfeited his performance units for all open performance periods and would have been entitled to receive a single-lump sum severance payment pursuant to his retention agreement that would not be based on any outstanding performance periods. The payment would be calculated using the average annual number of performance units he would have been entitled to receive under the Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. Denault’s severance payment was calculated by taking an average of the target performance units from the 2009-2011 Performance Unit Program (22,500 units) and the 2010-2012 Performance Unit Program (22,300 units). This average number of units (22,400 units) multiplied by the closing price of Entergy stock on December 31, 2013 ($63.27) would equal a severance payment of $1,417,248 for the forfeited performance units.

(4)

In the event of his death, disability, termination by Mr. Denault for good reason or by the Company not for cause (regardless of whether there is a change in control), all of Mr. Denault’s unvested stock options would immediately vest. In addition, he would be entitled to exercise any unexercised options during a ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Denault exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2013, and the exercise price of each option share. As of December 31, 2013, the closing stock price for Mr. Denault’s unvested options fell below the exercise prices and accordingly are considered “underwater” and are excluded from the table.

(5)

In the event of his death, disability, termination by Mr. Denault for good reason or by the Company not for cause (regardless of whether there is a change in control), all of Mr. Denault’s unvested restricted stock would immediately vest.

(6)

Pursuant to his retention agreement, in the event of a termination by Mr. Denault for good reason or by the Company not for cause, Mr. Denault would be eligible to receive Company-subsidized COBRA benefits for 18 months.

(7)

Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Denault would be eligible to receive Company-subsidized medical and dental benefits for 18 months.

(8)	As of December 31, 2013, Mr. Denault is not eligible for retirement.

(9)	In December of 2010, Mr. Denault voluntarily agreed to amend his retention agreement to eliminate excise tax gross-up payments.

Under the terms of Mr. Denault’s retention agreement, Entergy may terminate his employment for cause upon Mr. Denault’s:

•

continuing failure to substantially perform his duties (other than because of physical or mental illness or after he has given notice of termination for good reason) that remains uncured for 30 days after receiving a written notice from the Personnel Committee;

•	willfully engaging in conduct that is demonstrably and materially injurious to Entergy;

•

conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime that has or may have a material adverse effect on his ability to carry out his duties or upon Entergy’s reputation;

•	material violation of any agreement that he has entered into with Entergy; or

•	unauthorized disclosure of Entergy’s confidential information.

Mr. Denault may terminate his employment for good reason upon:

•	the substantial reduction in the nature or status of his duties or responsibilities;

•	a reduction of 5% or more in his base salary as in effect on the date of the retention agreement;

•	the relocation of his principal place of employment to a location other than the corporate headquarters;

•

the failure to continue to allow him to participate in programs or plans providing opportunities for equity awards, stock options, restricted stock, stock appreciation rights, incentive compensation, bonus and other plans on a basis not materially less favorable than enjoyed at the time of the retention agreement (other than changes similarly affecting all senior executives);

•

the failure to continue to allow him to participate in programs or plans with opportunities for benefits not materially less favorable than those enjoyed by him under any of our pension, savings, life insurance, medical, health and accident, disability or vacation plans at the time of the retention agreement (other than changes similarly affecting all senior executives); or

•	any purported termination of his employment not taken in accordance with his retention agreement.

Mr. Denault may terminate his employment for good reason in the event of a change in control upon:

•	the substantial reduction or alteration in the nature or status of his duties or responsibilities;

•	a reduction in his annual base salary;

•	the relocation of his principal place of employment to a location more than 20 miles from his current place of employment;

•	the failure to pay any portion of his compensation within seven days of its due date;

•	the failure to continue in effect any compensation plan in which he participates and which is material to his total compensation, unless other equitable arrangements are made;

•

the failure to continue to provide benefits substantially similar to those that he currently enjoys under any of the pension, savings, life insurance, medical, health and accident or disability plans, or Entergy taking of any other action which materially reduces any of those benefits or deprives him of any material fringe benefits that he currently enjoys;

•	the failure to provide him with the number of paid vacation days to which he is entitled in accordance with the normal vacation policy; or

•	any purported termination of his employment not taken in accordance with his retention agreement.

Andrew S. Marsh

Executive Vice President and Chief Financial Officer

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which the Executive Vice President and Chief Financial Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2013:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(7)	Disability	Death	Change in Control	Termination Related to a Change in Control

Severance Payment(2)	—	—	—	—	—	—	—	$2,093,000

Performance Units:(3)

2012-2014 Performance Unit Program	—	—	—	—	$168,361	$168,361	—	$319,514

2013-2015 Performance Unit Program	—	—	—	—	$156,973	$156,973	—	$319,514

Unvested Stock Options(4)	—	—	—	—	$0	$0	—	$0

Unvested Restricted Stock(5)	—	—	—	—	$133,876	$133,876	—	$355,972

Medical and Dental Benefits(6)	—	—	—	—	—	—	—	$25,614

280G Tax Gross-up(8)	—	—	—	—	—	—	—	—

(1)

In addition to the payments and benefits in the table, if Mr. Marsh’s employment were terminated under certain conditions relating to a change in control, Mr. Marsh also would have been entitled to receive his vested pension benefits and would have been eligible for early retirement benefits. For a description of the pension benefits, see “2013 Pension Benefits.” If Mr. Marsh’s employment were terminated for cause, he would forfeit his benefit under the System Executive Retirement Plan.

(2)

In the event of a qualifying termination related to a change in control, Mr. Marsh would be entitled to receive pursuant to the System Executive Continuity Plan a lump sum severance payment equal to the product of 2.99 times the sum of (a) his annual base salary as in effect at any time within one year prior to the commencement of a of a change in control period or, if higher, immediately prior to a circumstance constituting good reason plus (b) his annual incentive, calculated using the average annual target opportunity derived under the Annual Incentive Plan for the two calendar years immediately preceding the calendar year in which the participant’s termination occurs. For purposes of this table, a 40% target opportunity and a base salary of $500,000 was assumed.

(3)

In the event of a qualifying termination related to a change in control, Mr. Marsh would have forfeited his performance units for the 2012-2014 and 2013-2015 performance periods and would have been entitled to receive, pursuant to the 2011 Equity Ownership Plans, a single-sum severance payment that would not be based on any outstanding performance periods. For both the 2012-2014 performance period and the 2013-2015 performance period, the payment would have been calculated using the average annual number of performance units he would have been entitled to receive under each Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. Marsh’s severance payment was calculated by taking an average of the target performance units from the 2009-2011 Performance Unit Program (4,800 units) and the 2010-2012 Performance Unit Program (5,300 units). This average number of units (5,050 units) multiplied by the closing price of Entergy stock on December 31, 2013 ($63.27) would equal a severance payment of $319,514 for the forfeited performance units.

In the event of Mr. Marsh’s death or disability not related to a change in control, Mr. Marsh would not have forfeited his performance units for all open performance periods, but rather such performance unit awards would have been pro-rated based on his number of months of participation in each open Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period. For purposes of the table, the value of Mr. Marsh’s awards were calculated as follows:

2012 - 2014 Plan – 2,661 (24/36*3,992) performance units at target, assuming a stock price of $63.27

2013 - 2015 Plan – 2,481 (12/36*7,442)) performance units at target, assuming a stock price of $63.27

(4)

In the event of his death, disability or qualifying termination related to a change in control, all of Mr. Marsh’s unvested stock options would immediately vest. In addition, he would be entitled to exercise his stock options for the remainder of the ten-year extending from the grant date of the options. For purposes of this table, it is assumed that Mr. Marsh exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2013, and the applicable exercise price of each option share. As of December 31, 2013, the closing stock price of Mr. Marsh’s unvested options fell below the exercise prices and accordingly are considered “underwater” and are excluded from the table.

(5)

In the event of his death or disability, Mr. Marsh would immediately vest in a pro-rated portion of the unvested restricted stock that was otherwise scheduled to become vested on the immediately following twelve (12)-month grant date anniversary date (as well as dividends declared on the pro-rated portion of such restricted stock). The pro-rated vested portion would be determined based on the number of days between the most recent preceding twelve (12)-month grant date anniversary date and the date of his death or disability. In the event of his qualifying termination related to a change in control, Mr. Marsh would immediately vest in all unvested restricted stock.

(6)	Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Marsh would be eligible to receive Company- subsidized COBRA benefits for 18 months.

(7)	As of December 31, 2013, compensation and benefits available to Mr. Marsh under this scenario are substantially the same as available with a voluntary resignation.

(8)	In December 2010, the System Executive Continuity Plan was amended to eliminate excise tax gross-up payments.

Jeffrey S. Forbes

Executive Vice President, Nuclear Operations/Chief Nuclear Officer

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which the Executive Vice President, Nuclear Operations/Chief Nuclear Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2013:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(9)	Disability	Death	Change in Control	Termination Related to a Change in Control

Severance Payment(2)	—	—	—	—	—	—	—	$2,631,200

Performance Units:(3)

2012-2014 Performance Unit Program	—	—	—	$182,091	$182,091	$182,091	—	$319,514

2013-2015 Performance Unit Program	—	—	—	$157,606	$157,606	$157,606	—	$319,514

Unvested Stock Options(4)	—	—	—	$0	$0	$0	—	$0

Unvested Restricted Stock(5)	—	—	—	—	$142,981	$142,981	—	$328,264

Nuclear Retention Plan(6)	—	—	—	—	—	—	—	—

Unvested Restricted Units(7)	—	—	$506,160	—	—	—	—	$506,160

Medical and Dental Benefits(8)	—	—	—	—	—	—	—	—

280G Tax Gross-up(10)	—	—	—	—	—	—	—	—

(1)

In addition to the payments and benefits in the table, Mr. Forbes would have been eligible to retire and entitled to receive his vested pension benefits. For a description of the pension benefits available see

“2013 Pension Benefits.” In the event of a termination related to a change in control, pursuant to the terms of the System Executive Retirement Plan, Mr. Forbes would be eligible for subsidized early retirement even if he does not have company permission to separate from employment. If Mr. Forbes’ employment were terminated for cause, he would not receive a benefit under the System Executive Retirement Plan.

(2)

In the event of a qualifying termination related to a change in control, Mr. Forbes would be entitled to receive pursuant to the System Executive Continuity Plan a lump sum severance payment equal to the product of 2.99 times the sum of (a) his annual base salary as in effect at any time within one year prior to the commencement of a change in control period or, if higher, immediately prior to a circumstance constituting good reason plus (b) his annual incentive, calculated using the average annual target opportunity derived under the Annual Incentive Plan for the two calendar years immediately preceding the calendar year in which the participant’s termination occurs. For purposes of this table, a 60% target opportunity and a base salary of $550,000 was assumed.

(3)

In the event of a qualifying termination related to a change in control, Mr. Forbes would have forfeited his performance units for the 2012-2014 and 2013-2015 performance periods and would have been entitled to receive, pursuant to the 2011 Equity Ownership Plan, a single-sum severance payment that would not be based on any outstanding performance periods. For both the 2012-2014 performance period and the 2013-2015 performance period, the payment would have been calculated using the average annual number of performance units he would have been entitled to receive under each Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. Forbes’ severance payment was calculated by taking an average of the target performance units from the 2009-2011 Performance Unit Program (4,800 units) and the 2010-2012 Performance Unit Program (5,300 units). This average number of units (5,050 units) multiplied by the closing price of Entergy stock on December 31, 2013 ($63.27) would equal a severance payment of $319,514 for the forfeited performance units.

In the event of Mr. Forbes’ retirement, death or disability not related to a change in control, Mr. Forbes would not have forfeited his performance units for all open performance periods, but rather such performance unit awards would have been pro-rated based on his number of months of participation in each open Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period. For purposes of the table, the value of Mr. Forbes’ awards were calculated as follows:

2012 - 2014 Plan – 2,878 (24/36*4,317) performance units at target, assuming a stock price of $63.27

2013 - 2015 Plan – 2,491 (12/36*7,472) performance units at target, assuming a stock price of $63.27

(4)

In the event of his death, disability or qualifying termination related to a change in control, all of Mr. Forbes’s unvested stock options would immediately vest. In addition, he would be entitled to exercise his stock options for the remainder of the ten-year extending from the grant date of the options. For purposes of this table, it is assumed that Mr. Forbes exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2013, and the applicable exercise price of each option share. As of December 31, 2013, the closing stock price of Mr. Forbes’ unvested options fell below the exercise prices and accordingly are considered “underwater” and are excluded from the table.

(5)

In the event of his death or disability, Mr. Forbes would immediately vest in a pro-rated portion of the unvested restricted stock that was otherwise scheduled to become vested on the immediately following twelve (12)-month grant date anniversary date (as well as dividends declared on the pro-rated portion of such restricted stock). The pro-rated vested portion would be determined based on the number of days between the most recent preceding twelve (12)-month grant date anniversary date and the date of his death or disability. In the event of his qualifying termination related to a change in control, Mr. Forbes would immediately vest in all unvested restricted stock.

(6)	As the Company’ Chief Nuclear Officer, Mr. Forbes participates in the Company’s Nuclear Retention Program which does not allow for accelerated or prorated payout upon termination of any kind.

(7)

Mr. Forbes’ 8,000 restricted units vest 100% in 2016. Pursuant to his restricted unit agreement, any unvested restricted units will vest immediately in the event of a termination for a reason other than cause, total disability or death. The units will vest upon termination within 24 months of a change in control without cause or by Mr. Forbes with good reason. If Mr. Forbes voluntarily resigned or was terminated for cause, he would forfeit these units.

(8)

Upon retirement, Mr. Forbes would be eligible for retiree medical and dental benefits, the same as all other retirees. Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Forbes would not be eligible to receive Entergy subsidized COBRA benefits.

(9)

As of December 31, 2013, Mr. Forbes is retirement eligible and would retire rather than voluntarily resign. Given that scenario, the compensation and benefits available to Mr. Forbes under retirement are substantially the same as available with a voluntary resignation.

(10)	In December 2010, the System Executive Continuity Plan was amended to eliminate excise tax gross-up payments.

William M. Mohl

President, Entergy Wholesale Commodities

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which the President, Entergy Wholesale Commodities Business would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2013:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(8)	Disability	Death	Change in Control	Termination Related to a Change in Control

Severance Payment(2)	—	—	—	—	—	—	—	$2,679,040

Performance Units:(3)

2012-2014 Performance Unit Program	—	—	—	—	$182,091	$182,091	—	$319,514

2013-2015 Performance Unit Program	—	—	—	—	$157,606	$157,606	—	$319,514

Unvested Stock Options(4)	—	—	—	—	$0	$0	—	$0

Unvested Restricted Stock(5)	—	—	—	—	$138,369	$138,369	—	$363,145

Special Severance Agreement(6)	—	—	$7,538,650	—	—	—	—	—

Medical and Dental Benefits(7)	—	—	—	—	—	—	—	$19,063

280G Tax Gross-up(9)	—	—	—	—	—	—	—	—

(1)

In addition to the payments and benefits in the table, if Mr. Mohl’s employment were terminated under certain conditions relating to a change in control, Mr. Mohl also would have been entitled to receive his vested pension benefits and would have been eligible for early retirement benefits. For a description of the pension benefits, see “2013 Pension Benefits.” If Mr. Mohl’s employment were terminated for cause, he would forfeit his benefit under the System Executive Retirement Plan.

(2)

In the event of a qualifying termination related to a change in control, Mr. Mohl would be entitled to receive pursuant to the System Executive Continuity Plan a lump sum severance payment equal to the product of 2.99 times the sum of (a) his annual base salary as is effect at any time within one year prior to the commencement of a change in control period or, if higher, immediately prior to a circumstance constituting good reason plus (b) his annual incentive, calculated using the average annual target opportunity derived under the Annual Incentive Plan for the two calendar years immediately preceding the calendar year in which the participant’s termination occurs. For purposes of this table, a 60% target opportunity and a base salary of $560,000 was assumed.

(3)

In the event of a qualifying termination related to a change in control, Mr. Mohl would have forfeited his performance units for the 2012-2014 and 2013-2015 performance periods and would have been entitled to receive, pursuant to the 2011 Equity Ownership Plan, a single-sum severance payment that would not be based on any outstanding performance periods. For both the 2012-2014 performance period and the 2013-2015 performance period, the payment would have been calculated using the average annual number of performance units he would have been entitled to receive under each Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. Mohl’s severance payment was calculated by taking an average of the target performance units from the 2009-2011 Performance Unit Program (4,800 units) and the 2010-2012 Performance Unit Program (5,300 units). This average number of units (5,050 units) multiplied by the closing price of Entergy stock on December 31, 2013 ($63.27) would equal a severance payment of $319,514 for the forfeited performance units.

In the event of Mr. Mohl’s death or disability not related to a change in control, Mr. Mohl would not have forfeited his performance units for all open performance periods, but rather such performance unit awards would have been pro-rated based on his number of months of participation in each open Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period. For purposes of the table, the value of Mr. Mohl’s awards were calculated as follows:

2012 - 2014 Plan – 2,878 (24/36*4,317) performance units at target, assuming a stock price of $63.27

2013 - 2015 Plan – 2,491 (12/36*7,472) performance units at target, assuming a stock price of $63.27

(4)

In the event of his death, disability or qualifying termination related to a change in control, all of Mr. Mohl’s unvested stock options would immediately vest. In addition, he would be entitled to exercise his stock options for the remainder of the ten-year extending from the grant date of the options. For purposes of this table, it is assumed that Mr. Mohl exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2013, and the applicable exercise price of each option share. As of December 31, 2013, the closing stock prices for of Mr. Mohl’s unvested options fell below the exercise prices and accordingly are considered “underwater” and are excluded from the table.

(5)

In the event of his death or disability, Mr. Mohl would immediately vest in a pro-rated portion of the unvested restricted stock that was otherwise scheduled to become vested on the immediately following twelve (12)-month grant date anniversary date (as well as dividends declared on the pro-rated portion of such restricted stock). The pro-rated vested portion would be determined based on the number of days between the most recent preceding twelve (12)-month grant date anniversary date and the date of his death or disability. In the event of his qualifying termination related to a change in control, Mr. Mohl would immediately vest in all unvested restricted stock.

(6)

Pursuant to the provisions of Mr. Mohl’s retention agreement, if Mr. Mohl is terminated without cause prior to September 18, 2014, the date Mr. Mohl becomes retirement eligible, Mr. Mohl would receive a severance payment of $7,538,650, upon satisfaction of certain terms and conditions. This amount includes, in addition to a severance payment calculated on the basis of his base salary and target annual bonus, a payment of $2,200,000 plus the benefits he would be eligible for under the System Executive Retirement Plan as if he were retirement eligible reduced by any benefits payable under any of the Company’s qualified or non-qualified retirement plans. See “Executive Compensation—Compensation Discussion And Analysis –Retention Agreements and Other Compensation Arrangements.”

(7)	Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Mohl would be eligible to receive Company- subsidized COBRA benefits for 18 months.

(8)	As of December 31, 2013, compensation and benefits available to Mr. Mohl under this scenario are substantially the same as available with a voluntary resignation.

(9)	In December 2010, the System Executive Continuity Plan was amended to eliminate excise tax gross-up payments.

Roderick K. West

Executive Vice President and Chief Administrative Officer

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which the Executive Vice President and Chief Administrative Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2013:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(8)	Disability	Death	Change in Control	Termination Related to a Change in Control
Severance Payment(2)	—	—	—	—	—	—	—	$3,114,488

Performance Units:(3)

2012-2014 Performance Unit Program	—	—	—	—	$227,772	$227,772	—	$319,514

2013-2015 Performance Unit Program	—	—	—	—	$160,263	$160,263	—	$319,514

Unvested Stock Options(4)	—	—	—	—	$ 0	$ 0	—	$ 0

Unvested Restricted Stock(5)	—	—	—	—	$255,854	$255,854	—	$592,560

Unvested Restricted Units(6)	—	—	$1,328,670	—			—	$1,328,670

Medical and Dental Benefits(7)	—	—	—	—	—	—	—	$25,614

280G Tax Gross-up(9)	—	—	—	—	—	—	—	—

(1)

In addition to the payments and benefits in the table, if Mr. West’s employment were terminated under certain conditions relating to a change in control, Mr. West also would have been entitled to receive his vested pension benefits and would have been eligible for early retirement benefits. For a description of the pension benefits, see “2013 Pension Benefits.” If Mr. West’s employment were terminated for cause, he would forfeit his benefit under the System Executive Retirement Plan.

(2)

In the event of a qualifying termination related to a change in control, Mr. West would be entitled to receive pursuant to the System Executive Continuity Plan a lump sum severance payment equal to the product of 2.99 times the sum of (a) his annual base salary as in effect at any time within one year prior to the commencement of a change in control period or, if higher, immediately prior to a circumstance constituting good reason plus (b) his annual incentive, calculated using the average annual target opportunity under the Annual Incentive Plan for the two calendar years immediately preceding the calendar year in which the participant’s termination occurs. For purposes of this table, a 70% target opportunity and a base salary of $612,726 was assumed.

(3)

In the event of a qualifying termination related to a change in control, Mr. West would have forfeited his performance units for the 2012-2014 and 2013-2015 performance periods and would have been entitled to receive, pursuant to the 2011 Equity Ownership Plan, a single-sum severance payment that would not be based on any outstanding performance periods. For both the 2012-2014 performance period and the 2013-2015 performance period, the payment would have been calculated using the average annual number of performance units he would have been entitled to receive under the Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. West’s severance payment was calculated by taking an average of the target performance units from the 2009-2011 Performance Unit Program (4,800 units) and the 2010-2012 Performance Unit Program (5,300 units). This average number of units (5,050 units) multiplied by the closing price of Entergy stock on December 31, 2013 ($63.27) would equal a severance payment of $319,514 for the forfeited performance units.

In the event of Mr. West’s death or disability not related to a change in control, Mr. West would not have forfeited his performance units for all open performance periods, but rather such performance unit awards would have been pro-rated based on his number of months of participation in each open Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period. For purposes of the table, the value of Mr. West’s awards were calculated as follows:

2012 - 2014 Plan – 3,600 (24/36 * 5,400) performance units at target, assuming a stock price of $63.27

2013 - 2015 Plan – 2,533 (12/36 * 7,600) performance units at target, assuming a stock price of $63.27

(4)

In the event of his death, disability or qualifying termination related to a change in control, all of Mr. West’s unvested stock options would immediately vest. In addition, he would be entitled to exercise any unexercised options during a ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. West exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2013, and the exercise price of each option share. As of December 31, 2013, the closing stock price for all of Mr. West’s unvested options fell below the exercise prices and accordingly are considered “underwater” and are excluded from the table.

(5)

In the event of his death or disability, Mr. West would immediately vest in a pro-rated portion of the unvested restricted stock that was otherwise scheduled to become vested on the immediately following twelve (12)-month grant date anniversary date (as well as dividends declared on the pro-rated portion of such restricted stock). The pro-rated vested portion would be determined based on the number of days between the most recent preceding twelve (12)-month grant date anniversary date and the date of his death or disability. In the event of his qualifying termination related to a change in control, Mr. West would immediately vest in all unvested restricted stock.

(6)

Mr. West’s 21,000 restricted units vest 100% in 2018. Pursuant to his restricted unit agreement, any unvested restricted units will vest immediately in the event of a termination for a reason other than cause, total disability or death. The units will vest upon termination within 24 months of a change in control without cause or by Mr. West with good reason. If Mr. West voluntarily resigned or was terminated for cause, he would forfeit these units.

(7)	Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. West would be eligible to receive Company- subsidized COBRA benefits for 18 months.

(8)	As of December 31, 2013, compensation and benefits available to Mr. West under this scenario are substantially the same as available with a voluntary resignation.

(9)	In December 2010, the System Executive Continuity Plan was amended to eliminate excise tax gross-up payments.

J. Wayne Leonard

Former Chairman and Chief Executive Officer

Pursuant to his retention agreement upon his retirement, Mr. Leonard received a lump sum cash payment of approximately $33 million. Mr. Leonard’s non-qualified supplemental retirement benefit was calculated as a 50% joint and survivor annuity equal to 60% of his final three-year average compensation (as described in the description of the System Executive Retirement Plan above), reduced to account for benefits payable to Mr. Leonard under the Company’s and a former employer’s qualified pension plans.

Termination Related to a Change in Control

Under our System Executive Continuity Plan, our Named Executive Officers will be entitled to the benefits described in the tables above in the event of a termination related to a change in control if their employment is terminated other than for cause or if they terminate their employment for good reason, in each case within a period ending 24 months following the effective date of a change in control.

A change in control includes the following events:

•	The purchase of 30% or more of either our common stock or the combined voting power of our voting securities;

•	the merger or consolidation of the Company (unless our Board members constitute at least a majority of the board members of the surviving entity);

•	the liquidation, dissolution or sale of all or substantially all of our assets; or

•

a change in the composition of our Board such that, during any two-year period, the individuals serving at the beginning of the period no longer constitute a majority of our Board at the end of the period.

We may terminate a Named Executive Officer’s employment for cause under the System Executive Continuity Plan if he:

•	willfully and continuously fails to substantially perform his duties after receiving a 30-day written demand for performance from our Board;

•	engages in conduct that is materially injurious to us or any of our subsidiaries;

•	is convicted or pleads guilty or nolo contendere to a felony or other crime that materially and adversely affects his ability to perform his duties or our reputation;

•	materially violates any agreement with us or any of our subsidiaries; or

•	discloses any of our confidential information without authorization.

A Named Executive Officer may terminate his employment with us for good reason under the System Executive Continuity Plan if, without his consent:

•	the nature or status of his duties and responsibilities is substantially altered or reduced compared to the period prior to the change in control;

•	his salary is reduced by 5% or more;

•	he is required to be based outside of the continental United States at somewhere other than his primary work location prior to the change in control;

•	any of his compensation plans are discontinued without an equitable replacement;

•	his benefits or number of vacation days are substantially reduced; or

•	his employer purports to terminate his employment other than in accordance with the System Executive Continuity Plan.

In addition to participation in the System Executive Continuity Plan, upon the completion of a transaction resulting in a change in control of the Company, benefits already accrued under our System Executive Retirement Plan, Pension Equalization Plan and Supplemental Retirement Plan, if any, will become fully vested if the executive is involuntarily terminated without “Cause” or the executive terminates his employment for “Good Reason.” Any awards granted under the equity ownership plans will become fully vested upon a change in control and the executive is involuntarily terminated without cause or terminates employment for good reason. In 2010, we eliminated tax gross up payments for any severance benefits paid under the System Executive Continuity Plan.

Under certain circumstances, the payments and benefits received by a Named Executive Officer pursuant to the System Executive Continuity Plan may be forfeited and, in certain cases, subject to repayment. Benefits are no longer payable under the System Executive Continuity Plan, and unvested performance units under the Performance Unit Program are subject to forfeiture, if the executive:

•	accepts employment with us or any of our subsidiaries;

•	elects to receive the benefits of another severance or separation program;

•	removes, copies or fails to return any property belonging to us or any of our subsidiaries;

•	discloses non-public data or information concerning us or any of our subsidiaries; or

•	violates his non-competition provision, which generally runs for two years but extends to three years if permissible under applicable law.

Furthermore, if the executive discloses non-public data or information concerning us or any of our subsidiaries or violates his non-competition provision, he will be required to repay any benefits previously received under the System Executive Continuity Plan.

Termination for Cause

If a Named Executive Officer’s employment is terminated for “cause” (as defined in the System Executive Continuity Plan and described above under “Termination Related to a Change in Control”), he is generally entitled to the same compensation and separation benefits described below under “Voluntary Resignation,” except that all options may no longer be exercisable.

Voluntary Resignation

If a Named Executive Officer voluntarily resigns from his Entergy System company employer, he is entitled to all accrued benefits and compensation as of the separation date, including qualified pension benefits (if any) and other post-employment benefits on terms consistent with those generally available to our other salaried employees. In the case of voluntary resignation, the officer would forfeit all unvested stock options, shares of restricted stock and restricted units as well as any perquisites to which he or she is entitled as an officer. In addition, the officer would forfeit, except as described below, his or her right to receive incentive payments under any outstanding performance periods under the Long Term Performance Unit Program or the Annual Incentive Plan. If the officer resigns after the completion of an Annual Incentive Plan or Performance Unit Program performance period, he could receive a payout under the Performance Unit Program based on the outcome of the performance cycle and could, at the Company’s discretion, receive an annual incentive payment under the Annual Incentive Plan. Any vested stock options held by the officer as of the separation date will expire the earlier of ten years from date of grant or 90 days from the last day of active employment.

Retirement

Under our retirement plans, a Named Executive Officer’s eligibility for retirement benefits is based on a combination of age and years of service. Normal retirement is defined as age 65. Early retirement is defined under the qualified retirement plan as minimum age 55 with 10 years of service and in the case of the System Executive Retirement Plan and the supplemental credited service under the Pension Equalization Plan, the consent of the Entergy System company employer.

Upon a Named Executive Officer’s retirement, he is generally entitled to all accrued benefits and compensation as of the separation date, including qualified pension benefits and other post-employment benefits consistent with those generally available to salaried employees. The annual incentive payment under the Annual Incentive Plan is pro-rated based on the actual number of days employed during the performance year in which the retirement date occurs. Similarly, payments under the Performance Unit Program for those retiring with a minimum 12 months of participation are pro-rated based on the actual full months of participation, in each outstanding performance cycle, in which the retirement date occurs. In each case, payments are delivered at the conclusion of each annual or performance cycle, consistent with the timing of payments to active participants in the Annual Incentive Plan and the Performance Unit Program, respectively. Unvested stock options issued under our equity ownership plans vest on the retirement date and expire ten years from the grant date of the options. Any restricted stock units held (other than those issued under the Performance Unit Program) by the executive upon his or her retirement are forfeited, and perquisites are not available following the separation date.

Disability

If a Named Executive Officer’s employment is terminated due to disability, he generally is entitled to the same compensation and separation benefits described above under “Retirement,” except that restricted stock units may be subject to specific disability benefits (as noted, where applicable, in the tables above).

Death

If a Named Executive Officer dies while actively employed by an Entergy System company employer, he generally is entitled to the same compensation and separation benefits described above under “Retirement,” including:

•	all unvested stock options will vest immediately;

•	vested stock options will expire ten years from the grant date; and

•	restricted units may be subject to specific death benefits depending on the restricted unit agreement (as noted, where applicable, in the tables above).

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of March 18, 2014, our records and other information available from external sources indicated that the following shareholders were the beneficial owners of more than five percent of our common stock. The information below is as reported in their filings with the SEC. We are not aware of any other beneficial owner of more than five percent of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barrow, Hanley, Mewhinney & Strauss, LLC(1) 2200 Ross Avenue 31st Floor Dallas, Texas 75201	10,496,703	5.9%

BlackRock, Inc.(2) 40 East 52nd Street New York, New York 10022	13,503,696	7.6%

Franklin Resources, Inc.(3) One Franklin Parkway San Mateo, California 94403	11,076,487	6.2%

T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, Maryland 21202	18,976,859	10.6%

(1)

Based on a Schedule 13G filed with the SEC on February 12, 2014, Barrow, Hanley, Mewhinney & Strauss, LLC has indicated that it has sole voting power over 3,739,316 shares, shared voting power with respect to 6,757,387 shares and sole power to dispose or direct the disposition of 10,496,703 shares.

(2)

Based on a Schedule 13G filed with the SEC on January 29, 2014, BlackRock, Inc. has indicated that it has sole voting power over 11,913,012 shares and sole power to dispose or direct the disposition of 13,503,696 shares.

(3)

Based on a Schedule 13G filed with the SEC on February 11, 2014, Franklin Resources, Inc. has indicated that it has sole voting power over 10,976,000 shares and sole power to dispose or direct the disposition of 11,061,000 shares.

(4)

Based on a Schedule 13G filed with the SEC on February 10, 2014, T. Rowe Price Associates, Inc. has indicated that it has sole voting power over 5,876,696 shares of Entergy common stock and sole power to dispose or to direct the disposition of 18,949,559 shares of Entergy common stock.

COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of our common stock and stock-based units as of January 31, 2014 for all directors and Named Executive Officers. Unless otherwise noted, each person had sole voting and investment power over the number of shares of common stock and stock-based units set forth across from his or her name.

Name	Shares(1)	Options Exercisable Within 60 Days	Stock Units(2)

Entergy Corporation
Maureen S. Bateman	5,649	-	10,471
Leo P. Denault	43,873	351,666	-
Kirkland H. Donald	331	-	-
Gary W. Edwards	1,713	-	9,451
Jeffrey S. Forbes	10,442	98,133	59
Alexis M. Herman	6,501	-	8,071
Donald C. Hintz	3,492	20,000	9,070
J. Wayne Leonard	484,141	1,444,200	-
Stuart L. Levenick	5,149	-	6,302
Blanche L. Lincoln	1,912	-	1,871
Andrew S. Marsh	11,330	65,932	-
William M. Mohl	11,691	58,999	-
Stewart C. Myers	2,931	-	3,054
W. J. Tauzin	5,049	-	6,164
Roderick K. West	19,086	84,334	-
Steven V. Wilkinson	6,204	-	7,698
All directors and executive officers as a group (21 persons)	676,740	2,526,561	62,503

(1)

The number of shares of Entergy Corporation common stock owned by each individual and by all directors and executive officers as a group does not exceed one percent of the outstanding shares of Entergy Corporation common stock.

(2)

Represents the balances of phantom units each executive officer holds under the defined contribution restoration plan and the deferral provisions of the equity ownership plans. These units will be paid out in either Entergy common stock or cash equivalent to the value of one share of Entergy common stock per unit on the date of payout, including accrued dividends. The deferral period is determined by the individual and is at least two years from the award of the bonus. For our directors, the phantom units are issued under the Service Recognition Program for Outside Directors. All non-employee directors are credited with units for each year of service on the Board. In addition, Messrs. Edwards and Hintz have deferred receipt of some of their quarterly stock grants. The deferred shares will be settled in cash in an amount equal to the market value of our common stock at the end of the deferral period.

AUDIT COMMITTEE REPORT

The Entergy Corporation Board of Directors’ Audit Committee is comprised of four independent directors. All members meet the independence criteria as defined by the New York Stock Exchange. During 2013, the Audit Committee complied with its written Charter, as adopted by the Board of Directors. The Charter, which was most recently revised in May 2011, is available on Entergy’s website.

The Audit Committee is responsible for overseeing Entergy’s accounting and financial reporting processes and audits of Entergy’s financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Entergy’s financial statements and reports, Entergy’s internal auditors, as well Entergy’s independent registered public accounting firm, Deloitte & Touche LLP (Deloitte & Touche) which is responsible for expressing an opinion on the conformity of Entergy’s audited financial statements with generally accepted accounting principles.

The Committee held 13 meetings during 2013. The meetings were designed to facilitate and encourage private communication between the Committee and management, the internal auditors, and Deloitte & Touche. During these meetings, the Committee reviewed and discussed the audited annual financial statements and the unaudited interim financial statements with management and Deloitte & Touche. The Committee also received and discussed written communications from both management and Deloitte & Touche regarding internal controls over financial reporting as required by applicable rules of the Public Company Accounting Oversight Board, and applicable SEC rules.

The discussions with Deloitte & Touche also included the matters required by the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee received the written report from the independent registered public accounting firm pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm communication with the Audit Committee concerning independence, and has discussed with Deloitte & Touche its independence. Deloitte & Touche provides no internal audit services for Entergy and the Audit Committee has concluded that non-audit services provided by Deloitte & Touche are compatible with maintaining its independence.

Based on the above-referenced reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Entergy’s Annual Report on Form 10-K.

The Audit Committee of the Entergy Corporation Board of Directors:

Steven V. Wilkinson, Chair	Stuart L. Levenick
Maureen S. Bateman	Blanche L. Lincoln

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions by shareholders and will be given an opportunity to make a statement if the representative desires to do so.

Aggregate fees billed to Entergy and its subsidiaries for the years ended December 31, 2013 and 2012 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting, were as follows:

	2013	2012
Audit Fees	$9,832,698	$11,162,397
Audit-Related Fees (a)	545,000	540,000

Total audit and audit-related fees	$10,377,698	$11,702,397
Tax Fees (b)	—	—
All Other Fees	—	—

Total Fees (c)	$10,377,698	$11,702,397

(a)	Includes fees for employee benefit plan audits, consultation on financial accounting and reporting, and other attestation services.

(b)	Includes fees for tax advisory services.

(c)	100% of fees paid in 2013 and 2012 were pre-approved by the Audit Committee.

Audit Committee Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee has adopted the following guidelines regarding the engagement of Entergy’s independent auditor to perform services for Entergy:

1.

The independent auditor will provide the Audit Committee, for approval, an annual engagement letter outlining the scope of services proposed to be performed during the fiscal year, including audit services and other permissible non-audit services (e.g. audit related services, tax services, and all other services).

2.

For other permissible services not included in the engagement letter, Entergy management will submit a description of the proposed service, including a budget estimate, to the Audit Committee for pre-approval. Management and the independent auditor must agree that the requested service is consistent with the SEC’s rules on auditor independence prior to submission to the Audit Committee. The Audit Committee, at its discretion, will pre-approve permissible services and has established the following additional guidelines for permissible non-audit services provided by the independent auditor:

•	Aggregate non-audit service fees are targeted at fifty percent or less of the approved audit service fee.
•	All other services should only be provided by the independent auditor if it is the only qualified provider of that service or if the Audit Committee specifically requests the service.

3.	The Audit Committee will be informed quarterly as to the status of pre-approved services actually provided by the independent auditor.

4.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Audit Committee Chair or its designee the authority to approve permissible services and fees. The Audit Committee Chair or designee will report action taken to the Audit Committee at the next scheduled Audit Committee meeting.

5.	The Vice President and General Auditor will be responsible for tracking all independent auditor fees and will report on such fees quarterly to the Audit Committee.

MATTERS REQUIRING SHAREHOLDER ACTION

Proposal 1 –    Election of Directors

At our Annual Meeting, 11 people will be elected as members of the Board of Directors; in each case, to serve until the next annual meeting and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The Corporate Governance Committee of the Board of Directors has nominated the 11 people listed below for election at the Annual Meeting. Each nominee is currently serving as a director of the Company. Additional information regarding our directors can be found above on pages 12 through 15 of this Proxy Statement. Proxies cannot be voted for a greater number of directors than the 11 nominees as identified in this Proxy Statement.

There are no family relationships among our executive officers and directors. All of the nominees have indicated that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

If you sign your proxy card but do not give instructions with respect to voting for directors, your shares will be voted for the 11 persons recommended by the Board of Directors.

The Board of Directors unanimously recommends that the shareholders vote FOR the election of each nominee.

2014 NOMINEES FOR THE BOARD OF DIRECTORS

Name	Age	Director Since	Principal Occupation
Maureen S. Bateman*	70	2000	Attorney, Former Executive Vice President and General Counsel, State Street Corporation
Leo P. Denault	54	2013	Chairman of the Board, President and Chief Executive Officer, Entergy Corporation
Kirkland H. Donald*	60	2013	President and Chief Executive Officer, Systems Planning and Analysis, Inc.
Gary W. Edwards*	72	2005	Former Senior Executive Vice President, Conoco Inc.
Alexis M. Herman*	66	2003	Chair and Chief Executive Officer, New Ventures, LLC
Donald C. Hintz*	70	2004	Former President, Entergy Corporation and Entergy Services, Inc.
Stuart L. Levenick*	60	2005	Group President and Executive Office Member, Caterpillar Inc.
Blanche L. Lincoln*	53	2011	Principal, Lincoln Policy Group
Stewart C. Myers*	73	2009	Robert C. Merton (1970) Professor of Financial Economics at the Massachusetts Institute of Technology Sloan School of Management
W. J. “Billy” Tauzin*	70	2005	Owner, Tauzin Strategic Networks
Steven V. Wilkinson*	72	2003	Retired Audit Partner, Arthur Andersen LLP

*	Independent Director

Proposal 2 –    Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accountants for 2014

The Audit Committee annually reviews the qualifications, performance and independence of the Company’s independent auditors in accordance with regulatory requirements and guidelines and evaluates whether to change the Company’s independent auditors.

Based on this review, the Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the Company’s annual audit for 2014. Deloitte & Touche LLP has served as the Company’s independent auditors since 2001. Although shareholder approval is not required for the appointment of Deloitte & Touche LLP, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request the shareholders to ratify the selection of Deloitte & Touche LLP as our independent auditors. Ratification requires the affirmative vote of a majority of the shares entitled to vote on the matter and present in person or represented by proxy at the Annual Meeting. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they wish. They will be available to respond to questions from shareholders at the meeting.

The Board of Directors and the Audit Committee unanimously recommend that the shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP.

Proposal 3 –    Advisory Vote to Approve Named Executive Officer Compensation

Background of the Proposal

Pursuant to Section 14A of the Exchange Act, the Company asks that you approve, on an advisory basis, the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables.” This is the fourth year that the Company is asking shareholders to vote on this type of proposal, known as the “say-on-pay” proposal. At the Annual Meeting of Shareholders held in 2013 approximately 95% of the total votes cast were voted in favor of the Company’s say-on-pay proposal. Consistent with the direction of our shareholders, the advisory vote on Named Executive Officer compensation will be held on an annual basis until the next non-binding shareholder vote on the frequency with which the advisory vote on Named Executive Officer compensation should be held.

Since your vote on this resolution is a non-binding advisory vote, it will not be binding on the Board of Directors. However, the Board of Directors and the Personnel Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Executive Compensation

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation principles and underlying programs are designed to attract, motivate and retain key executives who are crucial to our long-term success. The compensation paid to our Named Executive Officers reflects our commitment to pay for performance. A significant percentage of our Named Executive Officers’ compensation is made in the form of long-term incentive awards that incentivize management to achieve results to the mutual benefit of shareholders and management. Moreover, a significant portion of our Named Executive Officers’ cash compensation is paid in the form of annual performance bonuses which are paid based on the achievement of pre-defined performance measures. In addition, the Company recognizes that a strong governance framework is essential to an effective executive compensation program. This framework and executive compensation philosophy are established by an independent Personnel Committee that is advised by an independent executive compensation consultant.

The Compensation Discussion and Analysis discussion beginning on page 24 includes additional details about our executive compensation programs. We believe the information provided above and within the Compensation Discussion and Analysis section of this Proxy Statement demonstrates that our executive compensation programs have been designed appropriately and work effectively to align management’s interests with the interests of shareholders. Accordingly, the Board of Directors requests that you approve our executive compensation programs and philosophy by approving the following advisory resolution:

RESOLVED that the shareholders of Entergy Corporation approve, on an advisory basis, the compensation of its Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the Proxy Statement of Entergy Corporation.

The Board of Directors unanimously recommends that the shareholders vote FOR the advisory resolution approving the Company’s Named Executive Officer compensation.

Proposal 4 –    Shareholder Proposal Regarding Decommissioning of Indian Point Nuclear Reactors

March S. Gallagher, 471 LeFever Falls Road, Rosendale, New York 12472 has advised us that she plans to introduce the following proposal at the Annual Meeting. Upon receiving a request, we will promptly provide the number of shares owned by this individual.

Proposal

Resolved, the Shareholders request that the Entergy Board of Directors take a long-term view of the public health, safety, environmental impacts of nuclear power at this location and move to decommission these reactors.

Supporting Statement

Whereas, the 2011 earthquake and tsunami in Japan have heavily damaged the Fukushima Daiichi nuclear power plants and meltdowns or partial-melt downs have occurred at those facilities releasing significant quantities of radiation.

The United States Nuclear Regulatory Commission issued a warning to U.S. citizens in Japan to evacuate within a 50-mile radius of Fukushima Daiichi for public health protection from radiation.

The radiation from the damaged Fukushima Daiichi reactors has gravely affected the health, safety and environment of not only of Japan, but also of the West Coast of the United States.

The damage to the Fukushima Daiichi nuclear power plants has resulted in widespread radioactive contamination of residential areas, agricultural land, and coastal waters.

The public health and environmental impacts of nuclear power plants vulnerable to seismic, weather and terrorist incidents are of grave social concern due to the potential magnitude of the health, safety, environmental and economic impacts.

The Nuclear Regulatory Commission data indicates some seismic risk for the Indian Point nuclear reactors.

New York experienced severe wind and water damage from Hurricane Irene in 2011 and Hurricane Sandy in 2012 potentially putting at risk the Indian Point nuclear reactors.

Severe weather events are expected more frequently including greater rainfall events, flooding and stronger winds as a result of climate change.

The Indian Point nuclear reactors have been identified as a potential site for terrorist activities.

The Indian Point nuclear reactors owned by Entergy are proximate to the New York City metropolitan area and within 50 miles of 20 million U.S. residents.

The New York City Metropolitan area economy is a center for international banking and commerce generating gross product of over $1.28 trillion, or over seven percent of the United States $16.6 trillion economy.

The licenses for the Indian Point 2 and 3 nuclear reactors are up in 2013 and 2015 respectively and Entergy is now undergoing a relicensing process.

The operation of the Indian Point nuclear reactors has resulted in substantial public opposition.

The Governor for the State of New York and the Attorney General of the State of New York have both expressed opposition to the relicensing and continued operation of the Indian Point nuclear reactors.

The risks to the public health, safety, environment and economy from aging reactors built prior to the extreme weather now predicted, vulnerable to terrorism and located in a seismically active area are too high.

The Board of Directors’ Statement in Opposition to the Shareholder Proposal Regarding Decommissioning of Indian Point Nuclear Reactors

The Board of Directors has carefully considered the proposal, including the proponent’s assertions about safety and security concerns with respect to Units 2 and 3 at the Company’s Indian Point Energy Center. Naturally, the Board is sensitive to the concerns of shareholders regarding the safety and security of the Company’s nuclear plants. The Board does not believe, however, that it is in the best interests of our shareholders and the Company to approve the proposal.

The Company’s position with respect to the entirety of its nuclear fleet, including Indian Point Units 2 and 3, is clear. If the Company were to conclude that a plant could not be operated safely and in an environmentally responsible manner, the Company would move to decommission the facility. That is emphatically not the case with respect to Indian Point Units 2 and 3. Indian Point Energy Center has an excellent safety record and ranks among the most reliable nuclear generating stations in the nation. Like all commercial nuclear facilities in the U.S., Indian Point reports a wide range of technical information to the U.S. Nuclear Regulatory Commission (NRC) and provides its full-time resident inspectors with unrestricted access to plant information as well as to any and all personnel. For 2013, Indian Point once again maintained all “green” NRC performance indicators and inspection findings following thousands of hours of review by that independent agency, placing the station in the overall “green” category of the NRC’s oversight program. Indian Point also passed an important milestone toward license renewal by successfully completing safety assessments performed by both the NRC and the Advisory Committee on Reactor Safeguards. Based on current regulatory requirements, all financial and safety data available to the Company, and the judgment of scientists employed by both the Company and the NRC, Indian Point does not present any undue safety concerns and continues to be operated in a safe and responsible manner.

Indian Point Energy Center also provides vital benefits to the region in which it is located. Due to its size and location, Indian Point plays a major role in maintaining the reliability of the regional electric grid by helping to ensure stable power flows across the transmission system. Indian Point supplies approximately 2,000 megawatts of baseload power to homes, businesses, municipalities, hospitals and other critical elements of the regional infrastructure, while producing virtually no greenhouse gas emissions. According to the New York Independent System Operator, Indian Point currently provides between 25% and 30% of the electricity needed to serve New York City and significant parts of Westchester County. The capacity factor of the Indian Point facility – that is, the percentage of time the units actually produce electricity – has increased substantially under the Company’s ownership. The increase in plant reliability is a result of improvements made to the plant by the Company and has resulted in a decrease in plant operational challenges which in turn has resulted in an increase in plant safety. The Company believes the retirement of Indian Point would compromise the reliability of the region’s electric grid, unless costly new generation and/or transmission facilities were constructed, and would lead to substantially higher energy costs for the region’s businesses and residents, while making it far more difficult for the region to meet future air quality and carbon reduction goals.

The Board of Directors firmly believes the Indian Point Energy Center is safe, secure and vital to the future of the region in which it operates. Due in part to the high demand for power in the region, as well as its size and operational capabilities, Indian Point is also highly profitable. As such, it is a central part of the Company’s business strategy for its Entergy Wholesale Commodities business. While the Board is sensitive to the concerns underlying the proposal, those concerns are monitored and routinely evaluated by the Company’s management, with extensive oversight by the Board of Directors as well as numerous state and federal regulatory agencies. The Board therefore believes that the continued operation of Indian Point Units 2 and 3 is clearly in the best interests of the Company’s shareholders and customers, and that shareholders should vote AGAINST the proposal to decommission those reactors.

The Board of Directors unanimously recommends that the shareholders vote AGAINST this proposal.

Proposal 5 –    Shareholder Proposal Regarding Reporting on Nuclear Safety

The State of New York Office of the State Comptroller, 633 Third Avenue 31st Floor, New York, New York 10017 has advised us that it plans to introduce the following proposal at the Annual Meeting. Upon receiving a request, we will promptly provide the number of shares owned by this organization.

Proposal

WHEREAS, Entergy is the second largest nuclear power generator in the United States, owning and/or operating eleven nuclear units in the United States;

WHEREAS, a March, 2013 report by the Union of Concerned Scientists analyzed a series of 2012 U.S. reactor “near miss” incidents defined as “an event that increases the chance of core meltdown by at least a factor of 10”, prompting special intervention by the Nuclear Regulatory Commission (“NRC”). Entergy accounted for two of the 14 incidents cited in the report (Palisades Nuclear Plant in Michigan and River Bend Station in Louisiana). The Entergy incidents involved leaks, maintenance issues, and failures of technical and managerial safety measures. Entergy’s nuclear near misses are inconsistent with the notion of “day to day operational excellence-Safety” asserted by Entergy in recent communications to investors.

(http://www.ucsusa.org/assets/documents/nuclear_power/NRC-nuclear-safety-2012-report.pdf);

Safety concerns have been affecting licensing and financial returns. The Company’s 2011 Sustainability Report states “Delays in securing license renewals at several nuclear plants as well as low natural gas prices impacting wholesale power revenues have limited our returns in recent years…financial performance at Entergy Wholesale Commodities will continue to see negative pressure from…extended license renewal and permit efforts…”

(http://www.entergy.com/content/sustainability/2011_sustainability_report.pdf,pag.11);

UBS Securities’ January 2, 2013 report states, “Entergy guidance clearly illustrates no cash generation from nukes,” and estimates that EWC “is unlikely to generate any meaningful cash” in 2014. It projects cash deficits in 2015 and 2016. The report correctly predicted closure and decommission of Vermont Yankee (announced on August 23, 2013); the report echoes this retirement risk for the Fitzpatrick unit;

Entergy faced protracted licensing challenges in Vermont prior to its decision to close Vermont Yankee. New York regulators are opposed to keeping the Indian Point reactors operational (http://www.governor.ny.gov/press/03222011indianpointupdate) after licenses expire in 2015. NY power agencies are already pursuing plans to modernize the grid to operate without the Indian Point plant;

On March 18, 2013 environmental groups co-signed a petition to the US Nuclear Regulatory Commission (NRC) petition seeking an NRC review of Entergy’s financial qualifications requirement contending the Company may no longer possess financial qualifications needed for licensing, and asserting heightened safety concerns regarding FitzPatrick, Vermont Yankee, and Pilgrim.

Therefore be it resolved:    Shareholders request that the Board of Directors publish semiannual reports to investors reviewing the major nuclear safety concerns arising during the preceding period, at reasonable cost and omitting confidential information such as proprietary or legally prejudicial data, updating investors regarding any near miss, NRC special investigation or NRC downgrading of a facility.

Supporting Statement

Such report should include (1) safety issues identified by or to the NRC; 2) management’s analysis of facility level and companywide causes and responses; 3) evaluation of any material risks, short or long term, posed to the company’s finances or its operations, or its legal license to operate.

The Board of Directors’ Statement in Opposition to the Shareholder Proposal Regarding Reporting on Nuclear Safety

The Board of Directors has carefully considered the proposal, including the proponent’s assertions about purported safety concerns surrounding certain of the Company’s nuclear facilities. In fact, the Company has already established numerous longstanding measures intended to address the very concerns raised by the proposal. In light of these preexisting practices and policies, as described in further detail below, the Board does not believe it is in the best interests of our shareholders and the Company to approve the proposal.

The Company takes very seriously its responsibility to operate its nuclear facilities safely, and it has developed a strong record in that regard. The U.S. Nuclear Regulatory Commission (“NRC”) has promulgated extensive regulations addressing the monitoring, safety, security, radiological, and environmental aspects of nuclear power generation that apply to the United States’ commercial nuclear plants. Entergy already has in place processes and procedures designed to address the requirements of these NRC regulations, review any issues that arise on an ongoing basis, and make related information available to shareholders and the public at large. The Company’s existing practices relating to nuclear safety not only already attend to the underlying concerns of the proposal but are also evaluated and fine tuned on an ongoing basis in response to changing industry norms.

One important function of executive and plant management is ensuring that the Company’s nuclear fleet cooperates with regulatory bodies at each level of government and complies with applicable regulatory standards. The Board takes its oversight role in this area very seriously. Several years ago, the Board established the Nuclear Committee as a standing committee to provide non-management oversight and review of the Company’s nuclear business activities, including industry-wide nuclear safety concerns, regulatory issues, and the safety conditions of specific nuclear plants. The Nuclear Committee also reviews industry-wide issues relating to regulation, nuclear waste disposal, radiation health concerns, and advances in nuclear power and research. The Nuclear Committee and Company management receive regular, detailed briefings regarding each plant’s power history, performance indicators, efforts to improve safety operations, and reports following regulatory reviews. The performance indicators and reactor oversight process include criteria created by the Institute of Nuclear Power Operations and the NRC that seek to impose standard, objective criteria for measuring the operational and safety performance of the United States’ nuclear fleet.

Information resulting from the ongoing oversight by the Company’s management and the NRC is made available to shareholders and the public alike through (i) the Company’s website, on which individuals can read about Entergy’s nuclear safety policies and the Board’s review of safety issues arising in the context of the Company’s nuclear fleet, (ii) the Company’s annual Sustainability Report, which provides specific information about the Company’s nuclear facilities and the status of its nuclear safety mechanisms, and (iii) external public sources, including and especially the NRC’s website and the information and materials it makes available on there.

In addition to all of the information provided directly by the Company to investors through its website and Sustainability Report, the Company also participates voluntarily in programs established by the NRC and is subject as a matter of law to extensive oversight and reporting obligations imposed by the NRC. The Company regularly evaluates and provides data regarding safety system performance to the NRC, performs self-inspections, and identifies to the NRC any self-identified findings. Company submissions to the NRC, results of

NRC inspections, NRC reports, and an enormous amount of other Company-specific and plant-specific information are publicly available on the NRC’s website, including any information about special investigations, so-called “near misses” or any other issues identified by or to the NRC. These sources, in the aggregate, provide extensive disclosures regarding nuclear safety information and evaluations made by Company’s management and the NRC about the very concerns addressed in the proposal, including the Company’s ongoing review of safety issues concerning its nuclear fleet, material risks posed to the long- and short-term health of the Company, and any safety issues identified by or to the NRC.

The proposal and its supporting materials do not accurately reflect the substantial, ongoing analyses and disclosures described above that have been produced by the NRC and the Company to address nuclear plant risks and potential safety improvements. Consequently, any additional information provided by the Company in response to the proposal would be duplicative of the extremely comprehensive information already provided by the Company and the NRC, all of which is readily available to investors. The Board, therefore, believes that the costs of duplicating these efforts in order to implement the proposal would be a waste of the Company’s financial and human resources and are therefore not in the best interests of the Company.

The Board of Directors unanimously recommends that the shareholders vote AGAINST this proposal.

OTHER INFORMATION

Shareholder Proposals for 2015 Meeting

For a shareholder proposal to be included in the Proxy Statement for our 2015 annual meeting, the proposal must be received by the Company at its principal offices no later than November 18, 2014. Also, under our Bylaws, shareholders must give advance notice of nominations for director or other business to be addressed at the meeting not later than the close of business on March 3, 2015 and not earlier than February 6, 2015.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to:

Entergy Corporation

Investor Relations

P. O. Box 61000

New Orleans, Louisiana 70161

You may also obtain our Annual Report on Form 10-K over the Internet at the SEC’s web site, www.sec.gov.

By order of the Board of Directors,

Leo P. Denault

Chairman of the Board and Chief Executive Officer

Dated: March 18, 2014

Appendix A

Entergy Consolidated Earnings Per Share and Operating Cash Flow

Reconciliation of GAAP to Non-GAAP Measures

For the year ended Dec. 31, 2013

		Earnings Per Share	Operating Cash Flow
		(Per share in U.S. $)	(U.S. $ in millions)
As-reported	(a)	3.99	3,189
Less Exclusions
Transmission spin-merge expenses		(0.02)	(36)
Vermont Yankee shutdown / settlement		(1.15)	(4)
Human Capital Management implementation expenses		(0.20)	(24)

Total Exclusions	(b)	(1.37)	(64)

Adjusted	(a) – (b)	5.36	3,253

A-1

ENTERGY CORPORATION

639 LOYOLA AVENUE

NEW ORLEANS, LA 70113

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ENTERGY CORPORATION

    The Board of Directors recommends
that you vote FOR all of the nominees:

1.

Election of Directors

For

Against

Abstain

1a.

M.S. Bateman

☐

☐

☐

1b.

L.P. Denault

☐

☐

☐

1c.

K.H. Donald

☐

☐

☐

1d.

G. W. Edwards

☐

☐

☐

1e.

A. M. Herman

☐

☐

☐

1f.

D. C. Hintz

☐

☐

☐

1g.

S. L. Levenick

☐

☐

☐

1h.

B. L. Lincoln

☐

☐

☐

1i.

S. C. Myers

☐

☐

☐

1j.

W. J. Tauzin

☐

☐

☐

1k.

S. V. Wilkinson

☐

☐

☐

    The Board recommends that
you vote FOR the following proposals:

For

Against

Abstain

2.

       Ratification of
  Appointment
      of Deloitte & Touche LLP as Independent Registered Public Accountants
for 2014.

☐

☐

☐

3.

       Advisory Vote to Approve
Named Executive Officer Compensation.

☐

☐

☐

    The Board recommends that
you vote AGAINST the following proposals:

For

Against

Abstain

4.

       Shareholder Proposal
Regarding Decommissioning of Indian Point Nuclear Reactors.

☐

☐

☐

5.

       Shareholder Proposal
Regarding Reporting on Nuclear Safety.

☐

☐

☐

NOTE: Such other
business as may properly
come before the meeting or any adjournment thereof.

Please sign exactly as
your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

       Signature [PLEASE SIGN
WITHIN BOX]

Date

    Signature
(Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

 To Be Held on May
 2, 2014:

 Our 2013 Annual Report to Shareholders,
 Notice and Proxy Statement, are available at http://www.proxyvote.com

M56408-P34905

ENTERGY
         CORPORATION

THIS PROXY IS SOLICITED ON
     BEHALF OF THE BOARD OF DIRECTORS
         FOR
     THE 2014 ANNUAL MEETING OF SHAREHOLDERS, MAY 2, 2014

The undersigned hereby appoints Leo P. Denault,
Gary W. Edwards and Alexis M. Herman, jointly and severally, as attorneys and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote on behalf of the undersigned all of the shares of Common Stock of Entergy Corporation that the undersigned is entitled in any capacity to vote if personally present at the 2014 Annual Meeting of
Shareholders to be held on May 2, 2014, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting their shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in
the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side